As filed with the Securities and Exchange Commission on August 30, 2005
Registration No. 333-126646

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UNIBANCO–UNIÃO DE BANCOS BRASILEIROS S.A.
UNIBANCO HOLDINGS S.A.
(Exact name of Registrant as specified in its charter)
Unibanco–Union of Brazilian Banks S.A.
Unibanco Holdings S.A.
(Translation of Registrant’s name into English)
Federative Republic of Brazil
(State or other jurisdiction of incorporation or organization)
6029
(Primary Standard Industrial Classification Code Number)
None
(I.R.S. Employer Identification No.)

Unibanco-União de Bancos Brasileiros S.A.	Unibanco Holdings S.A.
Avenida Eusébio Matoso, 891 São Paulo, SP, 05423-901— Brazil	Avenida Eusébio Matoso, 891 São Paulo, SP, 05423-901— Brazil
(+55 11) 3097-1980
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Unibanco-União de Bancos Brasileiros S.A.
New York Representative Office
65 East 55th Street
New York, New York 10022
(212) 832-1700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Robert F. Quaintance, Jr., Esq. Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 (212) 909-6000	Francesca Lavin, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000	Manuel Garciadiaz, Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 (212) 450-4000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
     If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to completion	August 30, 2005

74,912,362 Units (including Units in the form of GDSs)

Unibanco–União de Bancos Brasileiros S.A.
Unibanco Holdings S.A.
Global Depositary Shares (Each Representing 5 Units)

Each Global Depositary Share, or GDS, offered hereby represents five Units. Each Unit consists of:

▶	one ação preferencial, or preferred share, without par value, of Unibanco–União de Bancos Brasileiros S.A., or Unibanco, and

▶	one ação preferencial, or preferred share, of Unibanco Holdings S.A., or Unibanco Holdings, the controlling shareholder of Unibanco.
Units, including in the form of the GDSs offered hereby, are being sold in a global offering by our shareholder Caixa Brasil SGPS, S.A., or Caixa Brasil. Unibanco and Unibanco Holdings will not receive any proceeds from the sale of Units or GDSs by Caixa Brasil.
This is a global offering that includes two concurrent offerings by Caixa Brasil of up to an aggregate of 74,912,362 Units. The global offering is expected to consist of (i) an offering of            Units, in the form of GDSs, in the United States and elsewhere outside Brazil and (ii) an offering of            Units in Brazil. The total number of Units offered is subject to reallocation between these two offerings. The closing of each offering is conditioned upon the closing of the other.
The GDSs are traded on The New York Stock Exchange, or NYSE, under the symbol “UBB.” The last reported sale price of the GDSs on the NYSE on August 29, 2005 was $43.08 per GDS.
The Units are traded on the São Paulo Stock Exchange (Bolsa de Valores de São Paulo—BOVESPA), or BOVESPA, under the symbol “UBBR11.” The closing price of the Units on the BOVESPA on August 29, 2005 was R$20.37 per Unit, which is equivalent to approximately U.S.$8.49 per Unit assuming an exchange rate of R$2.3995 to $1.00.
Investing in the Units and GDSs involves risks. See “Risk Factors” beginning on page 16.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per GDS	Per Unit	Total

Public offering price	$	$	$

Underwriting discounts and commissions	$	$	$

Proceeds, before expenses, to Caixa Brasil	$	$	$

Caixa Brasil has granted the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of 11,236,854 additional Units, including Units in the form of GDSs, to cover overallotments, if any.
Delivery of the GDSs will be made on or about                     , 2005 in book-entry form through the facilities of the Depository Trust Company and its direct participants, Clearstream Banking, société anonyme and Euroclear Bank S.A./ N.V. as operator of the Euroclear System.

UBS Investment Bank	Unibanco
JPMorgan
The date of this prospectus is                     , 2005.

Special note regarding forward-looking statements	i
Certain information	ii
Presentation of financial information	iii
Incorporation by reference	v
Prospectus summary	1
The offering	8
Summary consolidated financial information	10
Recent developments	15
Risk factors	16
Management’s discussion and analysis of financial condition as of June 30, 2005 and results of operations for the six months ended June 30, 2005 (Brazilian GAAP)	25
Reverse reconciliation of stockholders’ equity and net income at December 31, 2004 and for the year then ended	58
Exchange rates and exchange controls	63
Use of proceeds	64
Capitalization	65
Consolidated ratio of earnings to combined fixed charges and preference dividends	66
Selling shareholder	67
Description of Units	69
Description of Global Depositary Shares	69
Market information	77
Taxation	78
Plan of distribution	85
Legal matters	89
Experts	89
Where you can find more information	89
Service of process and enforcement of judgments	90
Annex A: Narrative disclosures about significant differences between Brazilian GAAP and U.S. GAAP as they relate to Unibanco	A-1
EX-23.3: CONSENT OF PRICEWATERHOUSECOOPERS AUDITORES INDEPENDENTES
EX-23.4: CONSENT OF DELOITTE TOUCHE TOHMATSU AUDITORES INDEPENTES

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not offering these securities in any jurisdiction where the offer is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.
In connection with the offering the underwriters may engage in stabilizing transactions, overallotment transactions and syndicate covering transactions in accordance with Regulation M under the United States Securities Exchange Act of 1934, or the Exchange Act. If commenced, these transactions may be discontinued at any time.
The offering of Units is being made in Brazil by a Portuguese-language prospectus that has been filed with the Brazilian Securities Commission (Commissão de Valores Mobiliarios), or CVM, and has the same date as this prospectus but has a different format. This offering is being made in the United States and elsewhere outside Brazil solely on the basis of the information contained in this prospectus.
EUROPEAN ECONOMIC AREA
With respect to each Member State of the European Economic Area which has implemented Prospectus Directive 2003/71/ EC, including any applicable implementing measures, from and including the date on which the Prospectus Directive is implemented in that Member State, the offering of the GDSs in this global offering is only being made:

▶	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

▶	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

▶	in any other circumstances which do not require the publication by the issuers of a prospectus pursuant to Article 3 of the Prospectus Directive.

The European Economic Area selling restriction is in addition to any other selling restrictions set out below.
FRANCE
No Units or GDSs have been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to permitted investors, or Permitted Investors, consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or corporate investors meeting one of the four criteria provided in Article 1 of Decree N° 2004-1019 of September 28, 2004 and belonging to a “limited circle of investors” (cercle restreint d’investisseurs) acting for their own account with “qualified investors” and “limited circle of investors” having the meaning ascribed to them in Article L. 411-2 of the French Code Monétaire et Financier and applicable regulations thereunder; and the direct or indirect resale to the public in France of any Unit or GDS acquired by any Permitted Investors may be made only as provided by Articles L. 412-1 and L. 621-8 of the French Code Monétaire et Financier and applicable regulations thereunder.
None of this prospectus or any other materials related to the global offering or information contained therein relating to the Units or the GDSs has been released, issued or distributed to the public in France except to qualified investors (investisseurs qualifiés) and/or to a limited circle of investors (cercle restreint d’investisseurs) mentioned above.
ITALY
The offering of the Units and GDSs has not been cleared by the Italian Securities Exchange Commission (Commissione Nazionale per le Società e la Borsa), or CONSOB, pursuant to Italian securities legislation and, accordingly, the Units and GDSs may not and will not be offered, sold or delivered, nor may or will copies of the prospectus or any other documents relating to the Units and GDSs or the global offering be distributed in Italy other than to professional investors (operatori qualificati), as defined in Article 31, paragraph 2 of CONSOB Regulation No. 11522 of July 1, 1998, as amended, or Regulation No. 11522.
Any offer, sale or delivery of the Units or GDSs or distribution of copies of the prospectus or any other document relating to the Units or GDSs or the global offering in Italy may and will be effected in accordance with all Italian securities, tax, exchange control and other applicable laws and regulations, and, in particular, will be: (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Legislative Decree No. 385 of September 1, 1993, as amended, or the Italian Banking Law, Legislative Decree No. 58 of February 24, 1998, as amended, Regulation No. 11522, and any other applicable laws and regulations; (ii) in compliance with Article 129 of the Italian Banking Law and the implementing guidelines of the Bank of Italy; and (iii) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.
Any investor purchasing the Units or GDSs in the global offering is solely responsible for ensuring that any offer or resale of the Units or GDSs it purchased in the global offering occurs in compliance with applicable laws and regulations.
This prospectus and the information contained herein are intended only for the use of its recipient and are not to be distributed to any third party resident or located in Italy for any reason. No person resident or located in Italy other than the original recipients of this document may rely on it or its content.

In addition to the above (which shall continue to apply to the extent not inconsistent with the implementing measures of the Prospective Directive in Italy), after the implementation of the Prospectus Directive in Italy, the restrictions set out under the heading “European Economic Area” above shall apply to Italy.
UNITED KINGDOM
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Units or GDSs may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the issuers. Without limitation to the other restrictions referred to herein, this prospectus is directed only at (1) persons outside the United Kingdom, (2) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the FSMA (Financial Promotion) Order 2005; or (3) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the FSMA (Financial Promotion) Order 2005. Without limitation to the other restrictions referred to herein, any investment or investment activity to which this prospectus relates is available only to, and will be engaged in only with, such persons, and persons within the United Kingdom who receive this communication (other than persons who fall within (2) or (3) above) should not rely or act upon this communication.
SWITZERLAND
The Units and GDSs may be offered in Switzerland only on the basis of a non-public offering. This prospectus does not constitute an issuance prospectus according to articles 652a or 1156 of the Swiss Federal Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss exchange. The Units and GDSs may not be offered or distributed on a professional basis in or from Switzerland and neither this prospectus nor any other offering material relating to the Units or GDSs may be publicly issued in connection with any such offer or distribution. The Units and GDSs have not been and will not be approved by any Swiss regulatory authority. In particular, the Units and GDSs are not and will not be registered with or supervised by the Swiss Federal Banking Commission, and investors may not claim protection under the Swiss Investment Fund Act.

Special note regarding forward-looking statements
This prospectus (including the information incorporated by reference herein as described under “Incorporation by reference”) contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, or Securities Act, and Section 21E of the Exchange Act relating to Unibanco’s business. These statements are subject to change and uncertainty which are, in many instances, beyond our control and have been made based upon management’s current expectations, estimates and projections. Words such as “believes,” “expects,” “intends,” “plans,” “projects,” “estimates,” “anticipates” and similar expressions are used to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Further, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from those expressed or implied in such forward-looking statements.
Factors that could cause actual results to differ materially include, but are not limited to, those discussed below under “Risk factors” and in our and Unibanco Holdings’ joint annual report on Form 20-F for the year ended December 31, 2004, as amended by Amendment No. 1 thereto filed on August 25, 2005 which annual report, as so amended, we refer to as our 2004 Form 20-F, which is incorporated herein by reference, under the headings “Item 4. Information on the Company,” “Item 5. Operating and Financial Review and Prospects” and elsewhere. These factors include:

▶	increases in defaults by our borrowers and other loan delinquencies;

▶	increases in our provision for loan losses;

▶	deposit attrition, customer loss or revenue loss;

▶	changes in foreign exchange rates and/or interest rates which may, among other things, adversely affect margins;

▶	competition in the banking, financial services, credit card services, insurance, asset management and other industries in which we operate;

▶	government regulation and tax matters;

▶	adverse legal or regulatory disputes or proceedings;

▶	credit and other risks of lending and investment activities; and

▶	changes in regional, national and international business and economic conditions and inflation.
We do not assume, and specifically disclaim, any obligation to update any forward-looking statements, which speak only as of the date made.

i

Certain information
Certain industry data contained or incorporated by reference in this prospectus has been derived from sources which we believe to be reliable; however, we have not independently verified this data and we assume no responsibility for its accuracy or completeness. Sources include:

▶	Sistema de Informações do Banco Central, a database of information provided by financial institutions to the Central Bank of Brazil, or SISBACEN;

▶	Federação Nacional das Empresas de Seguros Privados e de Capitalização, the National Federation of Private Insurance and Capitalization Companies, or FENASEG;

▶	Superintendência de Seguros Privados, the Brazilian government insurance regulatory body, or SUSEP;

▶	Associação Nacional de Bancos de Investimento e Distribuidoras, the National Association of Investment Banks and Security Dealers, or ANBID;

▶	Fundação Getúlio Vargas, a leading Brazilian independent economic research organization, or FGV;

▶	Associação de Empresas de Cartão de Crédito e Serviços, the Brazilian Credit Cards Companies Association, or ABECS;

▶	Agência Nacional de Saúde Suplementar, the National Health Agency, or ANS; and

▶	Associação Nacional de Planos de Previdência Privada, the National Association of Private Pension Plans, or ANAPP.
Unless otherwise specified or the context otherwise requires, references in this prospectus to “Unibanco,” “we,” “us” and “our” are to Unibanco–União de Bancos Brasileiros S.A and its subsidiaries, and references to “Unibanco Holdings” are to our controlling shareholder, Unibanco Holdings S.A.

Presentation of financial information
REFERENCES TO CURRENCIES
All references in this prospectus to the real, reais, or R$ are to the Brazilian real, the official currency of the Federative Republic of Brazil since July 1, 1994. All references to U.S. dollars, dollars or U.S.$ are to United States dollars.
On August 29, 2005, the exchange rate for reais into U.S. dollars was R$2.3995 to U.S.$1.00, based on the commercial selling rate as reported by the Central Bank of Brazil (Banco Central do Brasil), or the Central Bank. The commercial rate was R$2.6544 to U.S.$1.00 as of December 31, 2004.
CONSOLIDATED FINANCIAL STATEMENTS; UNIBANCO HOLDINGS
Our audited consolidated financial statements incorporated herein by reference to our 2004 Form 20-F, include the assets, liabilities, results of operations and cash flows of our subsidiaries, as well as our branches outside Brazil. Unibanco Holdings, a corporation organized under the laws of Brazil, controls us through its ownership, as of June 30, 2005, of 96.6% of our outstanding common shares and 15.7% of our outstanding preferred shares. Unibanco Holdings engages in no activities other than holding shares in us. As a result, the financial statements of Unibanco Holdings are similar to ours in all material respects, except for the minority interest line of the balance sheet and income statement and the financing activities section of the cash flow statement. Unless otherwise stated or the context otherwise requires, references herein to our consolidated financial statements also refer to the financial statements of Unibanco Holdings.
RECENT DISPOSITION
In December 2004, we sold our equity interests in Credicard, a credit card issuer, as well as in Orbitall, a credit card processor. We sold our 33.3% interest in Credicard to Itaú and Citigroup, which each currently own 50% of Credicard’s capital stock. Citigroup and us also sold our respective 33.3% interests in Orbitall to Itaú. In connection with the sale of both equity interests, we received R$1,727 million in cash at the end of December 2004, generating earnings before taxes of R$1,574 million under U.S. GAAP.
U.S. GAAP FINANCIAL INFORMATION
Our audited consolidated balance sheets as of December 31, 2003 and 2004 and consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three-years in the period ended December 31, 2004, including the notes thereto, included in our 2004 Form 20-F, incorporated herein by reference, are prepared in accordance with U.S. GAAP.
BRAZILIAN GAAP FINANCIAL INFORMATION
For certain purposes, such as providing reports to our Brazilian stockholders, filing financial statements with the CVM and determining dividend payments and tax liabilities in Brazil, we have prepared and will continue to be required to prepare financial statements in accordance with accounting principles prescribed by the Brazilian Corporate Law, the rules and regulations issued by applicable regulators, including the Central Bank, the SUSEP and the CVM, as well as the technical releases issued by the Brazilian Institute of Independent Auditors (Instituto dos Auditores Independentes do Brasil), all of which we refer to collectively as Brazilian GAAP. Our unconsolidated and consolidated financial statements as of and for the six months ended June 30, 2005 and 2004, including the notes thereto, incorporated by reference to our report on Form 6-K dated August 18, 2005, are prepared in accordance with Brazilian GAAP. Unibanco Holdings’ unconsolidated and consolidated financial statements as of June 30, 2005 and for the six months ended June 30, 2005 and 2004, including the notes thereto, incorporated by reference to Unibanco Holdings’ report on

Form 6-K dated August 18, 2005, are also prepared in accordance with Brazilian GAAP. We are not incorporating by reference the Reports of Independent Auditor contained therein.
Brazilian GAAP differs in several significant respects from U.S. GAAP, including differences in line item classifications. For this reason, the consolidated financial information prepared in accordance with Brazilian GAAP included or incorporated by reference in this prospectus is not directly comparable to the annual consolidated financial information prepared in accordance with U.S. GAAP included or incorporated by reference in this prospectus. For more information on the differences between Brazilian GAAP and U.S. GAAP, see Annex A to this prospectus, entitled “Narrative disclosures about significant differences between Brazilian GAAP and U.S. GAAP as they relate to Unibanco.”
INFLATION
Prior to June 30, 1997, Brazil was considered to be a hyperinflationary environment, having experienced extremely high rates of inflation until then, which affected the comparability of financial performance on a period-to-period basis. As measured by the general price index, or IGP-DI, published by the FGV, the inflation rate was 26.4% for 2002, 7.7% for 2003, 12.1% for 2004 and 1.53% in the first six months of 2005.
OTHER
Certain amounts (including percentages and totals) appearing herein have been rounded. Unless the context otherwise requires, all references to loans include leases.

Incorporation by reference
The SEC allows us to “incorporate by reference” information contained in documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. Information set forth or incorporated by reference in this prospectus supersedes any previously filed or furnished information that is incorporated by reference into this prospectus to the extent inconsistent with that previously filed or furnished information. We incorporate by reference into this prospectus the following information and documents:

▶	Unibanco’s and Unibanco Holdings’ annual report on Form 20-F for the year ended December 31, 2004, as amended by Amendment No. 1 thereto filed on August 25, 2005, to the extent the information in that report has not been updated or superseded by this prospectus, which we refer to in this prospectus as the 2004 Form 20-F;

▶	any amendment to Unibanco’s and Unibanco Holdings’ annual report on Form 20-F for the year ended December 31, 2004, after the date of this prospectus and prior to the termination of this offering;

▶	Unibanco’s report on Form 6-K, dated August 18, 2005, including Unibanco’s unconsolidated and consolidated financial statements, prepared in accordance with Brazilian GAAP, as of and for the six months ended June 30, 2005 and 2004. We are not incorporating by reference the Report of Independent Auditors contained therein;

▶	Unibanco Holdings’ report on Form 6-K, dated August 18, 2005, including Unibanco Holdings’ unconsolidated and consolidated financial statements, prepared in accordance with Brazilian GAAP, as of June 30, 2005 and for the six months ended June 30, 2005 and 2004. We are not incorporating by reference the Report of Independent Auditors contained therein; and

▶	any report on Form 6-K submitted by Unibanco or Unibanco Holdings to the SEC after the date of this prospectus and prior to the termination of this offering and identified by Unibanco or Unibanco Holdings as being incorporated by reference into this prospectus.
We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus. You should direct requests for those documents to Unibanco–União de Bancos Brasileiros S.A., Avenida Eusébio Matoso 891, São Paulo, SP-05423-901 - Brazil, Attention: Investor Relations Department, (Telephone: +55 11 3097-1980).

v

Prospectus summary
This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus and does not contain all the information that may be important to you as a prospective purchaser of GDSs. You should read this entire prospectus in conjunction with our 2004 Form 20-F carefully, including the financial data and related notes and the documents incorporated by reference in this prospectus (copies of which may be obtained as indicated under “Incorporation by reference” and “Where you can find more information”), before making a decision to purchase our GDSs.
In this summary and throughout this prospectus, except as specifically noted, financial information as of and for the year ended December 31, 2004 has been prepared and presented in accordance with U.S. GAAP.
UNIBANCO
Founded in 1924, Unibanco is Brazil’s oldest private-sector bank. From our longstanding position as one of the nation’s leading wholesale banks, we have expanded our operations to become a full service financial institution providing a wide range of financial products and services to a diversified individual and corporate customer base throughout Brazil. Our businesses comprise the following segments: Retail, Wholesale, Insurance and Pension Plans and Wealth Management. See Note 32 to our consolidated financial statements in Item 19 of our 2004 Form 20-F, incorporated herein by reference, for additional information on our four reportable segments.
We are one of the largest private-sector financial institutions in Brazil and have grown substantially both through organic growth and acquisitions. As of December 31, 2004, on a consolidated basis, we had:

▶	R$77.9 billion in total assets;

▶	R$31.4 billion in total lending, leasing and other credits;

▶	R$33.8 billion in total deposits; and

▶	R$8.6 billion in stockholders’ equity.
Our consolidated net income for the period ended December 31, 2004 was R$2,063 million, representing a return on average equity of 26.9% and a return on average assets of 2.8%.
Our equity securities have been publicly traded on the BOVESPA since 1968. In 1997, we became the first Brazilian bank to list its equity securities on the NYSE. As of June 30, 2005, the total market value of our equity securities, based on the closing price of our GDSs, was R$14.2 billion.
As of September 1, 2004, our Units were included in the Brazil Index-50 (Índice Brasil-50), or IBrX-50 Index, of the BOVESPA. For the period from May 2005 to August 2005, the weight of our Units in the theoretical portfolio of the IBrX-50 Index is 2.955%. The IBrX-50 Index is composed of the 50 stocks with the highest negotiability index on the BOVESPA and that were traded in at least in 80% of the sessions in the last twelve months. In May 2004, we hired Latin Finance Advisory & Research S.A. and Ágora Senior Corretora de Títulos e Valores Mobiliários S.A., to act, respectively, as market advisor and market maker of the Units at the BOVESPA to increase the liquidity of our Units in the Brazilian market.
As of May 2, 2005, our Units were included in the Ibovespa Index (Índice Bovespa), or Ibovespa Index, of the BOVESPA. For the period from May 2005 to August 2005, the weight of our Units in the theoretical portfolio of the Ibovespa is 0.984%. The Ibovespa Index is currently composed of 55 stocks. In order to be included in this index, a stock must (i) be included in a group of stocks in which the sum of the negotiability indexes represents 80% of the accumulated value of the negotiability indexes represents 80% of the accumulated value of the negotiability indexes of all individual stocks; (ii) have a participation above 0.1% of the BOVESPA’s total volume in the last

12 months; and (iii) trade in at least in 80% of the sessions in the last 12 months. The inclusion in the Ibovespa Index is a step to increase the liquidity of our Units in the Brazilian market.
OUR BUSINESSES
The following diagram shows our principal lines of business:
As of December 31, 2004 we held the following positions in the Brazilian financial services market, based on our consolidated results for 2004 computed in accordance with Brazilian GAAP:

▶	third largest Brazilian private bank in terms of assets, according to data provided by the Central Bank;

▶	one of Brazil’s largest credit card issuers in terms of the number of cards issued, primarily through our subsidiaries Fininvest, Unicard and HiperCard;

▶	fourth largest private sector pension fund manager in Brazil in terms of assets under management, according to data provided by ANBID;

▶	second largest issuer of private pension plans in Brazil in terms of consolidated corporate sales, according to data provided by ANAPP; and

▶	fourth largest insurance and pension funds provider in Brazil in terms of total premiums for insurance and pension funds, according to data provided by SUSEP and ANS (UASEG and AIG Brasil on a combined basis).
Retail
Our Retail business provides a wide variety of credit and non-credit products and services, including:

▶	Banking services focused on individuals;

▶	Banking services focused on corporate clients with revenues of up to R$150 million per year;

▶	Credit cards; and

▶	Consumer and automobile financing.
We separate both individuals and companies into smaller groups according to income brackets to enable us to offer differentiated products and services to these clients. By doing this, we increase our competitiveness in the market. While we traditionally have focused on middle and upper income clients, we have begun to market services to lower-income individuals. We believe this market segment will be a significant source of future growth in our retail business. We have also developed a strong presence in the consumer finance sector through our subsidiaries Fininvest, Unicard, HiperCard and Banco Dibens S.A. and our strategic alliances with LuizaCred, PontoCred, and Sonae.
For the year ended December 31, 2004, we had total loans of R$15,653 million, fees and commissions of R$1,858 million, and net income of R$1,645 million from our Retail business.
Wholesale
Through our Wholesale business we provide a wide array of products and services, including: general and specialized corporate lending, trade finance, capital markets and investment banking services, investment and brokerage services, project finance, and mergers and acquisitions advice to approximately 400 institutional investors and over 2,000 corporations and financial institutions. We serve these clients through a network of regional offices combined with a presence in major financial centers throughout Brazil. In addition, our extensive network of correspondent banks and our international operations help us provide our customers with foreign exchange and international trade support worldwide.
For the year ended December 31, 2004, we had total loans of R$15,027 million, fees and commissions of R$282 million and net income of R$162 million from our Wholesale banking business.
We use our regional and international network to offer a variety of products to our clients. Our subsidiaries and branches located abroad raise capital for trade finance and lending to our clients. We have five regional offices (in São Paulo, Rio de Janeiro, Minas Gerais, São Paulo countryside/ Mid-West and South) and 11 regional branches. Due to the reorganization that took place in June 2004, some branches were integrated into others, optimizing our distribution network in the Wholesale business. Each of our corporate customers is assigned a dedicated banker, who is responsible for the day-to-day relationship with the customer and for assisting our clients’ operations throughout Brazil. These customers also benefit from our offices abroad.
Our international network consists of the following:

▶	branches in Nassau and the Cayman Islands;

▶	representative offices in New York;

▶	banking subsidiaries in Luxembourg, the Cayman Islands and Paraguay; and

▶	a brokerage firm in New York (Unibanco Securities Inc.).
Insurance and pension plans
We provide life, auto, health and property and casualty insurance coverage, as well as pensions and retirement plans, and related products and services, to individuals and businesses primarily through Unibanco AIG Seguros S.A., or UASEG, our joint venture with American International Group, Inc., or AIG. As part of the joint venture, we also hold approximately 50% equity interests in AIG’s Brazilian insurance business, which we refer to as AIG Brasil.
UASEG has the exclusive right to distribute insurance products through our branch network to our Retail and Wholesale customers. We believe that this distribution channel gives us a competitive advantage over many insurance companies that are not affiliated with financial institutions. Because approximately half of UASEG’s insurance premiums are generated through customers of our network, we benefit from significant cost savings and marketing synergies. UASEG also markets its insurance products through approximately 12,000 individual brokers and Unibanco’s call center, web site and in-store branches. AIG Brasil distributes products through banks, financial institutions and mass marketing programs to affiliated groups.

In 2004, insurance, insurance private retirement plans and pension investment contract income was R$1,775 million and total net income of the insurance segment was R$153 million, based on our proportionate share of the joint venture.
Wealth management
In March 2002, the private banking and asset management businesses were combined to form the Wealth Management business. The asset management business is conducted primarily through our subsidiary Unibanco Asset Management, or UAM. UAM offers fixed income and equity mutual funds to individual customers and manages portfolios on behalf of corporations, pension funds and private banking clients. Through Unibanco Private Bank, we provide wealth management services targeted to high net worth individuals with potential investment portfolios over R$3 million.
As of December 31, 2004, UAM had R$27,765 million in assets under management and fees and commissions of R$321 million. Net income from our Wealth Management segment was R$104 million in 2004.
BUSINESS STRATEGY
Guiding principles
Our objective is to maintain and enhance our position as a leading Brazilian full service financial institution operating in all business segments. To achieve this objective, we have developed strategies tailored to each of our business areas based on the Balanced Scorecard Methodology, a model designed to translate strategy into operational terms. Our business strategy is to add economic value through continuous pursuit of scale, profitability and efficiency maximization. We seek to increase our client base through cross-selling among our different businesses and to achieve high client satisfaction in all products and services through excellence in internal procedures, such as customer relations, optimized distribution, credit quality and synergy processes. In order to achieve this, our aim is to excel in human resources, promote a cooperative culture and meritocracy and create a stimulating, challenging and pleasant work environment. The principal components of this strategy are:
Continuous pursuit of scale and profitability
We believe that to maintain competitive scale we must grow our customer base, expand our product and service offerings in each of our business segments and identify additional sources of revenue. We seek to accomplish this through organic growth, acquisitions, strategic alliances and partnerships.
We have focused our growth strategy on expanding our retail customer base by offering new products, such as the Superpoupe time of deposit, and through acquisitions, alliances with retailers and organic expansion of our operations. More recently, we have also focused on growing our small and medium sized enterprise, or SME, customer base by designating a separate SME division within the Retail segment and training members at all of our branches to better serve these customers. We believe this strategy will contribute to improvements in our profitability and help lower our cost of funding.
In our wholesale division, where we have traditionally been a market leader, we are working to improve our profitability by providing additional services to our large corporate clients such as cash management, payroll and investment banking services.
Continuous efficiency maximization
We focus on controlling our costs as well as our investments across all areas of our business to help maximize returns. For example:

▶	When we make an acquisition, we analyze opportunities for increasing revenues, reducing expenses and realizing other cost savings in connection with the integration of the newly acquired business. When we integrated Fininvest in 2003, operations such as buying, security, legal, card processing, data processing, system development, credit and credit recovery were integrated into our existing structures. We have also integrated the operations of the recently acquired Creditec and HiperCard businesses;

▶	We reviewed certain of our expenses, including policies for travel reimbursements, use of telephone services, meal expenses and transportation. We believe these policies promote savings and establish a greater commitment to efficiency in our corporate environment;

▶	We have identified and implemented internal synergies between our businesses that we believe enable us to simplify the sale of foreclosed assets, controls, and the processing of documents;

▶	We have established a single credit concession and recovery unit for all retail linked units called Credit Factory (Fábrica de Crédito);

▶	We are in the process of reviewing all of our logistics, including transportation routes and suppliers evaluation and assessment;

▶	We have consolidated and restructured our international platforms; and

▶	We have outsourced our document processing services such as check processing.

Retail strategy
Increase scale
We believe that our ability to maintain our position as a leading full service financial institution depends, in part, on maintaining and increasing scale in our retail business. We have increased scale through organic growth, strategic transactions initiatives, and several new cross-selling opportunities through our subsidiaries and strategic partners. As of December 31, 2004, our total retail portfolio stood at R$15,653 million, representing 49.9% of our total loans, compared to 38.3% as of December 31, 2003.
We seek to increase our scale through carefully chosen acquisitions and strategic alliances. We believe the consumer finance sector is one of the most rapidly growing and profitable segments of the Brazilian retail financial services market. Achieving a strong presence in consumer finance is central to our strategy of gaining scale in our retail business and reaching the lower income segment of the market.
Enhance sales to existing customer base through innovative products and service offerings
We view scale not only in terms of the size of our customer base, but also as a function of the number of products we are able to sell per customer. Improving our product-per-client ratio has a positive impact on profitability, since it is less expensive to sell an additional product to an existing customer than to acquire a new customer. We believe that continually developing and marketing tailored and innovative products to serve the needs of specifically identified customer segments increases our ability to sell multiple products per client. An example of this is our Superpoupe portfolio, which had a balance of R$1,625 million as of December 31, 2004. Superpoupe is a time deposit certificate offered to Unibanco customers with a cost of funding that is less than the cost of a traditional time deposit certificate.
We have increased our market penetration through cross-selling and new products and offers such as Tarifa Zero, in which fees are based on the client’s historical relationship with Unibanco; Plano Único, a letter of credit issued in connection with the purchase of real estate which permits clients to repay the credit over an extended period of time with guaranteed delivery on 36 months from the first installment and the remaining balance paid in 100 monthly installments; and consignment credit offerings to private or government employees with credit card usage and personal credit lines.

Wholesale strategy
Enhance our market position in Brazilian wholesale
Through our Wholesale business, we seek to be the bank of choice for corporations and investors with interests in Brazil. Our strategy combines the strength of a commercial bank with the agility of a leading investment bank. Our deep knowledge of our clients and their business coupled with our financial capabilities allow us to establish credit limits and structure transactions in a differentiated way. Throughout 2004 and the first half of 2005, we have been developing a new regional coverage strategy maintaining a close relationship with our clients and supplying them, in their day-to-day financial needs, with diversified products and services, including working capital credit lines, foreign exchange lending, banking services, corporate finance, advisory services and derivative products.
We are one of the leading Brazilian banks participating in the Brazilian Development Bank (Banco Nacional de Desenvolvimento Econômico e Social), or BNDES, programs. As of December 2004, Unibanco ranked third among private-sector banks in terms of total BNDES disbursements, with a 7.52% market share, according to the official BNDES ranking list.
Insurance strategy
Focus on offering high profitability insurance products and strengthening our leading market position
We believe that Brazilian economic growth will present opportunities for the country’s insurance industry, as Brazilians’ spending on insurance products currently lags behind that of many other countries. We intend to take advantage of this growing market by using our sophisticated product development capability to focus our insurance offerings on value-added products. By maintaining high levels for our underwriting criteria, our products are more profitable than the relatively commoditized, market-standard products offered by many of our competitors. We believe that our Insurance business has the best mix of products among the five largest insurers in Brazil. In developing insurance products for corporate clients, we have achieved leading market positions in a variety of specialized areas, including directors and officers (D&O) insurance, and insurance and coverage products for the petrochemical, transportation, property and aeronautic sectors. Our focus on developing and offering value-added insurance products is supported by our joint venture with AIG, which gives Unibanco access to AIG’s expertise in product development and reinsurance, as well as a valuable brand name.
Enhance profitability in our insurance business through cost control and underwriting expertise
The profitability of our Insurance business depends in part on our ability to minimize expenses and losses. We have taken significant steps to reduce expenses in our Insurance operations, including the merger of several companies into Unibanco AIG Seguros, and the introduction of an Internet portal to communicate with our brokerage employees.
Pension plan strategy
Our primary strategy is to improve sales of corporate pension plans by adding new companies to our pension plan portfolio and increasing the size of our portfolio of individual plans. We offer several innovative investment contract products including Vida Gerador de Beneficio Livre, or VGBL, which combines life insurance with investment, enabling the insured party to redeem the invested amount at any time, while still offering coverage in case of death, accident or disability and Plano Gerador de Beneficios Livres, or PGBL, which enables customers to save for retirement with a tax-deductible feature and may include insurance coverage for death, accident or disability. These pension products are mainly sold in Unibanco branches. Increasing sales and controlling expenses are the key drivers for the profitability of our pension plan business.
Wealth management strategy
Be the leading provider of wealth management services in Brazil
The mission of our Wealth Management business is to provide proactive advice to help our clients accumulate, preserve and transfer their wealth. We offer integrated financial solutions through our three main areas of expertise: asset management, private banking and advisory services. Our tailored and value-added products are targeted to companies and individuals positioned in the top end of the wealth pyramid distribution, typically middle to large companies, pension funds and affluent to high net worth individuals, thus leveraging our unique position in those market segments. In order to provide these differentiated services we have developed a strong local and international network of wealth management specialists in the areas of succession advice, tax advice and real estate, among others. In the area of financial investments we developed an open architecture model that further differentiates our offerings. Through this model, our clients have access to our best investment products and also to the best investment products of third party asset managers.
As of December 31, 2004, UAM had R$27,765 million in assets under management and was ranked fourth in ANBID’s ranking of private third parties’ assets under management with a market share of 4.0%. Unibanco Private Bank was ranked second in ANBID’s ranking of the private banking segment with a market share of 9.3%.
During the second quarter of 2004, we created a new approach exclusively for customers with investment portfolios greater than R$200,000, which consists of management of their investments by offering specific services and products to this segment.
For more details on our business, see “Item 4. Information on the Company” in our 2004 Form 20-F, incorporated herein by reference.
UNIBANCO HOLDINGS
Unibanco Holdings controls us through its ownership, as of June 30, 2005, of 96.6% of our outstanding common shares and 15.7% of our outstanding preferred shares. Unibanco Holdings engages in no activities other than holding shares in us.

The offering

Securities Offered	74,912,362 Units, including Units in the form of GDSs, are being offered in a global offering. The international underwriters are offering Units in the form of GDSs in the United States and elsewhere outside Brazil and the Brazilian underwriters are offering Units in Brazil.

Securities Outstanding	533,757,213 Units (including Units held in the form of GDSs) will be outstanding immediately after the offering.

GDSs	Each GDS represents 5 Units. GDSs are evidenced by Global Depositary Receipts, or GDRs. See “Description of Global Depository Shares.”

Selling Shareholder	Caixa Brasil SGPS, S.A., or Caixa Brasil, a wholly owned subsidiary of Caixa Geral de Depósitos S.A., or CGD. See “Selling shareholder.”

Overallotment Option	Caixa Brasil has granted the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of 11,236,854 additional Units, in the form of Units or GDSs, at the initial price to the public less selling concessions, solely to cover overallotments, if any.

Trading Markets	The GDSs are listed on the NYSE under the symbol “UBB.” The Units are listed on the BOVESPA under the symbol “UBBR11.” The preferred shares of Unibanco and Unibanco Holdings are also listed on the BOVESPA.

Use of Proceeds	Unibanco and Unibanco Holdings, as the issuers of the securities being sold by Caixa Brasil, will not receive any proceeds from the sale of GDSs or Units in the global offering.

No Voting Rights	Except in limited circumstances, holders of Units have no voting rights as securityholders of Unibanco or Unibanco Holdings. In cases where holders of Units do have voting rights, holders of GDSs will have the right to instruct The Bank of New York, as depositary, on how to vote the underlying Units. See “Description of Global Depositary Shares.”

Lock-Ups	Each of Unibanco, Unibanco’s chief executive officer, Unibanco Holdings and Caixa Brasil has agreed, with certain exceptions, that, other than with respect to the Units being offered in the global offering, it will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to any Units or GDSs, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of UBS Securities LLC and Unibanco Securities Inc. for a period of 90 days after the date of this prospectus.

Risk Factors	You should carefully consider the risk factors beginning on page 16 of this prospectus and the risk factors in our 2004 Form 20-F, which is incorporated by reference herein, before deciding whether to invest in Units, including Units represented by GDSs.

Expected timetable for the offering

Commencement of marketing of the offering	August 30, 2005
Announcement of offer price	September 13, 2005
Allocation of GDSs and Units	September 14, 2005
Settlement and delivery	September 19, 2005
Depending on market conditions and other factors, this expected timetable may be modified. In particular, this offering is contingent upon the closing of the Brazilian transactions described below under “Recent developments— Brazilian conversions prior to global offering.” The international underwriters will acquire the Units underlying the GDSs from Caixa Brasil pursuant to an arrangement involving certain Brazilian financial institutions as described below under “Plan of distribution.”
The offered GDSs will initially be deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, or DTC, in New York, New York. Initially, beneficial interests in the GDSs will be shown on, and transfers of these beneficial interests may be effected only through, records maintained by DTC and its direct or indirect participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, societe anonyme.
As a result of this offering, assuming the overallotment option is exercised in full, Caixa Brasil will no longer have an equity interest in Unibanco or Unibanco Holdings. However, we expect that we will maintain our historical business relationship with CGD, including cooperating in developing Unibanco’s business in Portugal and CGD’s business in Brazil.
Unibanco and Unibanco Securities Inc., an affiliate of Unibanco, are participating in this proposed offer and sale of the Units as global coordinators and joint bookrunning managers. The participation of Unibanco and Unibanco Securities Inc. could present a conflict of interest since they may have an interest in the successful completion of this offering in addition to receiving underwriting discounts and commissions. For a more detailed discussion of these arrangements, see “Plan of distribution.”

Our principal executive offices are located at Avenida Eusébio Matoso 891, São Paulo, SP, 05423-901-Brazil, Tel: +55 11 3097-1980.

Summary consolidated financial information
U.S. GAAP PRESENTATION
Our consolidated financial statements are presented in reais. For more details related to the latest high and low exchange rates for reais into U.S. dollars, including the high and low exchange rates for each month during the previous six months and for the five most recent financial years, see “Exchange rates and exchange controls.”
Our selected historical financial data as of December 31, 2003 and 2004 and for each of the three years in the period ended December 31, 2004 have been derived from, and should be read in conjunction with, our audited consolidated financial statements included in our 2004 Form 20-F, incorporated herein by reference. The selected financial data as of December 31, 2000, 2001 and 2002 and for each of the two years in the period ended December 31, 2000 and 2001 are derived from our audited consolidated financial statements, which are not included in our 2004 Form 20-F. Our consolidated financial statements as of and for the years ended December 31, 2000 and 2004 have been audited by PricewaterhouseCoopers Auditores Independentes. Our consolidated financial statements as of and for the years ended December 31, 2001, 2002 and 2003 have been audited by Deloitte Touche Tohmatsu Auditores Independentes. The reports of the independent registered public accounting firms as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 are filed as part of our 2004 Form 20-F, incorporated herein by reference.
Because the consolidated financial statements of Unibanco are similar in all material respects to those of Unibanco Holdings except for minority interest, earnings per share and the cash flow statement, separate selected financial data for Unibanco Holdings have not been presented.
The following selected financial data should be read in conjunction with “Presentation of financial information” and “Item 5. Operating and Financial Review and Prospects” of our 2004 Form 20-F, incorporated herein by reference.

	Year ended December 31,
	2000	2001	2002	2003	2004
	(in millions of R$)

US GAAP:
Unibanco consolidated income statement data:
Net interest income	R$2,708	R$4,173	R$5,302	R$5,024	R$5,774
Provision for loan losses	(676)	(1,100)	(1,291)	(881)	(948)

Net interest income after provision for loan losses	2,032	3,073	4,011	4,143	4,826
Fee and commission income	1,134	1,653	1,854	2,152	2,382
Equity in results of unconsolidated companies(1)	164	235	184	199	220
Other non-interest income(2)	1,669	1,873	1,178	3,152	4,239
Operating expenses(3)	(2,758)	(3,850)	(3,985)	(4,534)	(5,098)
Other non-interest expense(4)	(1,530)	(2,037)	(2,600)	(3,731)	(4,055)

Income before income taxes and minority interest	711	947	642	1,381	2,514
Income taxes	(14)	(38)	276	(354)	(295)
Minority interest	(69)	(84)	(115)	(154)	(156)

Net income	R$628	R$825	R$803	R$873	R$2,063

	Year Ended December 31,
	2000	2001	2002	2003	2004
	(in R$, except per share data)

Unibanco earnings and dividends information(12):
Basic and diluted earnings per shares:
Common	R$0.49	R$0.56	R$0.55	R$0.61	R$1.42
Preferred	0.54	0.62	0.61	0.67	1.56
Distributed earnings (dividends) per shares:
Common	0.22	0.22	0.23	0.30	0.36
Preferred	0.25	0.24	0.26	0.33	0.39
Weighted average shares outstanding (in thousands)— Basic:
Common	650,574	755,687	755,687	755,678	755,658
Preferred	579,764	643,309	629,876	622,831	631,225
Weighted average shares outstanding (in thousands)— Diluted:
Common	650,574	755,687	755,687	755,678	755,658
Preferred	579,764	643,309	629,876	623,035	631,643

Unibanco holdings earnings and dividends information(12):
Basic and diluted earnings per shares:
Common	R$0.50	R$0.57	R$0.57	R$0.60	R$1.42
Class A Preferred	0.54	0.63	0.63	0.14	—
Class B Preferred	0.50	0.57	0.57	0.60	1.42
Distributed earnings (dividends) per shares:
Common	0.21	0.22	0.24	0.27	0.32
Class A Preferred	0.24	0.24	0.26	0.14	—
Class B Preferred	0.21	0.22	0.24	0.27	0.32
Weighted average shares outstanding (in thousands)— Basic:
Common	334,753	371,384	371,384	349,754	315,146
Class A Preferred	38,435	38,435	38,435	23,653	—
Class B Preferred	364,502	429,411	424,263	454,212	510,100
Weighted average shares outstanding (in thousands)— Diluted:
Common	334,753	371,384	371,384	349,754	315,146
Class A Preferred	38,435	38,435	38,435	23,653	—
Class B Preferred	364,502	429,411	424,263	454,415	510,518

	As of December 31,
	2000	2001	2002	2003	2004
	(in millions of R$)

Unibanco consolidated balance sheet data:
Assets
Cash and due from banks	R$332	R$677	R$934	R$812	R$1,575
Interest-bearing deposits in other banks	901	1,843	2,309	2,886	3,579
Trading, available for sale and held to maturity	9,160	15,596	18,117	14,666	14,875
Loans	20,314	23,912	25,254	26,039	31,377
Allowance for loan losses	(1,005)	(1,276)	(1,389)	(1,317)	(1,560)
Investments in unconsolidated companies	445	892	574	616	536
Goodwill and intangibles, net	1,528	1,372	1,349	1,248	1,630
Total assets	48,632	53,382	71,988	66,047	77,858
Average assets	33,780	51,203	60,310	64,579	74,383

Liabilities and Stockholders’ Equity
Deposits	R$13,468	R$18,555	R$26,055	R$25,700	R$33,775
Short-term borrowings	5,846	6,240	6,305	3,113	2,677
Long-term debt	7,401	7,847	10,928	13,348	11,700
Stockholders’ equity	5,552	5,955	6,245	6,754	8,572
Average liabilities	29,359	45,387	54,223	58,085	66,723
Average stockholders’ equity	4,421	5,816	6,087	6,494	7,660

	As of and for the year ended December 31,
	2000	2001	2002	2003	2004

Selected consolidated ratios:
Profitability and Performance
Net Interest margin(5)	9.6%	10.1%	10.8%	9.4%	9.4%
Return on average assets(6)	1.9	1.6	1.3	1.4	2.8
Return on average equity(7)	14.2	14.2	13.2	13.4	26.9
Dividends payout ratio common and preferred	45.8	39.3	42.4	49.2	25.4
Efficiency ratio(8)	69.3	68.0	69.5	68.7	61.1

Liquidity
Loans as a percentage of total deposits	150.8	128.9	96.9	101.3	92.9

Capital
Average stockholders’ equity as a percentage of average total assets	13.1	11.4	10.1	10.1	10.3
Total equity as a percentage of total assets	11.4	11.2	8.7	10.2	11.0
Total capital to risk-weighted assets(9)	16.5	13.7	15.7	18.6	16.3

Asset Quality
Allowance for loan losses as a percentage of total loans	4.9	5.3	5.5	5.1	5.0
Nonperforming loans as a percentage of total loans(10)	4.3	4.2	3.9	4.5	4.1
Allowance for loan losses as a percentage of total nonperforming loans(10)	115.9	127.3	142.0	113.4	122.4
Net charge-offs as a percentage of average loans outstanding(11)	2.8	3.8	5.0	4.0	2.6

(1)	For more information on our equity in results of unconsolidated companies, see “Item 5. Operating and Financial Review and Prospects— Accounting for Results of Unconsolidated Affiliates” and “Item 5.A. Operating Results” and Note 11 to our consolidated financial statements in our 2004 Form 20-F, incorporated herein by reference.

(2)	Other non-interest income consists of trading income (expenses), net gain on foreign currency transactions, net gain (losses) on securities and non-trading derivatives, insurance and private retirement plan and pension investment contracts and other non-interest income. For more information see Note 24 to our consolidated financial statements and “Item 5.A. Operating Results” in our 2004 20-F.

(3)	Operating expenses consist of salaries and benefits and administrative expenses.

(4)	Other non-interest expense consists of amortization of goodwill until December 31, 2001, amortization of intangibles and impairment on goodwill, insurance, private retirement plan and pension investment contracts and other non-interest expenses.

(5)	Net interest income as a percentage of average interest-earning assets.

(6)	Net income as a percentage of average total assets.

(7)	Net income as a percentage of average stockholders’ equity.

(8)	Operating expenses as a percentage of the aggregate of net interest income, fee and commission income, other non-interest income and other non-interest expense.

(9)	Based on Brazilian Central Bank guidelines. See “Item 4.B. Business Overview” in our 2004 Form 20-F, incorporated herein by reference.

(10)	Nonperforming loans consist of loans 60 days or more overdue.

(11)	Charge-offs net of loan recoveries during the period as a percentage of average loans outstanding.

(12)	Earnings per share have been adjusted for all periods presented to reflect the new number of shares that resulted from the reverse stock split (100:1 shares), on August 30, 2004, in accordance with SFAS 128 “Earnings per share.” See Note 19 to our consolidated financial statements in our 2004 Form 20-F, incorporated herein by reference.

BRAZILIAN GAAP PRESENTATION
We file with the CVM and the BOVESPA consolidated financial statements on an annual basis and as of and for the year-to-date period ending each quarter. These consolidated financial statements are prepared in accordance with Brazilian GAAP. Brazilian GAAP differs in several significant respects from U.S. GAAP. For this reason, information derived from or based on our Brazilian GAAP financial statements is not directly comparable to information derived from or based on our U.S. GAAP financial statements.
The following summary consolidated financial data as of and for the years ended December 31, 2000, 2001, 2002, 2003 and 2004 have been derived from our audited consolidated financial statements prepared in accordance with Brazilian GAAP, which are not included or incorporated by reference in this prospectus. The summary income statement data for the six months ended June 30, 2004 and 2005 and the summary balance sheet data as of June 30, 2004 and 2005 set forth below are derived from the consolidated financial statements included in our report on Form 6-K, dated August 18, 2005, which is incorporated herein by reference, and should be read in conjunction with, and is qualified in its entirety by reference to, those audited consolidated financial statements, including the related notes. We are not incorporating by reference the Report of Independent Auditors contained therein.

						As of and for the six
						months ended
	Year ended December 31,					June 30,
	2000	2001	2002	2003	2004	2004	2005
	(in millions of R$, except percentages)

BRAZILIAN GAAP(1):
Consolidated Income Statement Data:
Profit from financial intermediation	R$2,642	R$3,736	R$2,672	R$5,198	R$5,194	R$2,190	R$3,167
Net income	739	972	1,010	1,052	1,283	581	854
Consolidated Balance Sheet Data:
Total assets	R$51,496	R$55,616	R$75,375	R$69,632	R$79,350	R$79,771	R$82,992
Total loans	21,615	25,358	26,557	27,678	31,796	29,747	35,154
Total deposits	13,350	18,932	25,988	25,357	33,530	29,328	34,856
Stockholders’ equity	5,504	6,072	6,559	7,156	8,106	7,704	8,660
Selected Consolidated Ratios:
Return on average assets(2)	1.8%	1.8%	1.5%	1.5%	1.7%	1.6%	2.1%
Return on average equity(3)	17.5	16.8	16.0	15.3	16.8	16.4	21.4
Efficiency ratio(4)	60.0	58.0	59.1	57.7	60.9	61.5	53.2
Total capital to risk weighted assets(5)	16.5	13.7	15.7	18.6	16.3	16.7	16.1

(1)	Our Brazilian GAAP financial statements are prepared in accordance with the requirements of Brazilian Corporate Law and the regulation of the Central Bank and the CVM.

(2)	Net income as a percentage of average total assets.

(3)	Net income as a percentage of average stockholders’ equity.

(4)	Operating expenses as a percentage of the aggregate profit from financial intermediation and other income.

(5)	Based on Brazilian Central Bank guidelines. See “Item 4.B. Business Overview” in our 2004 Form 20-F, incorporated herein by reference.

Recent developments
BRAZILIAN CONVERSIONS PRIOR TO GLOBAL OFFERING
At its June 30, 2005 meeting the Board of Directors of Unibanco Holdings authorized its Board of Officers to exchange common shares of Unibanco held by Caixa Brasil for preferred shares of Unibanco held by Unibanco Holdings on a one-to-one basis. Unibanco Holdings also held an extraordinary shareholders meeting on July 19, 2005 at which meeting the shareholders approved the conversion of Unibanco Holdings common shares into Unibanco Holdings preferred shares. The period for the conversion was 30 days, beginning July 19, 2005 and ending August 18, 2005. Unibanco Holdings common shares to be converted were to be subject to allotment among converting holders if necessary to keep the number of Unibanco Holdings preferred shares at or under the legal limit of two-thirds of Unibanco Holding’s capital stock.
The Board of Directors of both Unibanco and Unibanco Holdings also received CVM approval of a conversion program whereby holders of Unibanco and Unibanco Holdings preferred shares at August 19, 2005 were able to convert such shares into Units and authorized their respective Boards of Officers to take all necessary measures in connection with the filing of the registration statement for the public offering of Units in Brazil with the CVM and the filing of the registration statement for the public offering of GDSs in the United States with the SEC.
The ability of holders of Units to cancel Units and receive the underlying preferred shares, in accordance with the respective by-laws of Unibanco and Unibanco Holdings, has been suspended from June 30, 2005 to August 29, 2005.
On August 8, 2005 the CVM authorized Unibanco Holdings to set the record date for the conversion of Unibanco and Unibanco Holdings preferred shares. Unibanco and Unibanco Holdings have taken all necessary measures to allow Caixa Brasil to convert their total equity interest in Unibanco and Unibanco Holdings into Units. Caixa Brasil intends to sell all of its equity interest in Unibanco and Unibanco Holdings, consisting of 86,149,216, in the global offering. The global offering is subject to the filing and effectiveness of all necessary documentation with the applicable regulatory authorities.
For further information about the effects of these transactions and the global offering on the equity ownership position of Caixa Brasil, see “Selling shareholder.”

Risk factors
Before investing in Units, including Units in the form of GDSs, you should consider carefully all the information in this section. In general, possession of securities of issuers in emerging market countries such as Brazil involves a higher degree of risk than the possession of securities of U.S. and European issuers.
RISKS RELATING TO BRAZIL
Our business, almost all of which is located in Brazil, may be adversely affected by actions of the Brazilian government
Historically the Brazilian government has intervened from time to time in the Brazilian economy and in the financial services industry. Such intervention has included, until 1999, currency devaluation, the imposition of wage, price and capital controls, the freezing of bank accounts and limitation on exports, and, most recently, increases in regulatory capital and reserve requirements, imposition of lending limits and other credit restrictions and the imposition of taxes on financial transactions. We are not in a position to predict if the Brazilian government will intervene in the Brazilian economy and, in such case, the nature and extent of such intervention.
The actions of the government may adversely affect our business by:

▶	reducing the demand for our services;

▶	increasing our costs;

▶	limiting our ability to provide services; or

▶	reducing the ability of our customers to repay loans.
Moreover, social instability and other political or economic developments resulting from the Brazilian government’s imposition of new economic policies, or the Brazilian government’s response to those developments, could also adversely affect our operations. For a more detailed discussion of these issues, see “Item 5. Operating and Financial Review and Prospects— Macroeconomic Factors Affecting Our Financial Condition and Results of Operations— Effects of Government Regulation on Our Financial Condition and Results of Operations” of our 2004 Form 20-F, incorporated herein by reference.
Devaluation of the real against the U.S. dollar may harm our and our Brazilian borrowers’ ability to pay dollar-denominated or dollar-indexed obligations
Our financial condition and results of operations have been affected in recent periods, and will likely continue to be affected, by the devaluation of the real that has followed the Brazilian government’s decision in January 1999 to allow the real to float freely.
The exchange rate between the real and the U.S. dollar has varied significantly in recent years. For example, the real declined in value against the U.S. dollar by 18.7% in 2001 and by 52.3% in 2002, and recovered to some extent in 2003, appreciating 18.3% against the U.S. dollar. For the year ended December 31, 2004, the real appreciated 8.1% against the U.S. dollar and for the six-month period ended June 30, 2005, the real appreciated 11.5% against the U.S. dollar. When we refer to a specific percentage depreciation or appreciation of the real against the U.S. dollar in any year, we have derived such percentage by comparing the number of reais exchangeable for one U.S. dollar at the beginning of such year to the number of reais exchangeable for one U.S. dollar at the end of such year, as reported by the Central Bank.

Risk factors

Devaluation of the real against the U.S. dollar and other foreign currencies may impair our ability to pay our dollar-denominated or dollar-indexed liabilities, by making it more costly for us to obtain the foreign currency required to pay such obligations.
Devaluation of the real may also affect us by impairing the ability of our Brazilian corporate borrowers to repay dollar-denominated or dollar-indexed liabilities to us. When the Brazilian currency is devalued, we incur losses on our liabilities denominated in or indexed to foreign currencies, and experience gains on our monetary assets denominated in or indexed to foreign currencies, as the liabilities and assets are translated into reais.
In addition, our lending and leasing operations depend significantly on our capacity to match the cost of funds indexed to the U.S. dollar with the rates charged to our customers. A significant devaluation of the real against the U.S. dollar will increase our cost of funds and require us to raise our rates on our loans, which, as a result, may affect our ability to attract new customers who might be deterred from paying such higher rates.
Appreciation of the real against the U.S. dollar may adversely affect our income tax liability
During periods when the real appreciates against the currencies in which we hold our investments in our non-Brazilian subsidiaries and branches, we may experience an increase in our income tax liability. This is because losses in real terms on our overseas investments are not deductible for Brazilian tax purposes, whereas gains in the value of the related real-denominated hedges we maintain generally are taxable.
Volatility of currency exchange rates may lead to an uncertain economic climate in Brazil that could negatively affect our ability to finance our operations through the international capital markets
Devaluation of the real relative to the U.S. dollar could create additional inflationary pressures in Brazil by generally increasing the price of imported products and instigating governmental policies to curb aggregate demand. On the other hand, appreciation of the real against the U.S. dollar may lead to a deterioration of the Brazilian current account and balance of payments, as well as dampening export-driven growth. The potential impact of the floating exchange rate and of measures of the Brazilian government aimed at stabilizing the real is uncertain.
Imposition of exchange controls could restrict our access to the international capital markets and limit our ability to service our obligations that are denominated in foreign currencies
The purchase and sale of foreign currency in Brazil is subject to governmental control. Historically, the Brazilian government has implemented a number of policies affecting exchange rates and the servicing of external debt by Brazilian borrowers. These policies have included sudden devaluation, periodic mini-devaluation (with the frequency of adjustments ranging from daily to monthly), floating exchange rate systems, exchange controls and the creation of a commercial rate exchange market and a floating rate exchange market, which have recently been combined into a single exchange rate market.
The Brazilian government has not prevented the remittance of proceeds to foreign investors since 1990 and has never done so in respect of securities obligations. Currently, the government does not restrict the ability of Brazilian or foreign persons or entities to convert Brazilian currency into foreign currency provided that the transactions are legal and based on the economic factors and responsibilities of each of the parties as set forth in the underlying document for each transaction that must be entered or

Risk factors

settled through the Central Bank. In the past, the Central Bank has assumed responsibility for the external obligations in connection with the formal restructuring of Brazilian sovereign debt.
We cannot be sure that the Brazilian government will not institute a more restrictive exchange control policy. Such a policy could impede our access to the international capital markets by making non-Brazilian lenders and investors reluctant to commit funds to Brazilian borrowers. Such a policy could also negatively affect the ability of Brazilian debtors (including us) to make payments outside of Brazil to meet their obligations under foreign currency-denominated liabilities. Many factors beyond our control might affect the likelihood of the government’s imposing exchange control restrictions. Among these factors are:

▶	the extent of Brazil’s foreign currency reserves;

▶	the availability of sufficient foreign exchange on the date a payment is due;

▶	the size of Brazil’s debt service burden relative to the economy as a whole;

▶	Brazil’s policy towards the International Monetary Fund; and

▶	political constraints to which Brazil may be subject.
If Brazil experiences substantial inflation in the future, our results of operations may be negatively affected
Brazil has in the past experienced high rates of inflation, with annual rates of inflation as high as 2,708% in 1993. More recently, Brazil’s rates of inflation were 9.8% in 2000, 10.4% in 2001, 26.4% in 2002, 7.7% in 2003, 12.1% in 2004, and 1.53% in the first six months of 2005, as measured by the general price index, or IGP-DI. Inflation itself and governmental measures to combat inflation have in the past had significant negative effects on the Brazilian economy. Inflation, actions taken to combat inflation, and public speculation about possible future actions have also contributed to economic uncertainty in Brazil and to heightened volatility in the Brazilian securities markets. Substantial inflation in the future in Brazil may increase our costs and decrease our operating and net margins, if it is not accompanied by an increase in interest rates. Inflationary pressures may curtail our ability to access foreign financial markets and may lead to further government intervention in the economy, including the introduction of government policies that may adversely affect the overall performance of the Brazilian economy, which in turn could adversely affect our operations.
Developments in other emerging market economies may negatively affect the Brazilian economy and have an adverse impact on our business
Historically, adverse developments in the economies of other emerging market countries, especially those in Latin America, have had an adverse impact on the Brazilian securities markets and economy. These events have negatively affected Brazilian companies by:

▶	decreasing the availability of credit in the Brazilian economy, from both domestic and international sources of capital;

▶	resulting in considerable outflows of funds and declines in the amount of foreign investment in Brazil; and

▶	adversely affecting the market price of Brazilian companies’ securities.
Such events have included the devaluation of the Mexican peso in December 1994, the Asian economic crisis of 1997, the Russian currency crisis of 1998 and the Argentinean economic and political crisis in 2002. In recent periods, the international financial markets have experienced significant volatility, and

Risk factors

a large number of market indices, including those in Brazil, have at times experienced significant declines.
In the event of adverse developments in emerging market countries, the international capital markets may not remain open to Brazilian companies and prevailing interest rates in these markets may not be advantageous to us. Decreased foreign investment in Brazil could negatively affect growth and liquidity in the Brazilian economy, which in turn could have a negative impact on our business.
Recent allegations of political corruption against the Brazilian federal government could create economic and political instability
The Brazilian federal government faces its largest crisis since 2003. Several politicians have been accused of influencing other government officials in exchange for their political support. As a result, several politicians, including the President’s chief of staff, have resigned. The allegations could weaken the President of Brazil and endanger his economic reforms and/or create political and economic instability. We cannot predict the outcome of the allegations or the effect they will have on the Brazilian economy.
RISKS RELATING TO THE BRAZILIAN BANKING INDUSTRY
Changes in regulation may negatively affect us
Brazilian banks and insurance companies, including our banking and insurance operations, are subject to extensive and continuous regulatory review by the Brazilian government. We have no control over government regulations, which govern all facets of our operations, including regulations that impose:

▶	minimum capital requirements;

▶	compulsory reserve requirements;

▶	lending limits and other credit restrictions; and

▶	accounting and statistical requirements.
The regulatory structure governing Brazilian financial institutions, including banks, broker-dealers, leasing companies, and insurance companies is continuously evolving. Existing laws and regulations could be amended, the manner in which laws and regulations are enforced or interpreted could be changed, and new laws or regulations could be adopted. Such changes could materially adversely affect our operations and our earnings.
Changes in reserve and compulsory deposit requirements may affect our profitability
The Central Bank has periodically changed the level of reserves and compulsory deposits that financial institutions in Brazil are required to maintain with the Central Bank. The Central Bank may increase the reserve requirements in the future or impose new reserve or compulsory deposit requirements.
As of June 30, 2005:

▶	the reserve requirement for demand deposits was 45%;

▶	the rate of compulsory deposit requirements on saving deposits in the form of cash deposits was 20%;

▶	the rate of compulsory deposit requirements on time deposits in the form of government securities in an account with the Central Bank was 15%; and

▶	the additional reserve requirements on time deposits, demand deposits and savings deposits were, respectively, 8%, 8% and 10%.
Our balance of demand, savings and time deposits reserve requirement was R$4,808 million as of December 31, 2004. For a more detailed discussion, see “Item 5. Operating and Financial Review and

Risk factors

Prospects— Macroeconomic Factors Affecting Our Financial Condition and Results of Operations— Effects of Government Regulation on Our Financial Condition and Results of Operations” of our 2004 Form 20-F, incorporated herein by reference.
Reserve and compulsory deposit requirements reduce our liquidity to make loans and other investments. In addition, compulsory deposits generally do not yield the same return as our other investments and deposits. This is a result of the following factors:

▶	a portion of our compulsory deposits do not bear interest;

▶	we are obligated to hold some of our compulsory deposits in Brazilian government securities; and

▶	we must use a portion of the deposits to finance both a federal housing program and the rural sector.
Changes in minimum levels for federal housing and rural sector loans may negatively affect our profitability
Under the banking regulation framework, we are required to use an aggregate amount not less than a specified percentage of our savings deposits for federal housing financing and a minimum percentage of demand deposits for loans to the rural sector. These limits can directly influence the profitability of our business as a result of two different factors. If we do not achieve the minimum levels required for these loans, we must keep the difference as compulsory deposits with the Central Bank, which generally do not yield the same returns as our other investments and deposits. In addition, obligatory loans to these sectors might entail more risk and/or be less profitable than other lending opportunities available.
In general, as of June 30, 2005:

▶	the rate of minimum loans for federal housing program was 65% of savings deposits; and

▶	the rate of minimum loans to rural sector was 25% of demand deposits.
Changes in tax regulation may negatively affect our operations
To support its fiscal policies, the Brazilian government regularly enacts reforms to tax and other fiscal regimes which affect us and our customers. Such reforms include changes in tax rates and, occasionally, enactment of temporary taxes, the proceeds of which are earmarked for designated governmental purposes. The effects of these changes and any other changes that result from enactment of additional tax reforms have not been, and cannot be, quantified. There can be no assurance that these reforms will not, once implemented, have an adverse effect upon our business. Furthermore, such changes have produced uncertainty in the financial system, increased the cost of borrowing and contributed to the increase in our non-performing loan portfolio. For a more detailed discussion, see “Item 5. Operating and Financial Review and Prospects— Macroeconomic Factors Affecting Our Financial Condition and Results of Operations— Effects of Government Regulation Effects on our Financial Condition and Results or Operations— Other Taxes” of our 2004 Form 20-F, incorporated herein by reference.
Changes in base interest rates by the Central Bank could adversely affect our results of operations and profitability
The Central Bank establishes the base interest rate for the Brazilian banking system, and uses changes in this rate as an instrument of monetary policy. The base interest rate is the benchmark interest rate payable to holders of some securities issued by the federal government and traded at the Special System for Settlement and Custody (Sistema Especial de Liquidação e Custódia), or SELIC. In recent

Risk factors

years, the base interest rate has fluctuated, reaching approximately 45% per annum in March 1999 and falling to 15.25% per annum as of January 17, 2001. Since 2001, the Central Bank has frequently adjusted the base interest rate, increasing the rate numerous times in response to economic uncertainties. In response to economic developments, the Central Bank reduced the base interest rate during the second half of 2003 and the first half of 2004. Most recently, to control inflation, the Central Bank increased the base interest rate several times from 16% per annum on August 18, 2004 to 19.75% per annum on May 19, 2005.
Although typically increases in the base interest rate enable us to increase margins, such increases could adversely affect our results of operations, among other ways, by reducing demand for our credit and investment products, increasing our cost of funds and increasing the risk of customer default. Decreases in the base interest rate could also adversely affect our results of operations, among other ways, by decreasing the interest income we earn on our interest-earning assets and lowering margins. For a more detailed discussion, see “Item 5. Operating and Financial Review and Prospects— Macroeconomic Factors Affecting Our Financial Condition and Results of Operations— Effects of Government Regulation Effects on our Financial Condition and Results or Operations— Effects of Interest Rates on Our Financial Condition and Results of Operations” of our 2004 Form 20-F, incorporate herein by reference.
The increasingly competitive environment and recent consolidations in the Brazilian financial services market may negatively affect our business prospects
The Brazilian financial market, including the banking, insurance and asset management areas, is highly competitive. We face significant competition in all of our principal areas of operation from other large Brazilian and international banks, public and private, and insurance companies.
The Brazilian banking industry experienced a consolidation period in the 1990s, when a number of Brazilian banks were liquidated and several important state-owned banks and private intermediate banks were sold. Competition increased during this period as foreign banks entered the Brazilian market through the acquisition of Brazilian financial institutions. The privatization of state-owned banks has also made the Brazilian markets for banking and other financial services more competitive.
The acquisition of an insurance company or of a bank by one of our competitors would generally increase the acquirer’s market share and scale, and as a result we may face heightened competition. This increased competition may negatively affect our business results and prospects by, among other things:

▶	limiting our ability to increase our client base and expand our operations;

▶	reducing our profit margins on the banking, insurance, leasing and other services and products we offer; and

▶	increasing competition for investment opportunities.
RISKS RELATING TO UNIBANCO AND UNIBANCO HOLDINGS
The profile of our loan portfolio may change due to acquisitions we make or due to changes in Brazilian or international economic conditions
As of December 31, 2004, our loan portfolio was R$31,377 million, compared to R$26,039 million as of December 31, 2003. Our allowance for loan losses was R$1,560 million, representing 5.0% of our total loan portfolio, as of December 31, 2004, compared to R$1,317 million, representing 5.1% of our total loan portfolio, as of December 31, 2003. For a more detailed discussion, see “Item 5. Operating and Financial Review and Prospects— Results of Operations for Year Ended December 31, 2004

Risk factors

Compared to Year Ended December 31, 2003” in our 2004 Form 20-F, incorporate herein by reference.
The quality of our loan portfolio is subject to changes in the profile of the business resulting both from organic growth or acquisitions we make and is dependent on domestic and, to a lesser extent, international economic conditions. Our acquisitions of Fininvest in 2000, the 50% interest in each of Pontocred and LuizaCred in 2001 and Creditec and Hipercard in 2004 have affected the quality of our loan portfolio by significantly increasing our exposure to the lower income segment of the retail market. This sector generally features a higher volume of transactions, higher margins and higher default rates than other sectors. Adverse changes affecting any of the sectors to which we have significant lending exposure, political events within and external to Brazil or the variability of economic activity may have an adverse impact on us. Accordingly, our historic loan loss experience may not indicate future loss experience.
Our securities portfolio is subject to market fluctuations due to changes in Brazilian or international economic conditions
As of December 31, 2004, marketable securities represented R$14,875 million, or 19.1%, of our assets, and realized investment gains and losses have had and will continue to have a significant impact on our results of operations. These amounts, which we record when investments in securities are sold or are marked to market on all trading securities, may fluctuate considerably from period to period. We cannot predict the amount of realized gains or losses for any future period, and variations from period to period have no practical analytical value in helping us to make such a prediction. Gains or losses on our investment portfolio may not continue to contribute to net income at levels consistent with recent periods or at all, and we may not successfully realize the appreciation or depreciation now existing in our consolidated investment portfolio or any portion thereof.
Integration of businesses in future acquisitions may increase our risks
Our business strategy includes growth through strategic acquisitions. In March 2004, we acquired HiperCard, an independent credit card company. In May 2004, we concluded the acquisition of Creditec, a financing company which has significant presence in the Brazilian personal loans and consumer finance sector among middle and lower income consumers. We may engage in further acquisitions, as we seek to continue our growth in the consolidating Brazilian financial services industry. The integration of the businesses we have recently acquired and may acquire in the future entails significant risks, including the risks that:

▶	integrating new branch networks, information systems, personnel, products and customer bases into our existing business may place unexpectedly significant demands on our senior management, information systems, back office operations and marketing resources;

▶	our current information systems may be incompatible with the information systems of the companies we acquire, with the result that we may be unable to integrate the acquired systems at a reasonable cost or in a timely manner;

▶	we may lose key employees and customers of the acquired businesses;

▶	we may incur unexpected liabilities or contingencies relating to the acquired businesses; and

▶	delays in the integration process may cause us to incur greater operating expenses than expected with respect to our acquired businesses.

Risk factors

RISKS RELATING TO THE GLOBAL DEPOSITARY SHARES AND UNITS
Cancellation of Global Depositary Shares in exchange for Units could adversely affect the public market and value of Global Depositary Shares and impose further restrictions on Unit holders
Under our GDS program, GDS holders are entitled to cancel their GDS and receive the underlying Units in Brazil. In this case:

▶	if a significant number of GDSs are cancelled, the public market and prices for GDSs could be adversely affected;

▶	the Units will be traded in the Brazilian securities market. Therefore, investors who choose to cancel their GDSs may be exposed to higher risks than they would be in the U.S. securities market, especially with respect to liquidity of the Units; and

▶	the proceeds and gains related to the Units are earned by their holders in Brazil. Foreign investors may not be able to remit the proceeds of the Units to investors outside Brazil. See the risk factor entitled “Restrictions on Overseas Remittances could adversely affect Holders of Units and GDSs.”
Restrictions on overseas remittances could adversely affect holders of Units and GDSs
Brazilian law provides that, whenever there is a significant imbalance in Brazil’s balance of payments or reasons to foresee such an imbalance, the Brazilian Government may impose temporary restrictions on the remittance to foreign investors of the proceeds of their investment in Brazil, as it did for approximately six months in 1989 and early 1990, and on the conversion of Brazilian currency into foreign currencies. In addition, if the Brazilian government determines that the Brazilian foreign currency reserves need to be maintained, it may impose temporary charges on any overseas remittance of up to 50% of the value of the remittance. Such restrictions could hinder or prevent foreign investors from converting dividends, distributions or the proceeds from any sale of Units into U.S. dollars and remitting such U.S. dollars abroad. Holders of Units and GDSs who reside outside Brazil could be adversely affected by delays in, or refusals to grant, any required governmental approvals for conversion of Brazilian currency payments and remittances abroad in respect of the Units and GDSs.
Holders of Units generally have no voting rights
In accordance with Brazilian Corporate Law, our by-laws and the by-laws of Unibanco Holdings, holders of our preferred shares and Unibanco Holdings’ Preferred Shares have no voting rights except in certain limited circumstances, and holders of Units, therefore, are generally not entitled to vote either at meetings of our shareholders or at meetings of Unibanco Holdings’ shareholders.
Shares eligible for future sale may adversely affect the market value of our Units and GDSs
Certain of our principal shareholders and the principal shareholders of Unibanco Holdings have the ability, subject to applicable Brazilian laws and regulations and applicable securities laws in the relevant jurisdictions, to sell our shares, Unibanco Holdings Common shares, and Units. No prediction can be made as to the effect, if any, that future sales of the shares represented by Units or Units may have on the market price of the Units and GDSs. Future sales of substantial amounts of such shares, or the perception that such sales could occur, could adversely affect the market prices of the Units and GDSs.

Risk factors

Foreign shareholders have limitations on the exercise of their preemptive rights
Under Brazilian Corporate Law, except in the case of shares offered through a stock exchange or a public offering, a Brazilian company must offer its shareholders preemptive rights to purchase, by means of capital subscription in a private placement, a sufficient number of shares to maintain their existing ownership percentages prior to the offering and issuance of any new shares. However, the participation of foreign investors in the capital of financial institutions is subject to prior authorization by the Brazilian government, except for participation in non-voting capital, once a general authorization has already been granted for this purpose. Therefore, in the event voting securities are being offered, our foreign shareholders could be prevented from exercising their preemptive rights. In addition, foreign shareholders may not be able to exercise preemptive rights with respect to our shares represented by the Units, or with respect to any securities issued by us or by Unibanco Holdings as to which the holders of Units have preemptive rights unless a registration statement under the Securities Act is effective with respect to the shares relating to such rights or an exemption from the registration requirements thereunder is available. Unibanco Holdings and we are under no obligation to file a registration statement with respect to such preemptive rights and there can be no assurance that Unibanco Holdings and we will file any such registration statement.

Management’s discussion and analysis of financial condition as of June 30, 2005 and results of operations for the six months ended June 30, 2005 (Brazilian GAAP)
The following discussion and analysis relating to our consolidated financial information as of and for the six months ended June 30, 2005 and the comparative information as of and for the six months ended June 30, 2004 is based on, and should be read in conjunction with, our consolidated financial statements as of and for the six months ended June 30, 2005 and 2004, including the notes thereto, which have been prepared in accordance with Brazilian GAAP and are incorporated in this prospectus by reference to our Form 6-K filed with the SEC on August 18, 2005. We are not incorporating by reference the Report of Independent Auditors contained therein.
Brazilian GAAP differs in several significant respects from U.S. GAAP, including differences in line item classifications. For this reason, the consolidated financial information discussed below is not directly comparable to the summary consolidated U.S. GAAP financial information as of and for the years ended December 31, 2004, 2003, 2002, 2001 and 2000 presented in this prospectus under the caption “Prospectus summary–Summary consolidated financial information—U.S. GAAP presentation,” nor to the consolidated U.S. GAAP financial information and financial statements included in our 2004 Form 20-F, incorporated herein by reference. For more information on the differences between Brazilian GAAP and U.S. GAAP, see Annex A to this prospectus, entitled “Narrative disclosures about significant differences between Brazilian GAAP and U.S. GAAP as they relate to Unibanco.”
OVERVIEW
After 80 years of participation in the Brazilian financial market, we reached R$82,992 million in assets on June 30, 2005, solidifying our position as the third largest private-sector financial institution in Brazil in terms of assets as measured by the Brazilian Central Bank as of March 31, 2005.
We provide a wide range of financial products and services to approximately 19.3 million individual and corporate clients, primarily throughout Brazil and also in foreign countries.
We operate our business in four segments: Retail, Wholesale, Insurance and Pension Plans and Wealth Management.
Our primary sources of revenues and expenses are:

▶	Revenues from financial intermediation from our interest-earning assets including lending, leasing and other credits, securities, interbank investments and the Central Bank compulsory deposits, among others;

▶	Expenses on financial intermediation from our interest-bearing liabilities, including our savings and time deposits, securities sold under repurchase agreements, resources from securities issued, subordinated debt and onlendings, among others;

▶	Provisions for lending, leasing and other credit losses based on the quality and size of our credit portfolio and reflecting our expectations regarding the ability of our customers to repay their credits;

▶	Other operating income from services rendered by each of our four business segments, including banking tariffs and other fees and commissions relating to our credit card, asset management, capital markets and merger and acquisition businesses, as well as from insurance, annuity products and retirement plans premiums, from the impact of the depreciation of the real on our investments

Management’s discussion and analysis of financial condition as of June 30, 2005 and results of operations for the six months ended June 30, 2005 (Brazilian GAAP)

in branches and subsidiaries offshore in foreign currency, or investments abroad, and equity in the results of unconsolidated companies; and

▶	Other operating expenses from personnel and administrative expenses, insurance, annuity products and retirement plans, contingent provisions, other taxes and the impact of the appreciation of the real on our investments abroad and other operating income and expenses.
RECENT DEVELOPMENTS
In the first six months of 2005, we continued to grow organically and also engaged in new strategic transactions to expand our businesses.
On May 2, 2005, Unibanco Units became part of the Ibovespa Index, with an initial weight of 0.984%. The inclusion of the Unit in the Ibovespa Index was driven by a series of initiatives started in 2003 to increase the liquidity of Unibanco’s Units in Brazil.
In June 2005, pursuing our strategy of expanding our participation in the auto finance market, we acquired all the shares of Banco Dibens S.A. owned by the Verdi Group, raising our ownership of the company from 51% to 100%.
On July 29, 2005, we issued US$500 million of perpetual non-cumulative junior subordinated securities in a private placement in the U.S. and elsewhere outside Brazil. These securities pay interest on a quarterly basis at a rate of 8.7% per annum, have no maturity date and can be redeemed at our discretion and upon approval of the Central Bank on July 29, 2010 or on any subsequent interest payment date.
The following table shows our financial performance highlights for the year ended December 31, 2004 and the six-month periods ended June 30, 2004 and 2005:

		For the six-months
	As of December 31,	ended June 30,
	004	004	005
	(in millions of R$, except percentages)

Net income	1,283	581	854
Return on average equity(1)	16.8%	16.4%	21.4%
Return on average assets(1)	1.7%	1.6%	2.1%
Basel Capital Ratio	16.3%	16.7%	16.1%
Total Assets	79,350	79,771	82,992
Total Credit Portfolio (including off-balance sheet items)	31,796	30,045	35,154
Total Deposits	33,530	29,328	34,856
Shareholders’ equity	8,106	7,704	8,660

(1)	Six-month data are annualized.
Despite a slowdown in the rate of economic growth, the Brazilian economy continued to post solid fundamentals in the first six months of 2005. The primary surplus remained strong at 6.4% of GDP between January and June, the trade surplus increased 31.3% compared to the same period in 2004 and the real appreciated by 11.5% compared to December 2004. There were some negative indicators, such as lower growth in industrial production and GDP, which were reflected in a higher perceived sovereign risk, as measured by JP Morgan’s Emerging Market Bond Index, or EMBI, which closed at 411 basis points as of June 30, 2005, up from 383 basis points on December 31, 2004. At the same time, inflationary pressures led the Central Bank to raise the SELIC base interest rate by 200 basis points, reaching 19.75% per year in May 2005, a level that has been maintained since.

Management’s discussion and analysis of financial condition as of June 30, 2005 and results of operations for the six months ended June 30, 2005 (Brazilian GAAP)

Our operational result increased 60.2% in the six-month period ended June 30, 2005 when compared to the same period in 2004, mainly due to our organic growth, to the better mix of our credit portfolio focusing on individuals and small and medium-sized enterprises, to our improved funding mix resulting from the growth in Superpoupe deposits and to our internal restructuring, which gave us greater control over expenses. Consequently, we increased our net income by 47.0% in the first half of 2005 compared to the first half of 2004, from R$581 million to R$854 million. Our annualized return on average equity, comparing the same two periods, increased by 500 basis points, from 16.4% to 21.4%.
In our Retail business segment, we continued to implement our new business model, intensifying synergies and accelerating growth in several units, with a focus on efficiency and profitability.
In the first half of 2005, we expanded our branch network by 13 units, reaching 908 branches and 392 corporate site branches, or PABs, within our clients. Also in the first half of 2005, we started to refurbish our branch network in order to adapt it to our new brand positioning. The roll-out of the new format to all branches is expected to be completed by the end of 2006.
In March 2005, we launched Crédito Merecido, a loan developed for retirees and beneficiaries of the National Institute of Social Security, or INSS, in which loan repayments are deducted from the monthly benefit. Crédito Merecido limits total loan amount to five times the retirement benefit, with payment in 36 installments. On June 30, 2005, we had R$136 million in pre-approved lines of credit. We were the first large Brazilian bank to offer this kind of product.
In our consumer and credit card business lines, our credit card company Unicard recorded a loan portfolio to individuals of R$1,756 million as of June 30, 2005, an increase of 68.0% compared to June 30, 2004, with 6.3 million cards issued, an increase of 21.2% compared to June 30, 2004. During the first half of 2005, Unicard launched the Unicard Desconto em Folha card, a product which was originally developed by BNL Brasil, which was acquired by Unibanco in 2004. Customers who use this card have the card’s minimum payment deducted directly from their monthly paycheck.
HiperCard updated its logo and developed a new expansion plan during the first six months of 2005. The loan portfolio expanded to R$1,125 million as of June 30, 2005, a growth of 34.6% compared to June 30, 2004. By the end of the first half of 2005, HiperCard had 3.3 million cards issued, a growth of 32.0% over the same date in 2004. The number of retailers reached by the company increased by approximately 16,000 in the first six months of 2005, reaching more than 85,000 retailers in 13 states by the end of June 2005. We have also increased the number of HiperCard retailers that have Unibanco as their primary bank since our acquisition of Hipercard in March 2004.
In the first half of 2005, we also launched an expansion plan for Fininvest, which included the opening of new stores and a new marketing campaign. By June 30, 2005, the number of total stores reached 258, a 57.3% increase over the number of stores on June 30, 2004. During the first half of 2005, Fininvest also added 32 new partners in the private label segment, and had started distributing products originated in our branch network, such as Crédito Merecido. During the first half of 2005, we also started to explore synergies between Fininvest and our branch network, by opening 30 Fininvest kiosks in selected branches. On June 30, 2005, Fininvest posted a loan portfolio of R$1,957 million, corresponding to a twelve-month growth of 54.3%, and reached over 12,000 points of sale.
Our CDC and Leasing business, which primarily consists of vehicle finance, had a total loan portfolio of R$4,143 million as of June 30, 2005, compared to R$3,108 million at June 30, 2004 and financed an average of 20,000 units per month. In addition to expanding our ownership stake in Banco Dibens S.A., in the first half of 2005 we also implemented the Connection Project, which aims at reducing operational costs by increasing the amount of loan proposals made through the internet.

Management’s discussion and analysis of financial condition as of June 30, 2005 and results of operations for the six months ended June 30, 2005 (Brazilian GAAP)

Our Wholesale business segment, with a strategy of regional coverage and sector expertise, geared towards long term relationships, continued to handle the business of large corporate clients with annual sales greater than R$150 million, and posted a total credit portfolio of R$15,382 million as of June 30, 2005 compared to R$14,409 million at June 30, 2004.
On June 30, 2005 we had a balance of US$1.8 billion in foreign trade finance transactions, resulting from import, export and international financing warranties, reaching the third position in the BNDES consolidated ranking. We disbursed R$602 million for BNDES export and/or import transactions, placing us second in the export/import category.
Our Wholesale capital markets, project finance, and financial advisory businesses were active in the first half of 2005, participating in the following major transactions as:

▶	leading coordinator of the secondary public offering of 45.9 million Units owned by Commerzbank Aktiengesellschaft and BNL International Investments S.A., in the amount of approximately R$718 million;

▶	coordinator in the offering of América Logística S.A. Units in the amount of approximately R$573 million;

▶	coordinator in eight bond offerings (Caixa de Administração da Dívida Publica Estadual S.A., Ampla Energia e Servicos S.A., Cia. de Saneamento Basico do Estado de SP-Sabesp, Votorantim Financas S.A., Tractebel Energia S.A., Cia. de Eletricidade do Estado da Bahia-Coelba, Telemar Participacoes S.A. and Vicunha Siderurgia S.A.) in the amount of R$3,790 million;

▶	structuring agent of R$255 million in convertible debentures for Centrais Elétricas do Rio Jordão-Elejor S.A. (a subsidiary of Companhia Paranaense de Energia- Copel) to be used for the construction of the 250 MW Fundão and Santa Clara hydroelectric complex;

▶	advisor to Empresa Brasileira De Aeronáutica S.A.-Embraer in the acquisition of Indústria Aeronáutica de Portugal S.A.-OGMA, an aircraft component maintenance and repair company controlled by the Portuguese government;

▶	leading coordinator and administrative agent of a US$100 million revolving credit facility for Odebrecht Overseas Ltd.; and

▶	joint arranger of a US$125 million import note facility for Braskem S.A.
According to ANBID’s rankings as of June 30, 2005, we ranked third in bond origination and second in bond distribution in the first half of 2005.
In our Insurance and Pension Plans business segment, we continued to lead important market segments, such as property risks, aviation, D&O (Directors and Officers) and international freight, according to the most recent sector data released by SUSEP in May 2005. During the first six months of 2005, we launched products directed at specific market segments, such as environmental insurance and insurance especially tailored for men. Unibanco AIG Warranty, which provides extended warranty, maintained its impressive leadership in the segment. UASEG and Unibanco AIG Vida e Previdência ranked fourth in consolidated terms, according to SUSEP, ANAPP and ANS, with a 7.8% market share, including extended warranty, according to ANS data as of June 2005.
Unibanco AIG Vida e Previdência ranked fourth in pension plan revenues, with a 7.6% market share as of June 2005, according to ANAPP, and reached the second highest position in accumulated sales on corporate pension plans, with total premiums of R$445 million as of June 30, 2005.
In our Wealth Management business segment, our subsidiary UAM ended June 2005 with R$35,119 million in assets under management and custody, 15.1% higher than June 30, 2004. In this

Management’s discussion and analysis of financial condition as of June 30, 2005 and results of operations for the six months ended June 30, 2005 (Brazilian GAAP)

period, we observed positive flows mainly from corporate and private clients. UAM held the sixth position in the ANBID’s ranking of assets under management for third parties, achieving a market share of 5.0% as of June 30, 2005.
Assets under management for our Private Bank increased 21.4% over December 2004 figures, reaching the second highest position in ANBID’s ranking, with a market share of 10.2% as of June 30, 2005.
For the remainder of 2005, we expect a positive outlook for Brazil, with economic growth that could generate larger credit operations. Net interest spreads in banking operations tend to fall in this type of environment, since sustained economic growth leads to higher payment capacity of borrowers and lower credit risk for creditors. However, we believe the diversification of our base of products and services, as well as the growth of our individual and corporate client base, particularly in the consumer finance and middle market segments, should enable us to increase economies of scale and cross-selling opportunities among our different business segments, and consequently enhance our profitability in the future.
MACROECONOMIC FACTORS AFFECTING OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following table shows, for the periods indicated, the main Brazilian macroeconomic indicators:

			For the six
			months
	As of		ended on
	December 31,		June 30,
	2004	2004	2005

Real GDP growth(1)	4.9%	1.8%	0.3%
Inflation rate(2)	12.1%	6.9%	1.5%
Inflation rate(3)	7.6%	3.5%	3.2%
Currency exchange rate (R$/US$)(4)	2.6544	3.1075	2.3504
SELIC interest rate(4)	17.7%	16.0%	19.8%
Average interbank deposit interest rate(5)	16.2%	15.9%	18.9%

(1)	Source: Brazilian Institute of Geography and Statistics, or IBGE.

(2)	Source: IGP-DI, as published by the Fundação Getúlio Vargas, or FGV.

(3)	Source: IPCA, the Consumer Price Index published by IBGE.

(4)	Source: Central Bank of Brazil. As of December 31 and as of June 30 for each year presented.

(5)	Source: Central de Liquidação e Custódia de Títulos Privados, or CETIP.

Management’s discussion and analysis of financial condition as of June 30, 2005 and results of operations for the six months ended June 30, 2005 (Brazilian GAAP)

The following charts show, for the periods indicated, the real/ U.S. dollar currency exchange rate and the SELIC base interest rate:
The Central Bank continued to increase the SELIC base interest rate from 17.75% at December 31, 2004 to 19.75% at June 30, 2005. The IPCA index posted inflation of 3.15% in the first half of 2005, compared with 3.47% in the same period of 2004. Industrial production grew 3.29% in the first half of 2005, milder than the 4.30% growth rate registered at the same period of 2004. The public accounts continued to post a primary surplus, totaling 6.43% of GDP in the first half of 2005. During the first six months of 2005 the real appreciated against the dollar by 11.5%. The trade balance remained strong, with a surplus of US$19.7 billion over the first half of 2005, higher than the US$15 billion surplus registered during the same period of 2004. In addition, perception of Brazil’s sovereign risk deteriorated slightly: the EMBI Brazil index was 411 basis points at June 31, 2005, or 28 basis points higher than at December 31, 2004.
In spite of the increase of the SELIC base interest rate by 375 basis points from September 2004 through June 2005, we believe the outlook for the Brazilian economy is positive, with continuing economic growth, which will generate an attractive environment for new investments and improvements in the payment capacity of economic agents, consequently reducing risk for creditors, which we expect will provide a favorable environment to expand credit volume, albeit with lower spreads. In recent years, we have made several acquisitions and investments to expand our client base and develop a strong distribution network throughout the country, which has helped us consolidate our competitive position in the Brazilian market and prepare to face future challenges.
EFFECTS OF GOVERNMENT REGULATION ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Compulsory deposit requirements
As of June 30, 2005 the compulsory deposit requirements were as follows:

▶	the rate of compulsory deposit requirements for demand deposits was 45%;

▶	the rate of compulsory deposit requirements for savings deposits was 20%;

▶	the rate of compulsory deposit requirements for time deposits was 15%; and

▶	the additional reserve requirements on time deposits, demand deposits and savings deposits were, respectively, 8%, 8%, and 10%.
On June 30, 2005, our reserve requirement on time deposits in the form of Brazilian government securities deposited with the Central Bank totaled R$8,926 million, with R$3,866 million in time deposits, R$943 million in demand deposits and R$1,369 million in savings deposits, as well as R$2,748 million in additional reserves.

Management’s discussion and analysis of financial condition as of June 30, 2005 and results of operations for the six months ended June 30, 2005 (Brazilian GAAP)

Income taxes
Our income tax expense consists of two components: the federal income tax and the social contribution. For the six-month periods ended June 30, 2004 and 2005 the federal income tax was assessed at a rate of 25% and the social contribution at 9%.
CRITICAL ACCOUNTING ESTIMATES
In preparing our Brazilian GAAP consolidated financial statements, we use estimates, assumptions and judgments of our management to account for certain assets, liabilities, revenues, expenses and other transactions in accordance with Brazilian Corporation Laws and laws and regulations from CMN, from CVM and from SUSEP. Actual results in future periods could differ from those estimates, assumptions and judgments, and consequently our reported results of operations may be affected.
The following is a brief description of the more critical estimates, assumptions and judgments in the application of our accounting policies under Brazilian GAAP.
Allowance for credit losses
We assess the creditworthiness of our lending, leasing and other credits portfolio and establish allowances for expected credit losses on a monthly basis. The process used to determine these reserves involves estimates and judgments. We determine a minimum allowance for expected losses within each client’s rating. However, based on the judgment and experience of our senior management, higher percentages of allowances can be used within each client’s rating where appropriate in order to more accurately establish the allowances. We consider, among other things, the probability of default and the loss given default rates in making this evaluation, as well as the size and diversity of individual credits. Changes in these estimates and judgments have a direct impact on the allowances.
Our wholesale lending, leasing and other credits portfolio have distinctive characteristics and therefore are not evaluated as a homogeneous portfolio. Instead, the allowances are currently calculated based on the risk profile of each individual borrower, which accounts for, among other factors, financial history, cash flows, quality of management, relationship history, market conditions and other factors relating to credit risk. Also, we employ an internal credit rating system which ranks companies from AA1 to H, within different levels, based on quantitative criteria, such as recent financial data, and qualitative aspects, such as management and succession issues. We consider companies with a credit rating of AA1 and AA2 to be very stable and with minimal credit risk, AA3 and A to be financially very sound, B and C to be less stable and require close monitoring (issuances of credit to companies ranked B and C are usually short-term, require significant security and other credit support), D, E, F and G to be higher risks or potential losses and H to be poor credit risks (defaults) and fully provisioned against. Also, we review credit lines for large-balance credit issuances every 60 to 180 days, according to the borrower’s credit rating and the external credit environment.
Our retail lending, leasing and other credits portfolio, such as overdrafts, credit card loans, mortgage loans and consumer finance credit issuances have similar characteristics and are managed using specialized systems and processes. We use a wide range of statistical tools to evaluate credit requests and client’s performance, which include credit and behavior scoring models. The allowance for credit losses in the Retail portfolio is established using a process that begins with estimates of expected losses based upon various analyses. These analyses consider recent loss experience, current economic conditions, the risk characteristics of the various categories of credit issuances, the fair value of the underlying collateral and other factors directly influencing the potential collectibles of credit. We evaluate the adequacy of the allowance for credit losses on a monthly basis unless circumstances otherwise require.
We believe that our allowance for credit losses is adequate in the present economic environment.

Management’s discussion and analysis of financial condition as of June 30, 2005 and results of operations for the six months ended June 30, 2005 (Brazilian GAAP)

Fair value of financial instruments
Our financial instruments include fixed rate and equity securities, derivatives and other financial instruments. We carry our investments at fair value if they are considered to be available for sale or trading securities. For the majority of our portfolios, fair value is determined based on externally quoted prices. If externally quoted prices are not available, we determine the fair value by reference to the quoted market price of comparable instruments, or we discount the expected cash flows using market interest rates commensurate with the credit quality and maturity of the investments on internally developed pricing models based on independent sources of market information.
We believe we have a conservative policy regarding market risk exposure. The market risk exposure of our portfolio is independently supervised and controlled. Changes in the fair value of available for sale securities are recognized and included as a component of stockholders’ equity, unless the loss is considered to be permanent. Impairment losses that are considered permanent are recognized as losses in the period in which they occur.
Deterioration in economic conditions could adversely affect these values. Changes in the fair value of trading assets and liabilities, including our derivatives for trading purposes with our customers, derivatives qualified as fair value hedges, and derivatives not qualified as hedges (primarily derivatives used to manage our overall exposure to changes in interest rates and foreign currencies), are recognized in earnings. Changes in the fair value of derivatives qualified as cash-flow hedges are recognized as a component of stockholders’ equity.
Insurance reserves
Reserves for insurance claims and claims expenses are charged as incurred. The reserves for claims and claims expenses represent the accumulation of estimates for reported claims and include provisions for claims incurred but not reported. The methods of determining such estimates and establishing the reserves, including unrecoverable reinsurance, are reviewed and updated regularly. Adjustments resulting thereof are reflected in income statements for the current period.
Income taxes
In preparing our consolidated financial statements, we are required to estimate income taxes, which involve an estimation of current tax expense together with an assessment of temporary differences. Temporary differences result from the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and this difference generates net deferred tax assets. Net deferred tax assets may also comprise tax losses carry forwards.
Our carrying value of net deferred tax assets assumes that we will be able to generate sufficient future taxable income based on an internal forecast model using estimates and assumptions. We evaluate the reliability of the deferred tax assets frequently. If these estimates and assumptions change in the future, we may be required to record valuation allowances against our deferred tax assets resulting in additional income tax expense in the consolidated statements.
Impairment of permanent assets
Our balance sheet includes permanent assets related to our fixed assets, goodwill and other intangible assets. Fixed assets and intangible assets with finite useful lives are depreciated or amortized over their estimated useful lives. Useful lives are estimated based on the period that the assets will generate revenue. If circumstances and conditions indicate deterioration in the value of tangible or intangible assets, the book value will be adjusted and a loss will be recognized in current operations.

Management’s discussion and analysis of financial condition as of June 30, 2005 and results of operations for the six months ended June 30, 2005 (Brazilian GAAP)

Provisions for litigation
We are subject to proceedings, lawsuits and other claims related to tax, labor and civil matters. We are required to assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of reserves required, if any, for these contingencies is made after careful analysis of each individual matter (in the case of tax and civil matters) or is based on average amounts paid during the immediately preceding 36 months (in the case of labor matters), in accordance with advice of counsel. We record provisions for contingencies only when we believe that it is probable that we will incur a loss in connection with the matter in dispute. The required reserves for these contingencies may change in the future due to new developments in each matter or changes in approach, such as a change in settlement strategy in dealing with these matters. Any of the foregoing changes could result in a negative impact on future results and cash flows.
DEPRECIATION OR APPRECIATION OF THE REAL
In our discussion of our operating results for the six-month period ended June 30, 2005 compared to the six-month period ended June 30, 2004, when we refer to changes from year to year being due to the “appreciation of the real”, we are referring primarily to the effects of the appreciation of the real described under “Item 5. Operating and Financial Review and Prospects—Macroeconomic Factors Affecting our Financial Condition and Results of Operations—Effects of Depreciation or Appreciation of the Real on Our Financial Condition and Results of Operations” in our 2004 Form 20-F, incorporated herein by reference.
During the six-month period ended June 30, 2005, the real appreciated by 11.5%, while during the six-month period ended June 30, 2004, the real depreciated by 7.6%. During the twelve-month period between June 30, 2004 and June 30, 2005 the real appreciated by 24.4%. When we refer to a specific percentage depreciation or appreciation of the real against the U.S. dollar in any year, we have derived such percentage by comparing the number of reais exchangeable for one U.S. dollar at the end of the given year to the number of reais exchangeable for one U.S. dollar at the end of the previous year, as reported by the Central Bank.

Management’s discussion and analysis of financial condition as of June 30, 2005 and results of operations for the six months ended June 30, 2005 (Brazilian GAAP)

RESULTS OF OPERATIONS FOR SIX-MONTH PERIOD ENDED JUNE 30, 2005 COMPARED TO SIX-MONTH PERIOD ENDED JUNE 30, 2004
The following table shows the principal components of our consolidated net income for the six-month periods ended June 30, 2004 and 2005:

	For the six-months
	ended June 30,
	2004	2005	% Change
	(in millions of R$)

Gross profit from financial intermediation	2,190	3,167	44.6%
Other operating income (expense)	(1,319)	(1,772)	34.3
Operating income	871	1,395	60.2
Non-operating income (expense)	7	9	28.6
Income before taxes and profit sharing	878	1,404	59.9
Income tax and social contribution	(97)	(294)	203.1
Profit sharing	(126)	(185)	46.8
Extraordinary items	—	1	—
Net income before minority interest	655	926	41.4
Minority interest	(74)	(72)	(2.7)

Net income	581	854	47.0%

Net income for the six-month period ended June 30, 2005 was R$854 million, an increase of 47.0% compared to the R$581 million recorded in the same period in 2004. This increase was driven by a number of factors, including:

▶	Growth of our credit portfolio, with focus on segments that offer higher margins;

▶	Improvement of our funding mix, driven by the success of Superpoupe;

▶	Development of synergies between our operational areas through a cross-selling program; and

▶	Control of operational costs.
In the first six months of 2005 we achieved a gross profit from financial intermediation which was 44.6% higher than in the same period in 2004. Additionally, we increased our operating income by 60.2% in the six-month period ended June 30, 2005, compared to the same period in 2004, which, partially offset by the 203.1% increase in our income tax and social contribution expenses, results of a higher taxable income, fiscal effects of the exchange rate fluctuation on our investments abroad and an increase of interest on capital stock. This led to a 47.0% growth of the bottom line.

Management’s discussion and analysis of financial condition as of June 30, 2005 and results of operations for the six months ended June 30, 2005 (Brazilian GAAP)

Gross profit from financial intermediation
The following table shows the principal components of our consolidated gross profit from financial intermediation, including provisions for lending, leasing and other credits losses, for the six-month periods ended June 30, 2004 and 2005:

	For the six-months
	ended June 30,
	2004	2005	% Change
	(in millions of R$)

Revenues from financial intermediation	6,074	7,186	18.3%
Expenses on financial intermediation (excluding provision for lending, leasing and other credits losses)	(3,255)	(3,274)	0.6
Provision for lending, leasing and other credits losses	(629)	(745)	18.4

Gross profit from financial intermediation	2,190	3,167	44.6%

Our gross profit from financial intermediation grew by 44.6% in the six-month period ended June 30, 2005 compared to the same period in 2004, largely as a result of an increase in our revenues from financial intermediation that was not matched by a comparable increase in expenses from financial intermediation. The growth in our revenues from financial intermediation was driven by the expansion of our loan portfolio, with a focus on loans with higher spreads, an increase in the average interest rates and the impact of the appreciation of the real on our hedges on our investments abroad. At the same time, the change in our funding mix, with greater emphasis on core deposits, combined with the effect of the appreciation of the real on our liabilities denominated in foreign currencies, led to our expenses on financial intermediation being proportionally smaller in the first half of 2005 than in the same period in 2004. As a result, in the first half of 2005, we achieved an annualized financial margin before provisions of 10.2%, a 210 basis point growth over the same period in 2004.
As a result of the appreciation of the real in the first six months of 2005, compared to the depreciation of the real in the same period of 2004, we recorded a gain of R$192 million on our hedges of our investments abroad in the first six months of 2004, while in the same period in 2005 we posted loss of R$28 million.
Revenues from financial intermediation
The following table shows the principal components of our consolidated revenues from financial intermediation for the six-month periods ended June 30, 2004 and 2005:

	For the six-months
	ended June 30,
	2004	2005	% Change
	(in millions of R$)

Lending and leasing operations	3,934	4,279	8.8%
Marketable securities and derivative financial instruments	1,538	2,128	38.4
Financial results from insurance, pension plans and annuity products	413	500	21.1
Compulsory deposits	189	279	47.6

Revenues from financial intermediation	6,074	7,186	18.3%

The R$1,112 million, or 18.3%, increase in revenues from financial intermediation in the six-month period ended June 30, 2005 compared to the same period in 2004 was a result of:

▶	a R$345 million increase in revenues from lending and leasing operations;

Management’s discussion and analysis of financial condition as of June 30, 2005 and results of operations for the six months ended June 30, 2005 (Brazilian GAAP)

▶	a R$590 million increase in revenues from marketable securities and derivative financial instruments;

▶	a R$87 million increase in revenues from financial results from insurance, pension plans and annuity products; and

▶	a R$90 million increase in revenues from compulsory deposits.
Revenues from lending and leasing operations. The 8.8% growth in revenues from lending and leasing operations in the first six months of 2005 compared to the same period in 2004 was driven by the 17.0% increase in our credit portfolio between the two periods, partially offset by the loss of revenues from Credicard and Orbitall due to our sale of our equity interests in these companies. Our portfolio of loans to individuals increased 21.8% as of June 30, 2005 compared to June 30, 2004, while our portfolio of loans to small and medium-sized enterprises increased 37.4%, demonstrating our commitment with our strategy to focus on higher margin segments. Additionally, our revenues also increased because of the higher average interest rates observed in the first six months of 2005 compared to the same period in 2004.
Revenues from marketable securities and derivative financial instruments. Revenues from marketable securities, including marketable securities classified as tradable securities, available for sale and held to maturity, and derivative financial instruments, including futures operations and swaps, increased 38.4% in the six-month period ended June 30, 2005 compared to the same period in 2004. The increase was mostly due to the rise in average interest rates during the first half of 2005 compared to the same period in 2004. Our balance of marketable securities and derivative financial instruments amounted to R$16,862 million as of June 30, 2005, representing 20.3% of our total assets, compared to R$18,946 million in June 30, 2004, representing 23.8% of our assets at that time. The proportion of our marketable securities and derivative financial instruments denominated in foreign currency was 25.6% on June 30, 2005, compared to 34.6% on June 30, 2004. We experienced losses on our marketable securities and derivative financial instruments denominated in foreign currency due to the appreciation of the real in the first half of 2005 in contrast with the gains we experienced from these securities and instruments due to the depreciation of the real in the first half of 2004. A portion of our derivative financial instruments was used to hedge the exchange rate exposure created by our investments abroad, and generated gains of R$192 million in the first half of 2005 compared to losses of R$28 million in the same period in 2004.
Revenues from financial results from insurance, pension plans and annuity products. The 21.1% growth in revenues from insurance, pension plans and annuity products in the six-month period ended June 30, 2005 compared to the same period in 2004 was due to the increase in the sale of insurance premiums and pension plan contracts. This was compounded by higher average interest rates observed in 2005 compared to 2004, mostly related to an increase in the SELIC base interest rate, which also increased in 2005 compared to 2004.
Revenues from compulsory deposits. Our revenue from compulsory deposits increased 47.6% in the first six months of 2005 compared to the same period in 2004, from R$189 million to R$279 million. This increase was driven by the R$6,851 million, or 25.1%, growth in the average balance of our deposits that earn interest between the first half of 2004 and the first half of 2005, as well as an increase in the average interest rate between the two periods, matching the evolution of the SELIC base interest rate, which also increased on average between the two periods.

Management’s discussion and analysis of financial condition as of June 30, 2005 and results of operations for the six months ended June 30, 2005 (Brazilian GAAP)

Expenses on financial intermediation
The following table shows the principal components of our consolidated expenses on financial intermediation for the six-month periods ended June 30, 2004 and 2005:

	For the six-months
	ended June 30,
	2004	2005	% Change
	(in millions of R$)

Deposits and securities sold	2,557	2,713	6.1%
Borrowings and onlendings	581	55	(90.5)
Foreign exchange transactions	(135)	197	—
Price-level restatement and interest on technical provision for insurance, pension plans and annuity products	252	309	22.6

Expenses on financial intermediation	3,255	3,274	0.6%

Our expenses on financial intermediation increased R$19 million, or 0.6%, in the six-month period ended June 30, 2005 compared to the same period in 2004, as a function of:

▶	a R$156 million increase in expenses from deposits, securities sold under repurchase agreements, resources from securities issued;

▶	a R$57 million increase in expenses from interest and monetary correction on technical provision for insurance;

▶	a R$526 million decrease in expenses from borrowings and onlendings; and

▶	an inversion in the result for foreign exchange transactions, from positive to negative, for a total change of R$332 million.
Expenses from deposits, securities sold under repurchase agreements, resources from securities issued. Expenses from deposits, securities sold under repurchase agreements and resources from securities issued increased 6.1% in the first six months of 2005 compared to the same period in 2004. This increase was largely due to the 25.1% growth in the average balance of our deposits between the two periods and an increase in the average interest rate between the two periods, partially offset by the effect of the appreciation of the real in the first half of 2005, in contrast with the depreciation of the real in the first half of 2004, which impacted our liabilities denominated in foreign currencies.
Borrowings and onlendings. Our expenses from borrowings and onlendings decreased by 90.5% in the first half of 2005 compared to the first half of 2004. The decrease was a result of the appreciation of the real in the first half of 2005, compared to the depreciation of the real over the same period in 2004, which reduced the charges on our obligations denominated in foreign currency, and the decrease of 14.1% in the average balance of borrowings and onlendings between the first half of 2004 and the first half of 2005.
Foreign exchange transactions. Our results from foreign exchange transactions are derived from foreign trade transactions with clients and transactions in the interbank market that are susceptible to exchange rate variations. The variation in our results from foreign exchange transactions, from a revenue of R$135 million in the first half of 2004 to an expense of R$197 million in the first half of 2005, was primarily due to the depreciation of the real by 7.6% in the first six months of 2004 and the appreciation of the real by 11.5% in the first six months of 2005.

Management’s discussion and analysis of financial condition as of June 30, 2005 and results of operations for the six months ended June 30, 2005 (Brazilian GAAP)

Price-level restatement and interest on technical provision for insurance, pension plans and annuity products. Expenses from price-level restatement and interest on technical provision for insurance, pension plans and annuity products increased by 22.6%, from R$252 million in the six-month period ended June 30, 2004 to R$309 million in the six-month period ended June 30, 2005. The increase was due to a 31.8% increase in technical provisions experienced between the two periods and an increase in the average interest rate between the two periods.
Provision for Lending, Leasing and Other Credit Losses
The following table shows the loan portfolio and provision for loan losses by segment for the six months ending June 30, 2004 and June 30, 2005:

	Commercial Bank
	and other		Consumer credit
	companies		companies		“CDC” and leasing		Unibanco(1)
	2004	2005	2004	2005	2004	2005	2004	2005
	(in millions of R$, except for percentages)

For the six months ended June 30,
Total credit portfolio(A)	21,929	25,401	5,008	5,610	3,108	4,143	30,045	35,154
Average credit portfolio(B)	20,861	24,180	4,186	5,254	2,986	3,908	28,033	33,342
Allowance for credit losses(C)	1,065	1,235	411	383	69	121	1,545	1,739
(C)/(A)	4.9%	4.9%	8.2%	6.8%	2.2%	2.9%	5.1%	4.9%
Additional provision for credit losses(D)	212	383	55	29	—	—	267	412
(D)/(C)	19.9%	31.0%	13.4%	7.6%	0.0%	0.0%	17.3%	23.7%
Loan charge-offs(E)	(313)	(245)	(422)	(382)	(46)	(48)	(781)	(675)
(E)/(A)	(1.4)%	(1.0)%	(8.4)%	(6.8)%	(1.5)%	(1.2)%	(2.6)%	(1.9)%
Provision for loan losses(F)	204	248	390	419	35	78	629	745
(F)/(A)	0.9%	1.0%	7.8%	7.5%	1.1%	1.9%	2.1%	2.1%
Non-performing credits(G)	825	787	522	510	57	86	1,404	1,383
(G)/(A)	3.8%	3.1%	10.4%	9.1%	1.8%	2.1%	4.7%	3.9%
(C)/(G)	129.1%	156.9%	78.7%	75.1%	121.1%	140.7%	110.0%	125.7%
Credit recoveries(H)	64	23	63	44	9	10	136	77
Net charge-offs(E+H)	(249)	(222)	(359)	(338)	(37)	(38)	(645)	(598)

(1)	Phenix Seguradora, BNL Brasil, HiperCard, all of which we acquired in the first six months of 2004, carried allowance for loan loss balances of R$3 million, R$126 million and R$19 million respectively.

Management’s discussion and analysis of financial condition as of June 30, 2005 and results of operations for the six months ended June 30, 2005 (Brazilian GAAP)

Our credit portfolio increased by 17.0% from R$30,045 million to R$35,154 million, between June 30, 2004 and June 30, 2005, despite the appreciation of the real in the period, principally due to:

▶	a 38.1% growth in our portfolio of loans to individuals, after adjusting for the R$1,297 million loan portfolio for Creditcard on June 30, 2004, with growth in our branch network, our consumer finance companies and in our credit card companies; and

▶	a 37.4% growth in our portfolio of loans to small and medium-sized enterprises.
We improved the quality of our credit portfolio in the twelve-month period between June 30, 2004 and June 30, 2005, raising the amount of loans rated AA – B from 85.0% to 87.6% of our total portfolio, while at the same time reducing the amount of loans rated D – H from 8.1% to 7.2%.
Our provision for credit losses increased 18.4%, from R$629 million in the first six months of 2004 to R$745 million in the same period in 2005. The increase in the provision for credit losses in the first half of 2005 compared to the first half of 2004 can be broken down into:

▶	a R$44 million, or 21.6%, increase in the provision for credit losses in our Commercial Bank and other Companies segment, compared to a R$3,472 million, or 15.8%, growth in the credit portfolio due to credit recoveries in the Wholesale segment offset by an additional provision of R$61 million. This was the result of the expansion of the credit portfolio, especially in our branch network, offset in part by an improvement in the quality of the new credit in the Wholesale segment offset by an additional provision of R$61 million, which was made to protect ourselves from potential changes to the economic environment that may impact our credit portfolio;

▶	a R$29 million, or 7.4%, increase in the provision for credit losses in our Consumer Credit Companies segment, compared to a R$602 million, or 12.0%, growth of the credit portfolio. Despite the increase in the provision for loan losses, the ratio of provision for loan losses to final balance of the credit portfolio improved from 7.8% in the first six months of 2004 to 7.5% in the same period in 2005, driven primarily by the acquisition of HiperCard, which had higher quality loans in its loan portfolio; and

▶	a R$43 million, or 122.9%, increase in the provision for credit losses in our CDC and Leasing segment, which primarily consists of vehicle finance, compared to a R$1,035 million, or 33.3%, growth of the credit portfolio.
We reduced our credit write-offs by $106 million, or 13.6% in the first half of 2005, compared to the same period in 2004, from R$781 million to R$675 million. This was driven by the improvement in the economic scenario and improved collection practices. The sale of our equity interests in Credicard and Orbitall compensated for the increase in write-offs in the other consumer credit companies, which was a result of organic growth. In the Commercial Bank and Other Companies, we recorded a strong reduction in the amount of write-offs in our branch network, reflecting the improvement in the quality of our credit portfolio between the two periods.
We increased our allowance for loan losses by R$194 million, or 12.6% between June 30, 2004 and June 30, 2005. The allowance for loan losses in the Multiple Bank and other Companies segment increased by R$170 million, or 16.0%, mostly as a result of an increase in the credit portfolio, especially in our branch network. In the same period, the allowance for loan losses for our Consumer Credit segment decreased by R$28 million, or 6.8%, mostly as a result of the sale of our equity interests in Credicard and Orbitall, while the allowance for loan losses in our CDC and Leasing companies increased by R$52 million, or 75.4%. Of the R$1,739 million balance of our allowance on June 30, 2005, 23.7% represented additional provisions. The allowance for credit losses represented 4.9% of our total credit portfolio on June 30, 2005, compared to 5.1% on June 30, 2004.

Management’s discussion and analysis of financial condition as of June 30, 2005 and results of operations for the six months ended June 30, 2005 (Brazilian GAAP)

Despite the growth in our credit portfolio, our non-performing credit portfolio declined by 1.5% between June 30, 2004 and June 30, 2005, largely as a result of improvements to our collection policies. In the Consumer Credit Companies segment, the sale of our interests in Credicard and Orbitall offset the increase due to our organic growth, lowering the amount of non-performing credits by R$12 million, or 2.3%. In the Commercial Bank and other companies, we recorded a significant reduction in non-performing credits, from R$825 million in June 30, 2004 to R$787 in June 30, 2005. Our CDC and Leasing segment posted a R$29 million or 50.9%, increase over the same time period. In relative terms, the ratio of non-performing credits to total credit portfolio declined from 4.7% on June 30, 2004 to 3.9% on June 30, 2005. This reduction, combined with our additional provision in the first half of 2005, led to an increase in the ratio of allowance for credit losses to non-performing loans from 110.0% on June 30, 2004 to 125.7% on June 30, 2005.
Other operating income (expense)
The following table shows the principal components of our consolidated other operating income (expense) for the six-month periods ended June 30, 2004 and 2005:

	For the six-months
	ended June 30,
	2004	2005	% Change
	(in millions of R$)

Services rendered	1,561	1,560	(0.1)%
Insurance, annuity products and retirement plans premiums	1,735	1,874	8.0
Changes in technical provisions for insurance, annuity products and retirement plans	(603)	(655)	8.6
Insurance claims	(470)	(463)	(1.5)
Private retirement plan benefits expenses	(256)	(356)	39.1
Selling, other insurance and private retirement plans expenses	(130)	(106)	(18.5)
Credit card selling expenses	(157)	(138)	(12.1)
Salaries, benefits, training and social security	(943)	(913)	(3.2)
Other administrative expenses	(1,442)	(1,505)	4.4
Financial transactions and other taxes	(331)	(493)	48.9
Equity in the results of associated companies	5	15	200.0
Other operating income	246	235	(4.5)
Other operating expenses	(534)	(827)	54.9

Other operating income (expense), net	(1,319)	(1,772)	34.3%

Services Rendered. Revenues from services rendered remained stable in the six-month period ended June 30, 2005 compared to the same period in 2004. However, the composition of the income was impacted by the sale of our equity interests in Credicard and Orbitall, which contributed R$186 million in revenues for services rendered in the first six months of 2004.

Management’s discussion and analysis of financial condition as of June 30, 2005 and results of operations for the six months ended June 30, 2005 (Brazilian GAAP)

The following table shows the principal components of our consolidated revenues from services rendered for the six-month periods ended June 30, 2004 and 2005:

	For the six-months
	ended June 30,
	2004	2005	% Change
	(in millions of R$)

Banking tariffs and other fees and commissions	809	884	9.3%
Credit card fees	565	476	(15.7)
Assets under management fees	187	200	7.0

Services rendered	1,561	1,560	(0.1)%

The change to our revenues for services rendered in the six-month period ended June 30, 2005 compared to the same period in 2004 is due to factors including:

▶	a 9.3% increase in banking tariffs and other fees and commissions, from R$809 million in the six- month period ended June 30, 2004 to R$884 million in the same period of 2005, primarily due to the expansion of our client base and growth in tariffs charged to small and medium enterprises;

▶	a 15.7% decrease in credit card fees, from R$565 million in the first six months of 2004 to R$476 million in the first six months of 2005, due to the following factors:

▶	a decrease of R$186 million due to the sale of our equity interests in Credicard and Orbitall;

▶	an increase of R$24 million related to the consolidation of HiperCard for the full six-month period in 2005, as opposed to only 4 months in 2004; and

▶	an increase of R$74 million related to the organic growth of our credit card business, especially Redecard and Fininvest; and

▶	a 7.0% increase in fees for assets under management, from R$187 million in the six-month period ended June 30, 2004 to R$200 million in the same period of 2005, mainly as a result of growth of assets under management, which increased 15.1% in the same period.
Insurance, annuity products and retirement plans premiums. Revenues with insurance, annuity products and retirement plans premiums increased by 8.0% in the first six months of 2005 compared to the same period in 2004. We maintained our leadership in property risks, aviation, D&O (Directors and Officers) and international freight, as well as extended warranty, which recorded significant growth in the period.
Changes in technical provisions for insurance, annuity products and retirement plans. Our expenses associated with changes in technical provisions for insurance, annuity products and retirement plans increased 8.6% in the first half of 2005 compared to the first half of 2004, largely due to an increase in the amount of premiums and pension contracts sold.
Insurance Claims. Our expenses with insurance claims declined by 1.5% in the six-month period ended June 30, 2005, compared to the same period in 2004, which demonstrates our focus on the improvement of our operational efficiency.
Private retirement plan benefits expenses. Our expenses with private retirement plan benefits increased by 39.1% in the first half of 2005 compared to the first half of 2004, mostly due to an increase in plans sold and the resulting expansion of reserves.

Management’s discussion and analysis of financial condition as of June 30, 2005 and results of operations for the six months ended June 30, 2005 (Brazilian GAAP)

Selling, other insurance and private retirement plans expenses. The 18.5% decrease in our selling, other insurance and private retirement plan expenses in the first half of 2005 compared to the same period in 2004 was due to a change in mix of insurance products sold, which led to lower commissions.
Credit card selling expenses. Our credit card selling expenses decreased by 12.1% in the first half of 2005 compared to the same period in 2004, largely as a result of our sale of our equity interests in Credicard and Orbitall, which offset the organic growth recorded in our credit card companies and the acquisition of HiperCard.
Salaries, benefits, training and social security. Expenses from salaries, benefits, training and social security decreased by R$30 million, or 3.2%, in the six-month period ended June 30, 2005 compared to the same period of 2004, primarily as a result of:

▶	a decrease of R$48 million due to the sale of our equity interests in Credicard and Orbitall;

▶	a decrease of R$37 million due to our operational restructuring process;

▶	a decrease of R$10 million due to a reduction in the number of contract terminations; and

▶	an increase of R$55 million due to the collective bargaining agreement that raised salaries 8.5% in September 2004.
In the first half of 2005, we had an average of 27,203 employees, compared to an average of 28,325 in the first half of 2004. The reduction was due to our operational restructuring process, which centralized processes and reduced costs.
Other Administrative Expenses. Other administrative expenses increased by R$63 million, or 4.4%, in the six-month period ended June 30, 2005 compared to the same period of 2004. This growth was largely explained by:

▶	an increase of R$45 million due to the expansion process in Fininvest and HiperCard;

▶	an increase of R$44 million due to an increase in our asset collection efforts;

▶	an increase of R$24 million due to recent acquisitions (mainly HiperCard, Tricard, Creditec and BNL Brasil);

▶	an increase of R$22 million due to higher marketing costs for Fininvest and HiperCard;

▶	an increase of R$14 million due to annual readjustment of public utility tariffs and rental contracts; and

▶	a decrease of R$109 million due to the sale of our equity interests in Credicard and Orbitall.
Other operating income/(expenses). The net result of our other operating income/(expenses) for the first six months of 2005 was an expense of R$592 million, a 105.6% increase over the R$288 million expense recorded in the first half of 2004. The growth in this expense was due to an increase in fiscal provisions and the effect of the appreciation of the real in the first six months of 2005, compared to the depreciation of the real for the same period of 2004, on our investments abroad, which went from a gain of R$105 million in the first six months of 2004 to a loss of R$149 million for the same period of 2005.
Non-operating income (expense)
Our non-operating income increased by R$3 million, from R$6 million in the first half of 2004 to R$9 million in the first half of 2005, mostly due to greater sales of real estate assets.

Management’s discussion and analysis of financial condition as of June 30, 2005 and results of operations for the six months ended June 30, 2005 (Brazilian GAAP)

Income tax
The following table shows the principal components of our income tax and social contribution for the six-month periods ended June 30, 2004 and 2005:

	For the six-months
	ended June 30,
	2004	2005	% Change
	(in millions
	of R$)

Income before income tax and social contribution, net of profit sharing	752	1,219	62.1%
Income tax and social contribution expenses at a rate of 25% and 9%	(256)	(414)	61.7
Adjustments to derive effective tax rate:
Equity in the results of subsidiary and associated companies and exchange rate variation on subsidiaries abroad	38	(46)	—
Interest on capital paid, net	92	122	32.6
Deferred tax credits of prior years	15	—	—
Permanent differences (net)	14	44	214.3

Income tax and social contribution for the period	(97)	(294)	203.1%

Our income tax and social contribution expenses increased by R$197 million, or 203.1%, in the first six months of 2005 compared to the same period in 2004. At the statutory rate, our taxes would have increased R$158 million, or 61.7%, in the first six months of 2005 compared to the same period in 2004, as a consequence of the 62.1% increase in taxable income. However, effective income tax and social contribution expenses for the first half of 2005 were R$197 million, or 203.1%, higher than the same period in 2004. This was primarily due to Brazilian tax law, which considers exchange variation gains or losses on economic hedges taxable or deductible for income tax purposes, whereas losses from exchange variation on investments abroad are not deductible and gains are not taxable. In the six-month period ended June 30, 2005, we recorded a gain of R$192 million on our hedges and a loss of R$149 million on our investments abroad, which increased our income tax and social contribution expenses by R$51 million. During the same period of 2004, we had a foreign exchange gain of R$105 million on our investments abroad and a loss of R$28 million on our hedges, which decreased our income tax and social contribution expenses by R$36 million.
LIQUIDITY AND CAPITAL RESOURCES
Overview
Our asset and liability management policy is designed to ensure that our capital position is consistent with our risk profile and applicable regulatory standards and guidelines. In particular, our policy is designed to avoid material mismatches between assets and liabilities, optimize our risk-return ratio and ensure that sufficient liquidity is available to honor withdrawals of deposits, make repayments at maturity of other liabilities, extend loans or other forms of credit to our customers and meet our own working capital needs.
We seek to ensure continuous access to diversified sources of funding at efficient costs, within the framework of our asset and liability management policy, which sets forth limits with respect to risk factors, sensitivity, gaps and concentration in certain instruments, such as government securities. As a general rule, our main provider of funding is the financial market, either in reais or foreign currencies.

Management’s discussion and analysis of financial condition as of June 30, 2005 and results of operations for the six months ended June 30, 2005 (Brazilian GAAP)

The main aspects related to asset and liability management, as well as liquidity and capital resources, are reviewed in the meetings of our financial committee that occur on a monthly basis. Our financial committee discusses and evaluates our liquidity position in order to determine a minimum liquidity level and, if necessary, holds extraordinary meetings to evaluate our liquidity position in response to unexpected macroeconomic changes. Our financial committee has pre-approved a contingency plan that determines procedures to be followed in case of a liquidity crisis. As of June 30, 2005, our minimum level of liquidity was approximately R$3.4 billion.
Our treasury department is responsible for managing our liquidity and sources of funding, including executing investments, in both reais and foreign currencies. The treasury department maintains what we believe is a proper balance of maturity distributions and diversification of sources of funds. With our current level of resources and capacity to access funding, we believe that our overall liquidity is sufficient to meet current obligations to customers and debt holders, support expectations for future changes in asset and liability levels and support our regular working capital needs.
Sources of funding
Capital
The following table shows our stockholders equity, subordinated debt and minority interest as of December 31, 2004, and as of June 30, 2004 and 2005:

	As of December 31,	As of June 30,
	2004	2004	2005
	(in millions of R$)

Stockholders’ Equity	8,106	7,704	8,660
Subordinated Debt (Tier 2)	1,840	1,597	1,706
Minority Interest	772	767	693
Stockholders equity
During the first half of 2005, stockholders equity increased 6.8%, reaching R$8,660 million. This increase was primarily the result of net income of R$854 million and an adjustment to fair value of securities and derivative financial instruments of R$37 million, offset by the payment of R$333 million in interest on capital stock.
Subordinated debt issuances
Our Tier 2 subordinated debt decreased R$134 million as of June 30, 2005 when compared to December 31, 2004, mostly due to the appreciation of the real in the first six months of 2005.
On July 29, 2005, we issued US$500 million of perpetual non-cumulative junior subordinated securities in a private placement in the U.S. and elsewhere outside Brazil. These securities pay interest on a quarterly basis at a rate of 8.7% per annum, have no maturity date and can be redeemed at our discretion and upon approval of the Central Bank on July 29, 2010 or on any subsequent interest payment date.
Regulatory capital
We are subject to risk-based capital adequacy guidelines and regulations issued by the Central Bank that are similar to the guidelines established by the Basel Accord. Under Central Bank rules, we are required to have a minimum capital adequacy ratio, or Basel capital ratio, of 11% of total capital to total risk-adjusted assets as calculated in accordance with Brazilian GAAP. As of June 30, 2005, our Basel capital ratio was 16.1%.

Management’s discussion and analysis of financial condition as of June 30, 2005 and results of operations for the six months ended June 30, 2005 (Brazilian GAAP)

We measure our capital compliance on a consolidated basis, since we believe this represents the most accurate view of our ability to withstand losses from our direct and indirect operations.
The following table shows our capital ratio, as calculated in accordance with Brazilian GAAP, as well as the minimum regulatory capital required under Brazilian law, as of December 31, 2004, and June 30, 2004 and 2005:

	As of December 31,				As of June ,30,
	Partial(1)	Full(2)	Partial(1)		Full(2)
	2004	2004	2004	2005	2004	2005
	(in millions of R$, except percentages)

Tier 1	13.49%	13.62%	14.01%	13.61%	13.27%	13.48%
Tier 2	2.78%	2.08%	2.72%	2.51%	2.33%	2.33%

Total	16.27%	15.70%	16.73%	16.12%	15.60%	15.81%

Our regulatory capital	9,982	10,508	9,386	10,231	9,995	10,773
Minimum regulatory capital required	6,748	7,364	6,171	6,981	7,048	7,497

Excess over minimum regulatory capital required	3,234	3,144	3,215	3,250	2,947	3,276

(1)	Partial consolidation excludes non-financial subsidiaries.

(2)	Full consolidation includes both financial and non-financial subsidiaries.
The increase in our fully-consolidated regulatory capital between December 31, 2004 and June 30, 2005 reflects our net income of R$854 million, partially compensated by a proposed remuneration on capital stock of R$333 million, a reduction in the balance of subordinated debt in the amount of R$134 million resulting from the appreciation of the real, and a reduction in minority interests of R$79 million resulting from the acquisition of the remaining 49% of Banco Dibens S.A.
The following table shows changes to our Basel Ratio, as calculated in accordance with Brazilian GAAP, in the year ended December 31, 2004 and the six-month periods ended June 30, 2004 and 2005:

		For the six-	For the six-
	For the year ended	month period	month period
	December 31,	ended June 30,	ended June 30,
	2004	2004	2005

Basel capital adequacy ratio at the beginning of the period	18.60%	18.60%	16.27%
Decrease in risk weighted assets	(2.10)	(1.00)	(1.13)
Change in market risk— foreign exchange rates and interest rates	(2.15)	(1.89)	0.50
Increase in stockholders’ equity	1.92	1.02	0.48
Basel capital adequacy ratio the end of the period	16.27%	16.73%	16.12%
The improvement in our credit portfolio during the six-month period ended June 30, 2005 reflects an improved outlook for Brazilian economic growth and the gradual recovery of domestic demand. Since our current Basel capital ratio is in excess of the minimum required ratio, we can continue to increase our risk-adjusted assets, including principally our lending, leasing and other credits portfolio.
The Central Bank limits the amount of investments in consolidated subsidiaries not engaged in banking, leasing or securities activities and in unconsolidated companies, premises and equipments and

Management’s discussion and analysis of financial condition as of June 30, 2005 and results of operations for the six months ended June 30, 2005 (Brazilian GAAP)

intangible assets to 50.0% of stockholders’ equity on a consolidated basis. This limit is known as a fixed asset ratio. On June 30, 2005, our fixed asset ratio was of 41.9%, well below the limit established by the Central Bank.
Third-party liabilities
The following table shows our third-party liabilities as of December 31, 2004, and June 30, 2004 and 2005:

	As of		As of		As of
	December 31, 2004		June 30, 2004		June 30, 2005
	Balance	Total %	Balance	Total %	Balance	Total %
	(in millions of R$, except percentages)

Demand deposits	3,220	4.5%	2,953	4.1%	3,547	4.8%
Savings deposits	5,966	8.5%	5,971	8.4%	5,635	7.7%
Interbank deposits	119	0.2%	194	0.3%	112	0.1%
Time deposits	24,225	34.4%	20,210	28.3%	25,562	34.7%
Total Deposits	33,530	47.6%	29,328	41.1%	34,856	47.3%
Securities sold under repurchase Agreements	7,565	10.7%	10,154	14.3%	6,470	8.8%
Mortgage notes	377	0.5%	634	0.9%	257	0.3%
Eurobonds and commercial paper	1,202	1.7%	1,723	2.4%	1,226	1.7%
Trade finance lines	2,048	2.9%	3,568	5.0%	2,418	3.3%
Other borrowings	775	1.1%	799	1.1%	272	0.4%
Local and foreign on lendings	5,416	7.7%	5,370	7.5%	5,544	7.5%
Subordinated debt	1,899	2.7%	1,678	2.4%	1,770	2.4%
Securitization of U.S. dollar payment Orders	2,576	3.7%	3,191	4.5%	2,173	3.0%
Other liabilities	15,083	21.4%	14,854	20.8%	18,653	25.3%

Total Liabilities	70,471	100.0%	71,299	100.0%	73,639	100.0%

The following table shows our third-party interest-bearing liabilities by maturity as of June 30, 2005:

	As of June 30, 2005
	Up to	31-90	91-180	181-365	1-3	Over 3
	30 days	days	days	days	Years	Years	Total
	(in millions of R$, except percentages)

Interbank, savings and time deposits	7,372	2,612	2,885	4,371	7,802	6,267	31,309
Securities sold under repurchase agreements	4,779	897	320	474	—	—	6,470
Resources from securities issued	115	458	120	308	104	378	1,483
Borrowings	437	498	785	692	217	61	2,690
Local and foreign onlendings	162	292	482	869	2,555	1,184	5,544
Subordinated debt	—	—	9	71	—	1,690	1,770
Securitization of U.S. dollar payment orders	43	—	43	90	687	1,310	2,173
Derivative financial instruments	26	36	109	108	220	2	501
Other	—	1	—	2	1	—	4

Total interest-bearing liabilities	12,934	4,794	4,753	6,985	11,586	10,892	51,944

Management’s discussion and analysis of financial condition as of June 30, 2005 and results of operations for the six months ended June 30, 2005 (Brazilian GAAP)

Deposits
Deposits are the most important source of funding for our banking operations, representing 47.3% of our total liabilities as of June 30, 2005. Our deposits consist primarily of real-denominated interest-bearing time and savings deposits and real-denominated non-interest-bearing demand deposits. The 4.0% increase in deposits between December 31, 2004 and June 30, 2005 was a result of a 6.7% increase in our core deposits (the deposits we pay the lowest amount of interest on), mostly driven by the growth of Superpoupe, which had a balance of R$2,350 million on June 30, 2005.
Securities sold under repurchase agreements
Securities sold under repurchase agreements decreased 14.5% between December 31, 2004 and June 30, 2005. The decline in the amount of securities sold under repurchase agreements was due to our decision to use other sources of funding to fund the expansion of our credit portfolio.
Trade finance lines
Trade finance credit lines from correspondent banks also represent an important source of funding for us. In general, these trade finance credit lines are denominated in U.S. dollars. We have historically funded our foreign currency trade loans from foreign currency lines with correspondent banks. As of June 30, 2005, approximately R$2,152 million, or 89.0%, of our existing trade finance credit lines were considered short-term with maturity of less than 360 days, compared to R$1,462 million, or 71.4%, on December 31, 2004. The R$370 million increase between December 31, 2004 and June 30, 2005 in trade finance credit lines was partially due to the continuous growth of Brazilian exports, offset in part by the appreciation of the real during the period.
Other sources of funding
Euronotes and Commercial Paper
We are an active participant in the capital markets, especially by issuing euronotes. On June 30, 2005, we had R$1,226 million outstanding in euronotes and commercial paper denominated in U.S. dollars and other foreign currencies. We use the proceeds of these obligations primarily for general lending purposes, mainly to our Brazilian clients. Of these outstanding obligations, R$746 million will mature in the next twelve months. The R$24 million increase in our balance of outstanding euronotes between December 31, 2004 and June 30, 2005 was the result of our issuance of the IGP-M-index adjusted notes described below in February 2005 which was offset in part by the maturity of U.S.$125 million of our outstanding notes as well as the appreciation of the real in the first half of 2005.
In February 2005, we issued US$125 million in real-denominated notes. The notes mature in February 2010, and pay interest semi-annually at a rate of IGP-M plus 8.7% per year.
Our MTN program permits the issuance of up to US$2 billion (or its equivalent in other currencies) of securities. Our medium-term note program is a relatively inexpensive source of funding and permits us to issue securities with a period to maturity of greater than 12 months.
As of June 30, 2005, we had the following issuances outstanding under our MTN program:

Month of issue	Aggregate principal amount	Notes due on	Interest rate

February 2004	US$100 million	August 2005	3.000%
December 2004	US$ 75 million	June 2006	17.90%
February 2005	US$125 million	February 2010	8.70% + IGP-M

Management’s discussion and analysis of financial condition as of June 30, 2005 and results of operations for the six months ended June 30, 2005 (Brazilian GAAP)

Notes issued under securitization arrangements
We securitize U.S. dollar payment orders that we receive and process through our correspondent banks. UBB DPR Company, an exempted special purpose company established under the laws of the Cayman Islands, acquires these payment orders and uses them as an underlying asset to issue notes in the international capital markets, as a financial transaction. Proceeds from the sale of notes are remitted to our subsidiary, Unibanco Cayman, as payment for the sale of the U.S. dollar payment orders. The notes issued through the securitization of U.S. dollar payment orders represent an additional source of funding for us.
The securitized assets consist of U.S. dollar payment orders, generally referred to as Swift MT-100 payments, received and processed by us through our correspondent banks. As of June 30, 2005, we had R$2,173 million outstanding in liabilities representing our notes issued under securitization arrangements, representing a decrease of 15.6% compared to December 31, 2004. The primary reason for the decline in the outstanding balance was the appreciation of the real.
As of June 30, 2005, we had the following notes issued under securitization of U.S. dollar payment orders:

Issue date	Aggregate principal amount	Maturity date

May 2002	US$400 million	April 2009
June 2003	US$225 million	July 2009
November 2003	¥25 billion	October 2013
May 2004	US$200 million	April 2011
September 2004	US$100 million	July 2011
Mortgage notes
We issue notes collateralized by real estate loans. As of June 30, 2005, we had R$257 million of these mortgage notes outstanding, of which R$255 million will mature in the twelve months starting June 30, 2005, compared to R$377 million of outstanding mortgage notes on December 31, 2004. This decrease was primarily due to our use of other sources of funding.
Local and foreign onlendings
On June 30, 2005, we had R$5,544 million in local and foreign onlendings outstanding, consisting primarily of real-denominated amounts borrowed from BNDES and FINAME, for loans extended to Brazilian clients for investments mainly in fixed assets, such as premises and equipment. Approximately R$1,806 million of these onlendings mature in the twelve months starting June 30, 2005. The 2.4% increase in local and foreign onlending from R$5,416 million at December 31, 2004 to R$5,544 million at June 30, 2005 was mainly due to an increase in the demand for fixed asset financing.

Management’s discussion and analysis of financial condition as of June 30, 2005 and results of operations for the six months ended June 30, 2005 (Brazilian GAAP)

Uses of funding
The following table shows our assets as of December 31, 2004, and June 30, 2004 and 2005:

	As of December 31,		As of June 30,		As of June 30,
	2004		2004		2005
	Balance	Total%	Balance	Total%	Balance	Total%
	(in millions of R$, except percentages)

Cash and due from banks	1,561	1.9%	1,039	1.3%	1,081	1.3%
Interbank investments	14,377	18.1%	14,089	17.7%	12,735	15.3%
Marketable securities and derivative financial instruments	16,604	20.9%	18,946	23.7%	16,862	20.3%
Lending, leasing and other credits(1)	31,796	40.1%	29,747	37.3%	35,154	42.4%
Provision for lending, leasing and other credits losses	(1,669)	(2.1)%	(1,545)	(1.9)%	(1,739)	(2.1)%
Other assets	13,958	17.6%	13,983	17.5%	16,161	19.5%
Investments	1,158	1.4%	1,850	2.3%	1,235	1.5%
Fixed assets	851	1.1%	956	1.2%	816	1.0%
Deferred charges	714	1.0%	706	0.9%	687	0.8%

Total Assets	79,350	100.0%	79,771	100.0%	82,992	100.0%

(1)	The total of Lending, leasing and other credits excludes R$298 million in June 30, 2004 of operations recorded as off-balance sheet items.
In accordance with our asset and liability and liquidity management policy, most of our investments are in lending, leasing and other credits and securities portfolios, as well as interbank investments which include securities purchased under resale agreements. As of June 30, 2005, our portfolio for lending, leasing and other credits represented 42.4% of our total assets, our securities portfolio represented 20.3% of our total assets and our interbank investments and cash represented 16.6% of our total assets, compared to 40.1%, 20.9% and 20.0%, respectively, on December 31, 2004. In addition to the interbank investments, we believe our securities portfolio, which mainly consists of Brazilian government securities, is also a contingent source of liquidity because these securities can be readily converted into cash.
The Central Bank requires compulsory deposits of 23% on time deposits, 30% on savings deposits and 53% on demand deposits. As of June 30, 2005, we had R$4,930 million in compulsory deposits, representing 5.9% of our total assets.
Interbank investments
Our interbank investments decreased 11.4%, from R$14,377 million as of December 31, 2004 to R$12,735 million on June 30, 2005, primarily due to a greater allocation of resources to credit operations.
Marketable securities
Our marketable securities increased 1.6%, from R$16,604 million on December 31, 2004 to R$16,862 million on June 30, 2005.
Marketable securities are classified into three categories accounted for as follows:

▶	Trading securities. Securities acquired for active trading purposes are stated at cost plus accrued interest and adjusted to their fair values. The related accrual, realized and unrealized gains or losses are recognized in earnings.

Management’s discussion and analysis of financial condition as of June 30, 2005 and results of operations for the six months ended June 30, 2005 (Brazilian GAAP)

▶	Securities available for sale. As part of our strategy for the risk management of market risks are stated at cost plus accrued interest and adjusted to their fair value. The related accrual is recognized in earnings and unrealized gains or losses are recorded as a separate component of stockholders’ equity, net of applicable taxes, in the line “Unrealized gains and losses— marketable securities and derivative financial instruments”. The realized gains or losses are recognized in earnings as a contra account in the stockholders equity line.

▶	Securities held to maturity. Securities acquired with an intention and financial ability to hold them to maturity are stated at cost plus accrued interest and not adjusted to their fair value. The related accrual and realized gains or losses are recognized in earnings.
The following table shows the securities portfolio classification and its marked-to-market adjustments as of June 30, 2005:

Classification of Securities	Book Value		% of Portfolio
	(in millions of R$, except percentages)

Trading securities	8,055		50.4%
Available for sale	3,616		22.6%
Held to maturity	4,309	(1)	27.0%
Total	15,980		100.0%

(1)	The securities portfolio is recorded at the amortized cost plus accrued interest.

Management’s discussion and analysis of financial condition as of June 30, 2005 and results of operations for the six months ended June 30, 2005 (Brazilian GAAP)

Trading securities
The following table shows our trading securities portfolio by type of instruments as of December 31, 2004 and June 30, 2004 and 2005:

	Unibanco consolidated
	As of December 31, 2004		As of June 30, 2004		As of June 30, 2005
	Amortized cost	Fair value	Amortized cost	Fair value	Amortized cost	Fair value
Trading securities	(in millions of R$)

Federal Government	2,297	2,295	5,713	5,711	1,840	1,844
Financial Treasury Bills (Letras Financeiras do Tesouro—LFT)	234	234	1,187	1,186	293	293
Treasury Bills (Letras do Tesouro Nacional— LTN)	1,994	1,992	4,138	4,136	1,477	1,480
Central Bank notes (Notas do Banco Central— NBC)	—	—	3	3	—	—
Treasury notes (Notas do Tesouro Nacional— NTN)	69	69	385	386	70	71
Foreign Government	—	—	—	—	213	213
Brazilian Sovereign Bonds	55	54	156	156	118	118
Bank Debt Securities	—	—	313	313	419	423
Eurobonds	—	—	35	35	90	94
Time Deposits	—	—	278	278	329	329
Open Mutual Funds(1)	5,026	5,026	2,273	2,272	5,387	5,387
Corporate Debt Securities	49	78	—	—	58	57
Debentures	49	78	—	—	9	8
Eurobonds	—	—	—	—	49	49
Debentures	—	—	77	146	—	—
Marketable equity securities	—	—	—	—	18	13
Other	492	484	584	579	—	—

Total	7,919	7,937	9,116	9,177	8,053	8,055

(1)	Open mutual funds are substantially held in the form of investments in insurance, annuity products and private retirement companies, and their portfolios are represented principally by Brazilian federal government securities.

Management’s discussion and analysis of financial condition as of June 30, 2005 and results of operations for the six months ended June 30, 2005 (Brazilian GAAP)

Securities available for sale
The following table shows our securities available for sale portfolio by type of instruments as of December 31, 2004 and June 30, 2004 and 2005:

	Unibanco consolidated
	As of December 31, 2004			As of June 30, 2004			As of June 30, 2005
		Fair			Fair			Fair
	Amort.	value	Fair	Amort.	value	Fair	Amort.	value	Fair
	cost	adj.	value	cost	adj.	value	cost	adj.	value
Securities available for sale	(in millions of R$)

Federal Government	578	(14)	564	342	—	342	672	(15)	657
Treasury Bills (LTN)	1	—	1	1	—	1	—	—	—
Financial Treasury Bills (LFT)	496	—	496	292	1	293	574	1	575
Central Bank notes (NBC)	—	—	—	40	—	40	—	—	—
Federal Treasury Bonds (BTN)	5	—	5	—	—	—	5	(1)	4
Treasury notes (NTN)	—	—	—	—	—	—	56	(1)	55
Others	76	(14)	62	9	(1)	8	37	(14)	23
Brazilian Foreign Debt	26	—	26	—	—	—	—	—	—
Foreign Government	—	—	—	65	1	66	1	—	1
Corporate Debt Securities	1,945	(113)	1,832	2,199	(102)	2,097	2,116	(105)	2,011
Debentures	1,837	(103)	1,734	2,119	(92)	2,027	2,023	(80)	1,943
Eurobonds	53	—	53	30	—	30	15	(15)	—
Other	55	(10)	45	50	(10)	40	78	(10)	68
Bank Debt Securities	221	1	222	288	5	293	219	(5)	214
Debentures	—	—	—	2	—	2	2	—	2
Eurobonds	67	—	67	28	1	29	31	—	31
Mortgage notes	127	1	128	116	4	120	125	(5)	120
Time deposits	27	—	27	142	—	142	41	—	41
Other	—	—	—	—	—	—	20	—	20
Marketable Equity Securities	108	(4)	104	114	(16)	98	129	(9)	120
Open Mutual Funds(1)	508	—	508	341	—	341	613	—	613

Total	3,386	(130)	3,256	3,349	(112)	3,237	3,750	(134)	3,616

(1)	Open mutual funds are substantially held in the form of investments in insurance, annuity products and private retirement companies, and their portfolios are represented principally by Brazilian federal government securities.
The following table shows our securities available for sale portfolio by maturity as of December 31, 2004 and June 30, 2004 and 2005:

	Unibanco consolidated
As of December 31, 2004			As of June 30, 2004		As of June 30, 2005
	Amortized	Fair	Amortized	Fair	Amortized	Fair
	cost	value	cost	value	cost	value
Maturity—securities
available for sale	(in millions of R$)

Up to 3 months	416	367	262	244	589	525
From 3 months to 1 year	649	644	476	477	538	534
From 1 to 3 years	901	908	1,167	1,159	905	890
From 3 to 5 years	313	308	478	488	504	450
From 5 to 15 years	290	296	300	294	446	473
More than 15 years	36	22	—	—	26	11
No stated maturity(1)	781	711	666	575	742	733

Total	3,386	3,256	3,349	3,237	3,750	3,616

(1)	Refers to marketable equity securities and open mutual funds.

Management’s discussion and analysis of financial condition as of June 30, 2005 and results of operations for the six months ended June 30, 2005 (Brazilian GAAP)

Securities held to maturity
The following table shows our securities held to maturity portfolio by type of instruments as of December 31, 2004 and June 30, 2004 and 2005:

	Unibanco Consolidated
	Amortized Cost
	As of December 31,	As of June 30,	As of June 30,
	2004	2004	2005
Securities Held to Maturity	(in millions of R$)

Federal Government	2,342	3,604	1,395
Financial Treasury Bills (LFT)	181	149	167
Central Bank notes (NBC)	389	900	344
Treasury notes (NTN)	1,763	2,543	879
Others	9	12	5
Brazilian Sovereign Bonds	2,178	2,152	2,634
Corporate Debt Securities	214	304	187
Bank Debt Securities	97	114	93

Total	4,831	6,174	4,309

The following table shows our securities held to maturity portfolio by maturity as of December 31, 2004 and June 30, 2004 and 2005:

	Unibanco Consolidated
	Amortized Cost
	As of December 31,	As of June 30,	As of June 30,
	2004	2004	2005
Maturity— Held to Maturity	(in millions of R$)

Up to 3 months	1,019	684	149
From 3 months to 1 year	364	1,800	534
From 1 to 3 years	1,266	1,448	1,428
From 3 to 5 years	432	513	352
From 5 to 15 years	1,110	1,111	1,286
More than 15 years	640	618	560

Total	4,831	6,174	4,309

Management’s discussion and analysis of financial condition as of June 30, 2005 and results of operations for the six months ended June 30, 2005 (Brazilian GAAP)

Lending, leasing and other credits
The following table shows our credit operations by type as of December 31, 2004 and June 30, 2004 and 2005:

	As of December 31, 2004	As of June 30, 2004	As of June 30, 2005
Credit Portfolio by type	(in millions of R$)

Individuals	11,570	10,969	13,358
Commercial Bank and other companies	6,541	6,012	7,906
Credit Card Companies(1)	2,794	3,178	2,881
Consumer Finance Companies(2)	2,235	1,779	2,571
Companies(3)	20,226	19,076	21,796
Large Corporates	14,597	14,409	15,382
Small and medium-sized enterprises	5,629	4,667	6,414
Total	31,796	30,045	35,154

(1)	Includes the credito portfolio for Unicard, Credicard and HiperCard.

(2)	Includes the credit portfolio for Fininvest, Creditec, LuizaCred and PontoCred

(3)	We revised our credit segmentation process in the first half of 2005, which led to reclassifications of loans from “Small and medium-sized enterprises” to “Large Corporates”, in the amounts of R$596 million on December 31, 2004 and R$388 million on June 30, 2004. The table above reflects these changes.
Our portfolio of lending, leasing and other credit operations increased 10.6% between December 31, 2004 and June 30, 2005, from R$31,796 million to R$35,154 million, mostly as a result of our organic growth.
Our loan portfolio to individuals grew by 15.5% in the first half of 2005. Most of the porfolio in this segment is concentrated in our branch network, in loans such as overdraft protection and real estate finance, with a growing participation of payroll credit (personal loans guaranteed by payroll or retirement benefits). The balance of our loan portfolio in our credit card companies increased 3.1% between December 31, 2004 and June 30, 2005, mostly as a result of organic growth, especially in HiperCard. Our consumer finance companies include Fininvest and our joint ventures with retailers, such as LuizaCred and PontoCred. The 15.0% growth in the consumer finance portfolio in the first half of 2005 was driven by the expansion at Fininvest, which saw its credit portfolio expand by 22.5% during the period.
Our portfolio of loans to companies expanded by 7.8% in the first half of 2005. The portfolio of loans to large corporations increased by 5.4% in the period, despite the 11.5% appreciation of the real, which influenced our loans denominated in foreign currencies. The portfolio of loans to small and medium-sized enterprises increased by 13.9% between December 31, 2004 and June 30, 2005.
Central bank compulsory deposits
The Central bank compulsory deposits that we are required to maintain with the Central Bank increased 3.8% from R$4,750 million on December 31, 2004 to R$4,930 million on June 30, 2005, as a result of the 4.0% increase in our deposits during the same period.

Management’s discussion and analysis of financial condition as of June 30, 2005 and results of operations for the six months ended June 30, 2005 (Brazilian GAAP)

The following table shows the amounts of Central Bank compulsory deposits by type as of December 31, 2004 and June 30, 2004 and 2005:

	As of December 31, 2003		As of June 30, 2004		As of June 30, 2005
		% of total		% of total		% of total
		compulsory		compulsory		compulsory
	R$	deposits	R$	deposits	R$	deposits
	(in millions of R$, except percentages)

Type of deposit:
Non-interest-earning	1,005	21,2%	810	19.5%	1,011	20.5%
Interest-earning	3,745	78,8%	3,339	80.5%	3,919	79.5%

Total	4,750	100,0%	4,149	100.0%	4,930	100.0%

The table above shows the compulsory deposits accounted for in our balance sheet. The Central Bank allows us to account for a certain amount of compulsory deposits in compensation accounts.
Capital expenditures
Between 2002 and June 30, 2005, our capital expenditures consisted primarily of expenses for the automatization of our distribution network’s data processing units, communication equipment and other technology tools designed to increase efficiency in our operations, services offered to our clients and productivity. Additionally, in 2005, our capital expenditures also included investments to expand our distribution network and to refurbish our branch network to adapt it to our new brand positioning.
We do not expect that capital expenditures for the second half of 2005 be greater than our historical averages, which consist mostly of investments to improve our communication and customer support systems, as well as investments related to the organic growth of our distribution network.
Changes in cash flows
For the principal variations in our cash flows during the six-month period ended June 30, 2005, see note 21 to our consolidated financial statements for the six months ended June 30, 2005 and the Informações Trimestrais, or ITR, relative to the second quarter.
Interest Rate Sensitivity
The management of interest rate sensitivity is a key component of our asset and liability management policy. Interest rate sensitivity is the relationship between market interest rates and net interest revenue due to the maturity or repricing characteristics of interest-earning assets and interest-bearing liabilities. For any given period, the interest rate sensitivity is offset when an equal amount of these assets or liabilities matures or reprices on that date. Any mismatch of interest-earning assets and interest-bearing liabilities is known as a gap position. A negative gap denotes liability sensitivity and normally means that a decline in interest rates would have a positive effect on net interest income. Conversely, a positive gap denotes asset sensitivity and normally means that an increase in interest rates would have a positive effect on net interest income. These relationships are as of one particular date only, and significant swings can occur daily as a result of both market forces and management decisions.
Our interest rate sensitivity strategy takes into account:

▶	the balance between expected rates of return and risk;

▶	the overall exposure to interest rate risk; and

▶	the liquidity and capital requirements.

Management’s discussion and analysis of financial condition as of June 30, 2005 and results of operations for the six months ended June 30, 2005 (Brazilian GAAP)

We monitor our positions’ maturity mismatches and manage them within established limits. Our management reviews our positions on a daily basis and changes positions promptly as market outlooks change.
The following table shows the repricing periods of our interest-earning assets and our interest-bearing liabilities as of June 30, 2005. The information at that date may not reflect interest rate gap positions at other times and may not represent the future impact on our results. In addition, variations in interest rate sensitivity may exist within the repricing period presented due to differing repricing dates within the period. Variations may also arise among the different currencies in which interest rate positions are held:

	As of June 30, 2005
	Up to					Over
	30 days	31-90 days	91-180 days	181-365 days	1-3 years	3 years	Total
	(in millions of R$, except percentages)

Interbank deposits	1,841	545	69	110	189	—	2,754
Securities purchased under resale agreements	8,466	1,467	—	—	—	—	9,933
Central bank compulsory deposits	4,930	—	—	—	—	—	4,930
Trading securities	8,055	—	—	—	—	—	8,055
Securities available for sale	896	362	230	304	890	934	3,616
Securities held to maturity	133	16	262	272	1,428	2,198	4,309
Derivative financial instruments	112	245	103	152	205	65	882
Lending, leasing and other credits	9,246	6,728	4,190	5,373	6,792	2,825	35,154
Other	1	—	—	—	48	—	49

Total interest-earning assets	33,680	9,363	4,854	6,211	9,552	6,022	69,682

Interbank, savings and time deposits	7,372	2,612	2,885	4,371	7,802	6,267	31,309
Securities sold under repurchase agreements	4,779	897	320	474	—	—	6,470
Resources from securities issued	115	458	120	308	104	378	1,483
Borrowings	437	498	785	692	217	61	2,690
Local and foreign onlendings	162	292	482	869	2,555	1,184	5,544
Subordinated debt	—	—	9	71	—	1,690	1,770
Securitization of U.S. dollar payment orders	43	—	43	90	687	1,310	2,173
Derivative financial instruments	26	36	109	108	220	2	501
Other	—	1	—	2	1	—	4

Total interest-bearing liabilities	12,934	4,794	4,753	6,985	11,586	10,892	51,944

Asset/liability gap	20,746	4,569	101	(774)	(2,034)	(4,870)	17,738
Cumulative gap	20,746	25,315	25,416	24,642	22,608	17,738
Ratio of cumulative gap to cumulative total interest-earning assets	29.8%	36.3%	36.5%	35.4%	32.4%	25.5%

Management’s discussion and analysis of financial condition as of June 30, 2005 and results of operations for the six months ended June 30, 2005 (Brazilian GAAP)

Exchange rate sensitivity
Most of our operations are denominated in reais. However, we traditionally have outstanding at any given time medium and long-term debt denominated in foreign currencies, principally the U.S. dollar. Our policy is to avoid material exchange rate mismatches. As of June 30, 2005, our net foreign currency exposure was 10.7% of our regulatory capital on a partial consolidation basis under the guidelines established by the Central Bank related to exposure in foreign currencies. The Central Bank regulates our maximum foreign currency exposure as a percentage of our regulatory capital.
As of June 30, 2005, the composition of our assets, liabilities, stockholders’ equity and derivative financial instruments by currency and term was as shown below. The information below may not reflect the net exposure at that date under the Central Bank’s guidelines, mainly because operations with final maturity on the following business day are not subject to changes in foreign currency as they are settled with an exchange rate of the previous day. In addition, the information at that date may not reflect the net exposure at other times and may not represent the future impact on our results.

	As of June 30, 2005
		Foreign
	R$	currency	Total	Percentage
	(in millions of R$, except percentages)

Assets:
Cash and due from banks	750	331	1,081	1.3
Interbank investments	10,979	1,756	12,735	15.3
Marketable securities and derivative financial instruments	12,547	4,315	16,862	20.3
Interbank accounts	5,562	168	5,730	6.9
Lending, leasing and other credits, net	27,600	5,815	33,415	40.3
Other assets	11,989	1,180	13,169	15.9

Total	69,427	13,565	82,992	100.0

Percentage of total assets	83.7%	16.3%	100.0%

Liabilities and Stockholders’ Equity:
Deposits	32,898	1,958	34,856	42.0
Securities sold under repurchase agreements	4,647	1,823	6,470	7.8
Resources from securities issued	257	1,226	1,483	1.8
Interbank accounts	654	30	684	0.8
Borrowings and onlendings	5,359	2,875	8,234	9.9
Other liabilities	16,298	5,614	21,912	26.5
Minority interest	693	—	693	0.8
Stockholders’ equity	8,660	—	8,660	10.4

Total	69,466	13,526	82,992	100.0

Percentage of total liabilities and stockholders’ equity	83.7%	16.3%	100.0%
Derivative financial instruments:	(16,143)	(1,784)	(17,927)
Net Exposure		(1,745)

Reverse reconciliation of stockholders’ equity and net income at December 31, 2004 and for the year then ended
We have included in this prospectus summary financial information for the six-month period ended June 30, 2005 compared to the six-month period ended June 30, 2004. See “Management’s discussion and analysis of financial condition as of June 30, 2005 and results of operations for the six months ended June 30, 2005 (Brazilian GAAP).” This information is based upon our consolidated financial statements as of and for the six months ended June 30, 2005, which have been prepared in accordance with Brazilian GAAP and are incorporated by reference in this prospectus. However, our primary financial statements which are included in our 2004 Form 20-F, and which are incorporated in this prospectus by reference, are presented in accordance with U.S. GAAP. In order to facilitate an understanding of the June 30, 2005 financial information that is presented and incorporated by reference in this prospectus and specifically identified as being prepared in accordance with Brazilian GAAP, compared to the most recent primary financial statements included in our 2004 Form 20-F, we are presenting below a reverse reconciliation from U.S. GAAP to Brazilian GAAP of (i) stockholders’ equity of Unibanco and of Unibanco Holdings as of December 31, 2004 and (ii) net income of Unibanco and of Unibanco Holdings for the year ended December 31, 2004.
We have not prepared or included in this prospectus a similar reconciliation of the financial information for the six months ended June 30, 2005 and 2004 from Brazilian GAAP to U.S. GAAP, and there can be no assurance that the differences between Brazilian GAAP and U.S. GAAP for the six-month periods ended June 30, 2005 and 2004 are similar to those that we quantified and described below. The following reverse reconciliation should be read in conjunction with Annex A to this prospectus, entitled “Narrative disclosures about significant differences between Brazilian GAAP and U.S. GAAP as they relate to Unibanco.”

Reverse reconciliation of stockholders’ equity and net income at December 31, 2004 and for the year then ended

Unibanco Holdings and Unibanco
Stockholders’ equity reconciliation of the differences between U.S. GAAP and Brazilian GAAP
(Expressed in millions of Brazilian Reais)

	Unibanco	Unibanco
	Holdings

Stockholders’ equity as reported in the consolidated financial statements of Unibanco Holdings and Unibanco prepared in accordance with U.S. GAAP included in our Annual Report on Form 20-F for the year ended December 31, 2004	5,096	8,572
Decrease due to remeasurement up to June 30, 1997, based on IGP-DI
Permanent assets(1)	(42)	(42)
Different criteria for:
Accounting for premium on stock issued(2)	(47)	(79)
Capitalization of internally developed software(3)	53	53
Deferral of pre-operating expenses, net(4)	17	17
Accounting for goodwill(5)	(1,135)	(1,135)
Accounting for intangible assets in business acquisitions(6)	387	387
Adjustments in equity investees(7)	1	1
Income recognition on sale of telecommunications network(8)	57	57
Income recognition on sale-leaseback of real estate properties(9)	61	61
Accounting for credit card fees and costs(10)	31	31
Provision for litigations(13)	(121)	(121)
Additional liability for pension investment contracts(14)	(84)	(84)
Other	78	78

	(744)	(776)
Deferred income tax effects of the above adjustments, when applicable	321	321
Minority interest	146	(11)

Stockholders’ equity in accordance with Brazilian GAAP	4,819	8,106

Reverse reconciliation of stockholders’ equity and net income at December 31, 2004 and for the year then ended

Unibanco Holdings and Unibanco
Net income reconciliation of the differences between U.S. GAAP and Brazilian GAAP
(Expressed in millions of Brazilian Reais)

	Unibanco
	Holdings	Unibanco

Net Income as reported on the consolidated financial statements of Unibanco Holdings and Unibanco prepared in accordance with U.S. GAAP included in our Annual Report on Form 20-F for the year ended December 31, 2004	1,171	2,063
Decrease due to remeasurement up to June 30, 1997, based on IGP-DI
Permanent assets(1)	2	2
Different criteria for:
Capitalization of internally developed software(3)	(1)	(1)
Amortization of goodwill(5)	(895)	(895)
Accounting for intangible assets in business acquisitions(6)	117	117
Adjustments in equity investees(7)	(37)	(37)
Income recognition on sale of telecommunications network(8)	(37)	(37)
Income recognition on sale-leaseback of real estate properties(9)	44	44
Accounting for credit card fees and costs(10)	(14)	(14)
Accounting for stock-based compensation plan(11)	10	10
Derivative financial instruments not qualified as cash flow hedge(12)	(39)	(39)
Provision for litigations(13)	(353)	(353)
Additional liability for pension investment contracts(14)	(5)	(5)
Other	70	70

	(1,138)	(1,138)
Deferred income tax effects of the above adjustments, when applicable	375	375
Minority interest	299	(17)

Net Income in accordance with Brazilian GAAP	707	1,283

Reverse reconciliation of stockholders’ equity and net income at December 31, 2004 and for the year then ended

Explanation of differences between U.S. GAAP and Brazilian GAAP

(1)	Under U.S. GAAP, the effects of inflation for the years ended December 31, 1996 and for the six months ended June 30, 1997 were determined using the Indice Geral de Preços— Disponibilidade Interna (IGP-DI) index, which is a widely-accepted and respected index published monthly by the Fundação Getúlio Vargas, an independent entity. We adopted the IGP-DI for restatement of our financial statements for U.S. GAAP purposes because we believe that the index is an appropriate and consistent measure of the general price inflation in Brazil and because of its availability. This decision is consistent with the recommendation by the Brazilian Task Force (organized under the AICPA International Practices Task Force to review the issue of the appropriate index to be used for preparing price-level adjusted financial statements of Brazilian companies filing with the SEC) of using the IGP-M or IGP-DI for such purposes. Since the indexation period as well as the accumulated changes in IGP-DI were greater than the index adopted in Brazil, Unibanco’s balance of permanent assets and periodic depreciation expense under U.S. GAAP have been higher than under Brazilian GAAP.

(2)	Under U.S. GAAP, the shares we issued in exchange for shares of other companies in connection with a business acquisition were recorded at fair value based on the market price of our shares in accordance with SFAS No. 141 “Business Combinations”. Under Brazilian GAAP, the issued shares were accounted for at their net asset value per share. Consequently, under U.S. GAAP, we recorded a premium on the issuance of the shares.

(3)	Under U.S. GAAP, in accordance with Statement of Position No. 98-1 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” certain costs related to software developed for internal use have been expensed as incurred. Under Brazilian GAAP, these costs have been capitalized and are being amortized at annual rates of 20%. The effect in the net income reconciliation refers to the amortization of such costs under Brazilian GAAP during the year, which is reversed for U.S. GAAP purposes. The effect in the stockholders’ equity reconciliation refers to the unamortized costs as at December 31, 2004 that are recorded under Brazilian GAAP and have been reversed for U.S. GAAP purposes.

(4)	Under U.S. GAAP, in accordance with SOP No. 98-5 “Reporting on the Costs of Start-up Activities” pre-operating expenses are expensed. However, deferral is acceptable under Brazilian GAAP. The effect in the net income reconciliation refers to the amortization of such start-up costs under Brazilian GAAP during the year, which is reversed for U.S. GAAP purposes. The effect in the stockholders’ equity reconciliation refers to the unamortized costs as at December 31, 2004 that are recorded under Brazilian GAAP and have been reversed for U.S. GAAP purposes.

(5)	Under U.S. GAAP, in accordance with SFAS No. 141, the net assets of companies acquired in purchase transactions are recorded at fair value at the date of acquisition. The historical cost basis of individual assets and liabilities is adjusted to reflect their fair value. The goodwill is the difference between the value of the transaction and the fair value of the net assets, including any identified intangible assets. Under SFAS No. 142 “Goodwill and Other Intangible Assets” goodwill is no longer amortized as from January 1, 2002 but it is reviewed for potential impairment. Under Brazilian GAAP, the acquisition of companies is recorded based on book values and goodwill in the acquisition (which includes a part attributed to the intangible assets) is computed as the difference between the cost of acquisition and the underlying book value of the net assets acquired. Goodwill should be amortized over the time in which expected results are achieved and the amortization should not exceed ten years. Extraordinary amortization is acceptable as under Brazilian GAAP. Therefore, the difference in stockholders’ equity is related to the difference in the amortized value of the outstanding goodwill under both U.S. GAAP and Brazilian GAAP. The difference in net income is related to the amortization of the outstanding goodwill under Brazilian GAAP, which is no longer amortized under U.S. GAAP.

(6)	Under U.S. GAAP, in accordance with SFAS No. 141, all identifiable intangible assets acquired in purchase transactions are recorded at fair value at the date of acquisition and should be amortized over the period which the assets is expected to contribute directly or indirectly to the future cash flows. Under Brazilian GAAP, the acquisition of companies is recorded based on book values and goodwill on the acquisition is computed as the difference between the cost of acquisition and its underlying book value, which does not include intangible assets related to the acquisition transaction. Therefore, the difference in stockholders’ equity and in net income is related to the amortization of the identified intangible asset (customer relationship) recorded under U.S. GAAP that was not recorded under Brazilian GAAP.

(7)	This reconciliation item reflects the U.S. GAAP differences from the Brazilian GAAP in equity investee companies, which Unibanco takes into consideration in the equity pick-up under U.S. GAAP.

(8)	Under U.S. GAAP, in accordance with Staff Accounting Bulletin No. 101 “Revenue Recognition,” we did not recognize the gain on the sale of our telecommunications infrastructure to PT Prime SGPS S.A. in 2000 because, concurrent with the sale, we entered into an agreement with PT Prime in which PT Prime has been providing management and administration services for the corporate telecommunications network and systems. PT Prime has been using the telecommunications infrastructure acquired to provide the services. The deferred income is being recognized on a straight-line basis over the term of the service agreement through June 2006. Under Brazilian GAAP this gain was recognized during 2000, as the risk of the sale not becoming effective was considered substantially low. Therefore, the difference in the stockholders’ equity is related to the remaining value of this deferred income and in the net income is related to the amortization of the year.

Reverse reconciliation of stockholders’ equity and net income at December 31, 2004 and for the year then ended

(9)	Under U.S. GAAP, the sales of properties subject to subsequent rental agreements are classified as sale-leasebacks involving real estate and are only recorded as sales if they contain certain characteristics described in SFAS No. 28 “Accounting for Sales with Leasebacks”, SFAS No. 13 and SFAS No. 98 “Accounting for Leases.” For transactions which the lessor does not have continuous involvement with the property sold and are classified as operating leases the positive difference between revenue determined at the time of the sale and the present value of the future lease to be paid is recognized immediately as income for the period and the remaining gain is deferred over the corresponding rental contract terms. In transactions with losses the corresponding amounts are recognized immediately. Also, in cases where the lessor has continuous involvement with the property sold and is accounting by the financial method, income will be determined only from the final maturity of the corresponding financing and subsequent recorded in accordance with the criteria described above. Under Brazilian GAAP, gains and losses on sales of properties subject to rental contracts are recorded in earnings. Therefore, the effect in the net income reconciliation is the amortization of gains recorded under U.S. GAAP that were previously recognized in full under Brazilian GAAP. The effect in the stockholders’ equity reconciliation is related to the remaining value of the deferred income accounted for under U.S. GAAP, previously recognized in full under Brazilian GAAP.

(10)	Under U.S. GAAP, credit card fees and costs are recognized over the period in which the fee entitles the cardholder to use the credit card. Under Brazilian GAAP, credit card fees are directly credited in full to income when received and all costs associated with the credit card are expensed when incurred.

(11)	Under Brazilian GAAP, Unibanco does not recognize any adjustment in stock-based compensation. Under U.S. GAAP, Unibanco accounts for stock options in accordance with SFAS No. 123 “Accounting for Stock Based Compensation”. Consequently, there is no effect in stockholders’ equity since the adjustment is recorded as an expense in the Statement of Income and as additional effect paid in capital in stockholders’ equity as required by SFAS No. 123.

(12)	Under U.S. GAAP, in accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities”, as amended, derivative financial instruments are recognized as assets or liabilities at fair value and classified in accordance with the intention of the holder with respect to the purpose of the financial instrument, e.g. non-hedging, cash flow hedge, fair value hedge or foreign currency hedge. Under Brazilian GAAP, the hedge accounting rules are more general and less rigorous than U.S. GAAP. Therefore, under Brazilian GAAP certain derivative transactions have been designated for a hedge accounting, which under U.S. GAAP did not satisfy the rigorous hedge accounting rules at the inception of the transaction.

(13)	The difference in net income and stockholders’ equity relates to the adjustments in provision for litigations, as a result of (i) subsequent events that occurred after the issuance of the statutory financial statements in accordance with Brazilian GAAP but prior to the finalization of Annual Report on Form 20-F and (ii) certain contingencies not considered as probable under U.S. GAAP.

(14)	Under U.S. GAAP, pension investment contracts where the investment risk is for the account of policyholders, are considered investment contracts in accordance with the requirements of SFAS No. 97 “Accounting and Reporting by Insurance Enterprises for Certain Long Duration Contracts and for Realized Gains and Losses from the Sale of Investments” and SOP 03-1 “Accounting and Reporting by Insurance Enterprises for Certain Non-traditional Long-Duration Contracts and for Separate Accounts.” An additional liability for the contract feature is established if the present value of expected annuitization payment at the expected annuitization date exceeds the expected account balance at the annuitization date, in accordance with SOP 03-1. Under Brazilian GAAP, additional liability for pension investment contracts are recorded in accordance with the rules and regulations issued by the SUSEP, which are generally more comprehensive than under U.S. GAAP. The effect in the stockholders’ equity reconciliation is related to the reversal of the additional liability recognized under Brazilian GAAP with assumptions that not satisfy the requirements of U.S. GAAP.

Exchange rates and exchange controls
Only institutions authorized by the Central Bank to operate in the foreign exchange markets may purchase or sell foreign currency in Brazil.
The Central Bank has recently approved the unification of the commercial rate exchange market and the floating rate exchange market, the two foreign exchange markets in Brazil. In this united foreign exchange market, rates are freely negotiated but may be strongly influenced by Central Bank intervention. During 1999 and 2000 the real experienced high volatility and suffered a sharp decline against the U.S. dollar. Although the real regained some value against the U.S. dollar in the fourth quarter of 2001, the value of the real suffered a further decline in 2002. The real recovered to some extent in 2003, due to an improvement in the valuation of Brazilian country risk. The real declined against the U.S. dollar in the first half of 2004 as a result of the changing outlook concerning the reversal of the expansionist path of U.S. monetary policy and the reluctance by members of the international financial market to face risks in emerging markets. The real appreciated again from the end of 2004 through the beginning of 2005 as a result of the decline in value of the U.S. dollar against other currencies worldwide.
The following table sets forth information on the Central Bank’s Commercial Exchange Rate for U.S. dollars (PTAX sale rate) for the periods and dates indicated.
The commercial rate for U.S. dollars
Reais per US$1.00
1.  Low, high, average and period-end, from 2002 to 2004:

Period	Low	High	Average(1)	Period-end

2002	2.2650	3.9505	2.9316	3.5329
2003	2.8219	3.6623	3.0723	2.8879
2004 (1Q)	2.8022	2.9878	2.9254	2.9216
2004 (2Q)	2.8743	3.2051	3.0604	3.1075
2004 (3Q)	2.8586	3.0747	2.9397	2.8586
2004 (4Q)	2.6544	2.8847	2.7779	2.6544
2004	2.6544	3.2051	2.9217	2.6544

2.	Low and high, from January 2005 to August 2005:

Period	Low	High

January	2.6248	2.7222
February	2.5621	2.6320
March	2.6011	2.7621
April	2.5195	2.6598
May	2.3784	2.5146
June	2.3504	2.4891
July	2.3304	2.4656
August(2)	2.2767	2.4439
Source: The Central Bank

(1)	Represents the average of the month-end exchange rates during the relevant period.

(2)	Through August 29, 2005.

Exchange rates and exchange controls

The Central Bank may impose temporary restrictions on remittances of foreign capital abroad whenever there exists, or the Central Bank foresees, a significant imbalance in Brazil’s balance of payments. For approximately six months in 1989 and early 1990, to preserve Brazil’s foreign currency reserves, the Brazilian government froze all remittances of dividends and invested capital that were owed to foreign equity investors and held by the Central Bank. The Central Bank subsequently released these amounts in accordance with Brazilian government directives. Currently, there are no restrictions for the remittances of foreign capital abroad in force, but the Brazilian government may take similar measures in the future.
Use of proceeds
Caixa Brasil will receive all of the net proceeds from the sale of Units, including Units in the form of GDSs, in the global offering. Unibanco and Unibanco Holdings, as the issuers of the securities being sold by Caixa Brasil, will not receive any proceeds from the global offering.

Capitalization
U.S. GAAP
The following table shows the consolidated capitalization of Unibanco as of December 31, 2004, calculated in accordance with U.S. GAAP. The information in the table has been derived from, and should be read in conjunction with, our consolidated financial statements and the notes thereto appearing in our 2004 Form 20-F, which is incorporated in this prospectus by reference.

	As of December 31,
	2004
	(in millions of R$)

Deposits from customers:
Demand deposits— non interest bearing	R$	3,209
Time deposits		24,101
Savings deposits		6,346
Deposits from banks		119

Total deposits		33,775
Federal funds purchased and securities sold under repurchase agreements		6,687
Short-term borrowings		2,677
Long-term debt		11,700
Other liabilities		13,605
Minority interest in consolidated subsidiaries		842
Stockholders’ equity		8,572

Total capitalization	R$	77,858

BRAZILIAN GAAP
The following table shows the consolidated capitalization of Unibanco as of June 30, 2005, calculated in accordance with Brazilian GAAP. The information in the table has been derived from, and should be read in conjunction with, our consolidated financial statements and the notes thereto appearing in our Form 6-K filed with the SEC on August 18, 2005 and incorporated in this prospectus by reference. We are not incorporating by reference the Report of Independent Auditors contained therein.

	As of June 30, 2005
	(in millions of R$)

Current liabilities	R$	45,861
Long-term liabilities:
Deposits		14,069
Resources from securities issued		482
Borrowings		278
Local and foreign onlendings		3,739
Subordinated debt		1,690
Other liabilities		7,520

Total long-term liabilities		27,778
Minority interest		693
Stockholders’ equity		8,660

Total capitalization	R$	82,992

Consolidated ratio of earnings to combined fixed charges and preference dividends
The following table sets forth the consolidated ratio of our earnings to our combined fixed charges and preference dividends for each of the periods indicated in accordance with U.S. GAAP. For the purpose of computing the ratios of earnings to combined fixed charges and preference dividends, earnings includes income before income taxes and minority interest less equity in results of unconsolidated companies plus distributed income of equity investment companies and fixed charges. Fixed charges include interest expense plus an estimate of the interest within rental expense. We and our consolidated subsidiaries are not required to pay dividends on outstanding preference securities.
The following table sets forth our ratio of consolidated earnings to total combined fixed charges and preference dividends for the years and the periods indicated:

	Year ended December 31,
	2000	2001	2002	2003	2004(1)

Consolidated Ratio Earnings to Combined Fixed Charges and Preference Dividends	1.20	1.15	1.07	1.31	1.46

(1)	In connection with the sale of our equity interests in Credicard and Orbitall, we received R$1,727 million in cash at the end of December 2004, generating earnings before taxes of R$1,574 million under U.S. GAAP which are included in this ratio.

Selling shareholder
Caixa Brasil, a wholly owned subsidiary of CGD, is offering all of the Units, including Units in the form of GDSs, to be offered in the global offering. In addition, Caixa Brasil has granted the underwriters an option, exercisable within 30 days of the date of the prospectus, to purchase up to an aggregate of 11,236,854 additional Units in the form of Units or GDSs, at the initial price to the public less the underwriting discounts and commissions, solely to cover overallotments, if any.
As of June 30, 2005, Caixa Brasil held an aggregate of: 63,938,421 Units, representing 12.5% of the total Units outstanding; 63,938,421 preferred shares of Unibanco (including shares comprising Units), representing 9.79% of the total Unibanco preferred shares outstanding; 67,579,999 preferred shares of Unibanco Holdings (including shares comprising Units), representing 12.8% of the total Unibanco Holdings preferred shares outstanding; 3,641,578 common shares of Unibanco, representing 0.48% of the total Unibanco common shares outstanding; and 37,138,435 common shares of Unibanco Holdings, representing 11.78% of the total Unibanco Holdings common shares outstanding. Caixa Brasil participated in the conversions and, as of August 19, 2005, its entire equity interest in Unibanco and Unibanco Holdings is held in the form of Units. See “Recent developments— Brazilian conversions prior to global offering.” Caixa Brasil intends to sell all of its equity interest in Unibanco and Unibanco Holdings, consisting of 86,149,216 Units, in the global offering.
The table below sets forth Caixa Brasil’s beneficial ownership of Units, preferred shares of Unibanco, preferred shares of Unibanco Holdings, common shares of Unibanco and common shares of Unibanco Holdings (i) as of June 30, 2005, (ii) after the Conversions and prior to the global offering and (iii) after giving effect to the sale of all of the Units (including Units in the form of GDSs) offered in the global offering (assuming the underwriters do not exercise their overallotment option and that the underwriters fully exercise their overallotment option).
Before conversions and global offering
(as of June 30, 2005)

					Percentage of				Percentage of
			Percentage of		total		Percentage of		total
			total	Number of	outstanding		total	Number of	outstanding
	Percentage of	Number of	outstanding	Unibanco	Unibanco	Number of	outstanding	Unibanco	Unibanco
	total	Unibanco	Unibanco	Holdings	Holdings	Unibanco	Unibanco	Holdings	Holdings
Number of	outstanding	preferred	preferred	preferred	preferred	common	common	common	common
units	units	shares	shares	shares	shares	shares	shares	shares	shares

63,938,421	12.5%	63,938,421	9.79%	67,579,999	12.8%	3,641,578	0.48%	37,138,435	11.78%
After conversions and before global offering
(as of August 19, 2005)

					Percentage of				Percentage of
			Percentage of		total		Percentage of		total
			total	Number of	outstanding		total	Number of	outstanding
	Percentage of	Number of	outstanding	Unibanco	Unibanco	Number of	outstanding	Unibanco	Unibanco
	total	Unibanco	Unibanco	Holdings	Holdings	Unibanco	Unibanco	Holdings	Holdings
Number	outstanding	preferred	preferred	preferred	preferred	common	common	common	common
of units	units	shares	shares	shares	shares	shares	shares	shares	shares

86,149,216	16.1%	—	0%	—	0%	—	0%	—	0%

Selling shareholder

After the global offering
(assuming the underwriters do not exercise their overallotment option)

Percentage of
					total				Percentage of
			Percentage of	Number of	outstanding		Percentage of		total
			total	Unibanco	Unibanco		total	Number of	outstanding
	Percentage of	Number of	outstanding	Holdings	Holdings	Number of	outstanding	Unibanco	Unibanco
	total	Unibanco	Unibanco	Class B	Class B	Unibanco	Unibanco	Holdings	Holdings
Number of	outstanding	preferred	preferred	preferred	preferred	common	common	common	common
units	units	shares	shares	shares	shares	shares	shares	shares	shares

11,236,854	2.1%	—	0%	—	0%	—	0%	—	0%
After the global offering
(assuming the underwriters fully exercise their overallotment option)

					Percentage of				Percentage of
			Percentage of		total		Percentage of		total
			total	Number of	outstanding		total	Number of	outstanding
	Percentage of	Number of	outstanding	Unibanco	Unibanco	Number of	outstanding	Unibanco	Unibanco
	total	Unibanco	Unibanco	Holdings	Holdings	Unibanco	Unibanco	Holdings	Holdings
Number of	outstanding	preferred	preferred	preferred	preferred	common	common	common	common
units	units	shares	shares	shares	shares	shares	shares	shares	shares

—	0%	—	0%	—	0%	—	0%	—	0%
Caixa Brasil’s main business address is Av. Joãoxxl, 63 Lisbon, Portugal.
CGD, Caixa Brasil’s parent company, is a Portuguese public financial institution founded in 1876 with its principal office in Lisboa. Portugal. CGD is the largest financial group in Portugal, in terms of total assets.
As of June 30, 2005, CGD had consolidated net assets of over €83 billion and shareholders’ equity of approximately €3.6 billion. CGD, directly and through its subsidiaries, operates its business as a international bank offering a variety of financial products and services. CGD offers traditional banking services, especially in the wholesale market, but also offers investment banking, brokerage, private equity, asset management, specialized loans, consumer financing and credit card services, among others. CGD is also the largest insurance group in Portugal and one of the principal groups to operate in this business in the Iberian Peninsula, in terms of premium paid in 2004.
CGD has a total of 780 full service branches that provide services to 4.3 million clients in Portugal. CGD’s international network consists of 325 branches, representative offices, affiliated banks, and CGD participates in alliances with other major financial institutions as well. As one of the most internationalized banks in Portugal, GCD maintains a presence in Europe, Africa, Asia and North and South America and serves the Portuguese community on these continents.
CGD has engaged in ordinary course commercial business transactions with us over the last several years. CGD has, from time to time, extended trade-related and general purpose credit lines with us mainly for onlending purposes. As of December 31, 2004, the total amount outstanding under the credit lines related to CGD was approximately R$254 million.
In May 2005, CGD, as the former majority shareholder of Banco Bandeirantes S.A. paid us an indemnity due under the Association Agreement executed between us and CGD, among others, in the total amount of approximately R$238 million. This amount included (i) R$200 million for the settlement and full release of contingencies related to Banco Banorte S.A. and (ii) R$38 million for the settlement and release of contingencies related to Banco Bandeirantes S.A., excluding certain contingencies related to Brazilian tax claims concerning the deductibility of “provisions for doubtful debtors” (Provisões para Devedores Duvidosos) for the years 1994 through 1997.

Description of Units
For certain information about our and Unibanco Holdings’ memoranda and articles of association, and the rights, preferences and restrictions, including our dividend policy, attaching to Unibanco preferred shares, Unibanco Holdings preferred shares and the Units, please see “Item 8. Financial Information—Dividends” and “Item 10. Additional Information—Memorandum and Articles of Association” in our 2004 Form 20-F, incorporated herein by reference. The composition of Unibanco’s and Unibanco Holdings’ respective capital stock, as indicated in Item 10 of our 2004 Form 20-F, is subject to change as a result of the transactions described under “Recent developments—Brazilian conversions prior to global offering.”
Description of Global Depositary Shares
GLOBAL DEPOSITARY RECEIPTS
The Bank of New York, as depositary, will execute and deliver the GDRs. Each GDR is a certificate evidencing a specific number of GDSs. Each GDS represents 5 Units deposited with Unibanco, as custodian and agent for the depositary in Brazil. Each Unit consists of one preferred share of Unibanco and one preferred share of Unibanco Holdings. Each GDS will also represent any rights related to the Units, as well as any other securities, cash or other related property which may be received by the depositary. The Units and any other securities, cash and other property held under the deposit agreement are referred to as the deposited securities. The depositary’s office at which the GDRs will be administered is located at 101 Barclay Street, New York, New York 10286.
You may hold GDSs either directly (by having a GDR registered in your name) or indirectly through your broker or other financial institution. The description in this prospectus assumes you hold the GDSs directly. If you hold the GDSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of GDS holders described in this section.
As a GDR holder, Unibanco and Unibanco Holdings will treat you as one of their shareholders and you will be entitled to all the shareholder rights which holders of the underlying securities are entitled to. Brazilian law governs shareholder rights. The depositary will be the holder of the Units and the Unibanco preferred shares and Unibanco Holdings preferred shares underlying your GDSs. As a holder of GDRs, you will have GDR holder rights. A deposit agreement among Unibanco, Unibanco Holdings, the depositary and all holders of GDRs set out the GDR holders’ rights as well as the rights and obligations of the depositary. If you become a holder of GDSs, you will become a party to the deposit agreement and therefore will be bound by its terms and to the terms of the GDR that represents your GDSs. New York law governs the deposit agreement and the GDRs.
The following is a summary of the material provisions of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement, a form of which is filed as an exhibit to the registration statement filed on Form F-6 (Registration No. 333-13282), filed with the SEC on March 16, 2001, as amended by post-effective amendment No. 1 thereto filed with the SEC on August 26, 2004. You may obtain a copy of the deposit agreement and the form of GDR at the depositary’s office or from the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.

Description of Global Depositary Shares

DEPOSIT AND WITHDRAWAL OF SECURITIES
In connection with the deposit of Units, the depositary or the custodian may require the following in form satisfactory to it:

▶	a written order directing the depositary to execute and deliver to, or upon the written order of, the person or persons designated in the order a GDR or GDRs evidencing the number of GDSs representing the deposited Units;

▶	proper endorsements or duly executed instruments of transfer in respect of the deposited Units;

▶	any payments, including the charges of the depositary for making the deposits of Units and the issuance of the GDRs;

▶	instruments assigning to the custodian or its nominee any distribution on or in respect of the deposited Units or indemnity for the deposited Units;

▶	proxies entitling the custodian to vote the deposited Units until the deposited Units are registered in the name of the custodian or its nominee; and

▶	all certifications as may be required in accordance with the terms of the deposit agreement.
As soon as practicable after the custodian receives the Units or other deposited securities, the custodian will present the deposited securities for registration of transfer into the name of the depositary or its nominee or the custodian or its nominee, at the cost and expense of the person making the deposit, or for whose benefit the deposit is made.
Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of GDSs in the names you request and will deliver the GDRs at its office to the persons you request.
You may cancel your GDRs and obtain the underlying deposited securities by turning in your GDRs at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the Units and the Unibanco preferred shares and Unibanco Holdings preferred shares and any other deposited securities underlying the GDR to you or a person you designate at the office of the custodian.
PRE-RELEASE TRANSACTIONS
The depositary may, with the prior written consent of Unibanco and Unibanco Holdings, deliver GDSs before receiving a deposit of Units. These transactions are commonly referred to as “pre-release transactions.” The depositary may retain the compensation received from the pre-release transactions.
The depositary may also deliver deposited securities upon the receipt and cancellation of pre-released GDRs (even if the GDRs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying deposited securities are delivered to the depositary. The depositary may receive GDRs instead of the deposited securities to close out a pre-release. The depositary may pre-release GDRs only under the following conditions:

▶	before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the deposited securities or GDRs to be deposited;

▶	the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate;

Description of Global Depositary Shares

▶	the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of GDSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so; and

▶	the depositary may ask for any further indemnities and require compliance with credit regulations if it thinks it is appropriate to do so.
DIVIDENDS AND OTHER DISTRIBUTIONS
As a holder of a GDR, you generally have the right to receive the distributions Unibanco or Unibanco Holdings makes on the deposited securities. Your receipt of these distributions may be limited, however, by practical considerations, legal limitations and the terms of the deposit agreement. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of GDSs held as of a specified record date.
Distributions of cash
Whenever Unibanco or Unibanco Holdings makes a cash distribution for the deposited securities, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders subject to any restrictions imposed by Brazilian law and regulations. The conversion into U.S. dollars will take place only if practicable and only if the U.S. dollars are transferable to the United States. If that is not possible or if governmental approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those GDR holders to whom it is possible to do so. The depositary will hold the foreign currency it cannot convert for the account of the GDR holders who have not been paid. The depositary will not invest the foreign currency and it will not be liable for any interest. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. Before making a distribution, the depositary will deduct any withholding taxes that must be paid. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.
Distributions other than cash, Units or rights
Whenever Unibanco or Unibanco Holdings makes a distribution other than cash, Units or rights for any of the deposited securities, the depositary will determine whether such distribution to holders is feasible based on consultation with Unibanco and Unibanco Holdings and receipt of opinions from United States and Brazilian counsel. If it is feasible to distribute such property to you, the depositary will distribute the property to holders in a manner it deems practicable. If the depositary considers such distribution not to be feasible, it may sell all or a portion of the property received. The proceeds of such a sale will be distributed to holders as in the case of a distribution in cash. Any distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement.
Distributions in Units
Whenever Unibanco and Unibanco Holdings make a dividend in, or free distribution of Unibanco preferred shares and Unibanco Holdings preferred shares, upon receipt by the custodian of Units representing these shares, the depositary may, after consulting with Unibanco and Unibanco Holdings, and will upon our request, in each case after obtaining opinions of United States and Brazilian counsel, distribute to holders new GDRs for an aggregate number of GDSs representing the number of Units

Description of Global Depositary Shares

deposited. If the depositary considers such distribution not to be feasible, it may, after consulting with Unibanco and Unibanco Holdings, sell the Units received. The proceeds of such a sale will be distributed to holders as in the case of a distribution in cash. Any distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement.
Distributions of rights
Whenever Unibanco and Unibanco Holdings distributes rights to purchase additional Unibanco preferred shares and Unibanco Holdings preferred shares, such shares may be deposited with the custodian for the creation of Units. The depositary may, after consulting with Unibanco and Unibanco Holdings, make these rights available to you after obtaining opinions of United States and Brazilian counsel. If the depositary decides it is not legal and practical, after obtaining opinions of United States and Brazilian counsel, to make the rights available but that it is practical to sell the rights, the depositary may sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.
If the depositary makes the rights available to you, it will exercise the rights and purchase the Unibanco preferred shares and Unibanco Holdings preferred shares on your behalf to create the Units and deposit them on your behalf. The depositary will then deliver GDSs representing such Units to you. The depositary will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.
CHANGES AFFECTING DEPOSITED SECURITIES
The deposited securities held on deposit for your GDSs may change from time to time. For example, there may be a change in the nominal or par value, a split-up, a consolidation or reclassification of the deposited securities, or a recapitalization, reorganization, merger or consolidation or sale of assets affecting either Unibanco or Unibanco Holdings.
If any such change were to occur, your GDSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the deposited securities. The depositary may in such circumstances deliver new GDRs to you or call for the exchange of your existing GDRs for new GDRs. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you in cash.
VOTING RIGHTS
The Units and the Unibanco preferred shares and Unibanco Holdings preferred shares underlying those Units do not have any voting rights except in limited circumstances, described in “Item 10. Additional Information—Memorandum and Articles of Association” in our 2004 Form 20-F, incorporated herein by reference. If the holders of the Units, or the Unibanco preferred shares or Unibanco Holdings preferred shares acquire voting rights, you may instruct the depositary to vote the deposited securities underlying your GDRs. Upon receiving notice of any meeting at which the holders of Units or other deposited securities are entitled to vote, or of solicitation of consents or proxies from holders of Units or other deposited securities, the depositary shall fix a record date for the giving of instructions for voting. The depositary will send to each holder:

▶	information included in a notice of meeting, in a form provided by either Unibanco or Unibanco Holdings;

Description of Global Depositary Shares

▶	a statement that the holders of record will be able to instruct the depositary as to the exercise of the voting rights; and

▶	a statement as to the manner and date by which you must give the depositary instructions.
For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, subject to Brazilian law and the provisions of our by-laws, to vote or to have its agents vote the Units or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct.
FEES AND CHARGES
As a holder, you will be required to pay the following service fees to the depositary:

Issuance of GDSs	$5.00 (or less) per 100 GDSs (or portion of 100 GDSs)
Cancellation of GDSs (including if the deposit agreement terminates)	$5.00 (or less) per 100 GDSs (or portion of 100 GDSs)
Any cash distribution to you pursuant to the deposit agreement, except for distribution of cash dividends	$.02 (or less) per GDS (or portion of a GDS)
As a holder, you will also be responsible for paying some of the fees and expenses incurred by the depositary and certain taxes and governmental charges, including:

▶	transfer and registration of Units on Unibanco’s and Unibanco Holdings’ share registers to or from the name of the depositary or its agent when you deposit or withdraw such Units;

▶	expenses of the depositary in converting foreign currency into U.S. dollars;

▶	cable, telex and facsimile transmissions (when expressly provided in the deposit agreement);

▶	taxes and other governmental charges the depositary or the custodian have to pay on the GDR or deposited securities underlying a GDR, for example, stock transfer taxes, stamp duty or withholding taxes; and

▶	any fees or expenses incurred by the depositary or its agents in connection with delivery of the deposited securities.
AMENDMENTS AND TERMINATION OF THE DEPOSIT AGREEMENT
Unibanco and Unibanco Holdings may agree with the depositary to amend the deposit agreement and the form of GDRs at any time without your consent. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of GDR holders, it will not become effective until 60 days after the depositary notifies GDR holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your GDR, to agree to the amendment and to be bound by the GDRs and the deposit agreement as amended.
The depositary will terminate the deposit agreement if we and Unibanco Holdings ask it to do so. In that case, the depositary must notify you at least 60 days before termination. The deposit agreement will automatically terminate without notice to you if the depositary has told us and Unibanco Holdings that it would like to resign or if we and Unibanco Holdings remove the depositary and, in either case, we and Unibanco Holdings have not appointed a new depositary within 60 days.

Description of Global Depositary Shares

After termination, the depositary and its agents will discontinue the registration of transfers of GDRs and suspend the distribution of dividends to the holders thereof and will provide no further services with respect to the GDRs, except that they will:

▶	collect distributions on the deposited securities;

▶	sell rights and other property and convert deposited securities into cash as provided in the deposit agreement; and

▶	deliver the deposited securities, together with any dividends or other distributions received with respect thereto, and the net proceeds of the sale of any rights or other property upon cancellation of the GDRs.
At least six months after termination, the depositary may sell any remaining deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the GDR holders that have not surrendered their GDRs. The depositary may hold the money without investing it and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.
OWNERSHIP RESTRICTIONS
Unibanco and Unibanco Holdings may restrict transfers or, to the extent permitted under applicable law or Unibanco’s and Unibanco Holdings’ bylaws, instruct the depositary to cause the mandatory sale or disposition of Units where such transfer of ownership might result in ownership of Units or GDRs exceeding the limits under applicable law or Unibanco’s and Unibanco Holdings’ bylaws.
LIABILITY OF HOLDERS FOR TAXES OR OTHER CHARGES
You will be responsible for the taxes and other governmental charges payable on your GDSs and the securities represented by your GDSs. We, Unibanco Holdings and the depositary may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due on your GDSs and the securities represented by your GDSs.
The depositary may refuse to transfer GDRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. You may be required to provide to the depositary and the custodian proof of taxpayer status and residence and such other information as the depositary and custodian may require to fulfill legal obligations.
LIMITATIONS ON OBLIGATIONS AND LIABILITIES
Limits on Unibanco’s and Unibanco Holdings’ obligations and the obligations of the depositary; Limits on liability to holders of GDSs
The deposit agreement expressly limits Unibanco’s and Unibanco Holdings’ obligations and the obligations of the depositary. It also limits Unibanco’s and Unibanco Holdings’ liability and the liability of the depositary. Unibanco, Unibanco Holdings and the depositary:

▶	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

Description of Global Depositary Shares

▶	are not liable for any action or inaction on the advice or information received from legal counsel, accountants, any person presenting Units for deposit, any holder of GDSs or any other person believed by them in good faith to be competent to give such advice or information;

▶	the depositary is not liable for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement;

▶	have no obligation to become involved in a lawsuit or other proceeding related to the GDRs or the deposit agreement on your behalf or on behalf of any other party; and

▶	may rely upon any documents they believe to be genuine and to have been signed or presented by the proper party.
In the deposit agreement, we and Unibanco Holdings agree to indemnify the depositary for acting as depositary, except for losses caused by the depositary’s own negligence or bad faith, and the depositary agrees to indemnify us and Unibanco Holdings for losses resulting from its negligence or bad faith.
Requirements for depositary actions
Before the depositary will deliver or register a transfer of a GDR, make a distribution on a GDR, or permit withdrawal of the deposited securities, the depositary may require:

▶	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of the Units or other deposited securities;

▶	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary;

▶	compliance with regulations it may establish, from time to time, consistent with the deposit agreement; or

▶	compliance with any laws or governmental regulations related to GDRs and GDSs.
The depositary may refuse to deliver GDRs or register transfers of GDR generally when the transfer books of the depositary or of Unibanco or Unibanco Holdings are closed or at any time if the depositary or we and Unibanco Holdings think it advisable to do so.
Your right to receive the deposited securities underlying your GDRs
You have the right to cancel your GDRs and withdraw the underlying deposited securities at any time except:

▶	when temporary delays arise because: (i) the depositary has closed its transfer books or we or Unibanco Holdings have closed our transfer books; (ii) the transfer of deposited securities is blocked to permit voting at Unibanco’s or Unibanco Holdings’ shareholders’ meeting; or (iii) if we or Unibanco Holdings are paying a dividend on the deposited securities;

▶	when you or other GDR holders seeking to withdraw the deposited securities owe money to pay fees, taxes and similar charges; or

▶	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to GDRs or to the withdrawal of deposited securities.

Description of Global Depositary Shares

BOOKS OF THE DEPOSITARY
The depositary will maintain GDS holder records at its depositary office. You may inspect such records at that office during regular business hours, but solely for the purpose of communicating with other holders in the interest of Unibanco and Unibanco Holdings businesses or matters relating to the GDSs and the deposit agreement.
NOTICES AND REPORTS
We and Unibanco Holdings will furnish to the depositary all notices of shareholders’ meeting and annual reports to shareholders and other reports and communications that are made generally available to shareholders, together with English translations thereof. The depositary will make these available for your inspection at its offices. The depositary, at Unibanco’s and Unibanco Holdings’ expense, will also arrange for mailing of copies or summaries of such reports and communications to all holders of GDSs.
DISCLOSURE OF BENEFICIAL OWNERSHIP
We, Unibanco Holdings, the depositary or the custodian may request you as holders and beneficial owners of GDRs to provide information as to the capacity in which you hold or held the GDRs. By holding an interest in the GDRs, you are deemed to agree to provide such information upon such request.

Market information
Unibanco’s and Unibanco Holdings’ preferred shares are listed and traded on the BOVESPA. The Units, each consisting of one preferred share of Unibanco and one preferred share of Unibanco Holdings, are also listed and traded on the BOVESPA. The GDSs, each representing five Units, are traded on the NYSE.
The table below sets forth, for the indicated periods, the high and low closing prices of the GDSs on the NYSE, in U.S. dollars, and the Units on the BOVESPA, in reais, as adjusted to reflect the reverse stock split, as well as the payment of dividends or interest on own capital in subsequent periods:

	NYSE		BOVESPA
	US$ per GDS		R$ per Unit(1)
	High	Low	High	Low

Year ended December 31,
2000	29.96	8.72	9.42	2.18
2001	32.57	20.82	10.39	6.24
2002	31.03	12.72	10.74	6.11
2003	26.06	5.99	10.96	4.43
2004	24.46	9.50	13.88	6.79
Year ended December 31, 2003:
First quarter	14.57	9.50	9.63	6.79
Second quarter	17.84	14.23	10.38	8.71
Third quarter	19.50	15.09	11.18	8.54
Fourth quarter	24.46	20.00	13.88	11.16
Year ended December 31, 2004:
First quarter	26.10	22.13	14.52	12.67
Second quarter	25.68	17.00	14.44	10.34
Third quarter	24.23	20.10	14.00	12.10
Fourth quarter	31.73	24.23	17.40	14.10
Year ending December 31, 2005:
January 2005	31.95	28.39	17.05	15.45
February 2005	38.10	31.67	19.89	16.60
March 2005	38.99	32.34	20.82	19.50
April 2005	35.98	32.65	18.50	16.50
May 2005	36.41	33.80	18.00	16.60
June 2005	38.62	35.63	18.19	17.15
July 2005	37.80	35.07	18.31	16.26
August 2005(2)	44.98	37.70	21.00	17.80

(1)	The Unit prices before August 30, 2004 were adjusted to reflect the reverse stock split.

(2)	Through August 29, 2005.

The GDSs offered in this offering will be fungible with, and will be identified by the same CUSIP number and will be eligible for trading under the same NYSE trading symbol as, the existing GDSs.

Taxation
BRAZIL
Taxation of GDSs and Units in Brazil
We describe below the main Brazilian tax consequences relating to the acquisition, ownership and disposition of GDSs or Units by a holder that is not domiciled in Brazil for purposes of Brazilian taxation, or Non-Brazilian Holder, and whose investment in GDSs was made under our Depositary Receipt program and consequently is registered with the Central Bank.
We have considered the tax laws and regulations in effect in Brazil on the date of this annual report, which are subject to change. We have also considered that there is no income tax treaty between Brazil and the United States.
This description does not contain all tax considerations that may be relevant to a decision to acquire Units or GDSs. You should consult your own tax advisors as to the tax consequences relating to the acquisition, ownership and disposition of GDSs or Units that may apply to you, including the effect of any U.S. state or local or foreign tax laws.
With respect to the GDSs, we have also based this description on representations of the Depositary of our GDS program maintained in the United States and on the assumption that each obligation in the Deposit Agreement and any related documents will be performed in accordance with its terms.
Taxation of non-stock dividends
If we or Unibanco Holdings pay dividends with respect to profits accrued before December 31, 1995, such payment will be subject to withholding income tax.
There is no Brazilian income tax due on the payment of dividends by us or Unibanco Holdings with respect to profits accruing after December 31, 1995.
Taxation of stock dividends
If we or Unibanco Holdings pay stock dividends with respect to profits accrued before December 31, 1995, such payment will be subject to withholding income tax.
There is no Brazilian income tax due on stock dividends with respect to profits accruing after December 31, 1995.
Taxation of interest distribution
When we or Unibanco Holdings pay interest on net equity, holders of GDS or Units will be subject to withholding income tax, according to Brazilian law, at the rate of 15% on such payment. For a detailed description, see “Item 10.B Additional Information—Memorandum and Articles of Incorporation—Description of Capital Stock—Dividend Policy and —Interest on Capital Stock” in our 2004 Form 20-F, incorporated herein by reference.
Taxation of gains
According to Law 10,833, enacted on December 29, 2003, the disposition of assets located in Brazil by a Non-Brazilian Holder, whether to other Non-Brazilian Holders or Brazilian holders, may be subject to taxation in Brazil. Although we believe that the GDSs do not fall within the definition of assets located in Brazil for purposes of Law 10,833, considering the general and unclear scope of such provisions and the lack of a judicial court ruling in respect thereto, we are unable to predict whether such understanding will ultimately prevail in the courts of Brazil.

Taxation

As a Non-Brazilian Holder of GDSs, you may cancel your GDSs and exchange them for Units. There will be no Brazilian income tax levied on the exchange of GDSs for Units provided they are registered under Resolution 2,689/00 as described below.
As a Non-Brazilian Holder of Units, you should register your investment with the Brazilian authorities either as a portfolio investment under Resolution 2,689/00 or as a direct investment under Law 4,131/62. The tax rules applicable to the Non-Brazilian Holders of Units will vary depending on its registration status.
Non-Brazilian holders of Units under Resolution 2,689/00
To register a portfolio investment:

▶	you should register your investment in Brazil with the Central Bank within a specified time, in which case the foreign currency amount of your investment registered with the Central Bank will be determined based on the market value of the Units on the date you withdraw them from the program; and

▶	you should register your investment in Brazil with the CVM.
In this case:

▶	an increase in value of the GDSs from the date you acquired them abroad to the date you withdraw them from the Depositary Receipt program will be exempt from taxation;

▶	you are exempt from the payment of tax on gains realized on the sale of Units, provided the transaction is carried out through the stock exchanges or the organized over the counter markets. However, this current preferential treatment may be changed at any time; and

▶	you are subject to income tax at a rate of 15% on any gain obtained on any disposition of the Units that is not carried out through the stock exchanges or the organized over the counter markets.
On the other hand, if you do not register your investments in Units with the Central Bank within the specified time:

▶	(i) the difference, in reais, between the value of the Units on the date of registration of the Units with the Central Bank for the Depositary Receipt program and the value at the time of acquisition of the GDSs converted into reais will be considered a gain subject to Brazilian income tax at a rate of 15%; (ii) any gain in reais on disposition of the Units, whether or not carried out through the stock exchanges or the organized over the counter markets, will be subject to income tax at a rate of 15%; and (iii) in case the transaction is carried out on any the stock exchange or the organized over the counter markets, it is subject to the withholding income tax at a rate of 0.005%.
Non-Brazilian holders of Units under law 4,131/62
To register a direct investment:

▶	there is no need to register with the CVM, but you should register your investment with the Central Bank as direct investment.
In this case, an increase in reais in the value of the GDSs from the date you acquired them abroad to the date you withdraw them from the Depositary Receipt program will be subject to income tax at a rate of 15%. Additionally, if you sell or dispose of your Units realizing a gain, you will pay tax on the gains at a rate of 15%, whether or not carried out through the stock exchanges or the organized over the counter markets. The taxable gain is the difference between the amount in reais realized on the sale of the Units and the amount registered with the Central Bank converted into reais on the date of

Taxation

the registration. In case the transaction is carried out on any the stock exchange or the organized over the counter markets, it is subject to the withholding income tax at a rate of 0.005%.
Non-registered Non-Brazilian holders of Units
In the case no registration is made with the Brazilian authorities:

▶	you will not be able to enter into foreign exchange transactions to transfer outside Brazil the proceeds of your investment (see “Item 10.D. Additional Information—Exchange Rates and Exchange Control” in our 2004 Form 20-F, incorporated herein by reference).
In this case, an increase in reais in the value of the GDSs from the date you acquired them abroad to the date you withdraw them from the Depositary Receipt program will be subject to income tax at a rate of 15%. If you sell or dispose of your Units realizing a gain, you will pay tax on the gains at a rate of 15%, whether or not carried out through the stock exchanges or the organized over the counter markets. If the transaction is carried out on any the stock exchange or the organized over the counter markets, it is subject to the withholding income tax at a rate of 0.005%.
Conversion of Units into GDSs
In any of the above cases, except for Non-Brazilian Holders with a portfolio investment duly registered with the Brazilian Authorities, the deposit of Units by a Non-Brazilian Holder in exchange for GDSs may be subject to Brazilian income tax if the acquisition cost of the Units is lower than (a) the average price per Unit on a Brazilian stock exchange on which the greatest number of such Units were sold on the day of deposit; or (b) if no Units were sold on that day, the average price on the Brazilian stock exchange on which the greatest number of Units were sold in the 15 trading sessions immediately preceding such deposit. In such case, the difference between the acquisition cost and the average price of the Units calculated as above will be considered to be a capital gain subject to income tax at a rate of 15%.
Preemptive rights
Any exercise of preemptive rights relating to the shares underlying the Units or GDSs will not be subject to Brazilian taxation. Any gain on the sale or assignment of preemptive rights relating to the shares underlying the Units or the GDSs will be subject to Brazilian income taxation according to the same rules applicable to the sale or disposition of Units.
Taxation of tax haven residents
If you cancel your GDSs and exchange them for Units and if you are resident of a tax haven as defined by Brazilian law, regardless of registration with the Central Bank or the CVM, you cannot take benefit of the tax treatment applicable to Non-Brazilian Holders under Resolution 2,689. Additionally, you will be subject to income tax at a rate of 25% on any disposition of Units, except for transactions carried out through the stock exchanges or the organized over the counter markets, in which case the applicable rate is 15% (this transaction is also subject to the withholding income tax at a rate of 0.005%). You will also be subject to a 25% tax rate on the payments of interest on ours or Unibanco Holdings net equity.
In accordance with the Brazilian law, a tax haven is defined as a country or location that does not impose income tax or where the maximum income tax rate is lower than 20% or where the laws of that country or location impose restrictions on the disclosure of shareholding composition or the ownership of the investment, or the identity of tax haven residents.
CPMF
Any transaction carried out in Brazil that results in the transfer of funds from a Brazilian bank account may be subject to a temporary contribution on bank accounts, or CPMF Tax, at a rate of

Taxation

0.38%. The CPMF may be applicable to the ownership, acquisition or disposition of Units. If you sell Units in Brazil, you will receive proceeds in reais and will be required to enter into a foreign currency exchange transaction to remit the proceeds abroad. Currently, the acquisitions or sale of Units on a Brazilian stock exchange are exempt from the CPMF.
The CPMF is also withheld on the payment of dividends or interest on net equity by Unibanco Holdings to holders of GDSs under our Depositary Receipt program or Units.
Other Brazilian taxes
There are no Brazilian inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of Units or GDSs by a Non-Brazilian Holder except for gift and inheritance taxes which are levied by some states of Brazil on gifts made or inheritances bestowed by individuals or entities not resident or domiciled in Brazil or domiciled within the state to individuals or entities resident or domiciled within such state in Brazil. There are no Brazilian stamp, issue, registration or similar taxes or duties payable by holders of Units or GDSs.
A tax on foreign exchange transactions, or IOF/ Exchange Tax, may be imposed on any conversion of Brazilian currency into foreign currency or vice versa. The rate of the IOF/ Exchange Tax applicable is currently 0% with some specific exceptions, but the Minister of Finance has the legal power to increase the rate at any time to a maximum of 25%, but only with respect to future transactions.
A bonds and securities transactions tax, or IOF/ Bonds Tax, may be imposed on several types of financial transactions, including those carried out on Brazilian stock, futures or commodities exchanges. The rate of this tax is currently zero for transactions involving Units and GDSs but the executive branch may increase such rate up to 1.5% per day, but only with respect to future transactions.
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following summary of material U.S. federal income tax consequences of the acquisition, ownership and disposition of GDSs and the Units is the opinion of Debevoise & Plimpton LLP, our U.S. counsel.
This summary applies to you only if you are a beneficial owner of GDSs or Units, and the dividends on them, and you are, for U.S. federal income tax purposes:

▶	an individual citizen or resident of the United States;

▶	a corporation (or other entity classified as a corporation) organized under the laws of the United States or any state thereof or the District of Columbia; or

▶	an estate the income of which is subject to U.S. federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.
This summary applies only to holders who will hold GDSs and the Units as capital assets (i.e., generally, as investment property). This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations, rulings and judicial decisions, all as in effect on the date hereof. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. There can be no assurance that the Internal Revenue Service, or the IRS, will not challenge one or more of the tax consequences discussed herein or that a court will not sustain a challenge by the IRS in the event of litigation. This summary is based, in part, upon certain statements as to Brazilian tax consequences included in our 2004 Form 20-F filed with the Securities and

Taxation

Exchange Commission on June 30, 2005, incorporated herein by reference. Those statements are based upon Brazilian tax laws in effect on that date and are subject to any change in Brazilian law that may come into effect after such date. This summary assumes that those statements continue to be an accurate summary of such Brazilian tax consequences.
This summary is of a general nature and does not address all of the U.S. federal income or other tax consequences that may be relevant to you in light of your particular situation. For example, this summary does not apply to U.S. expatriates, insurance companies, regulated investment companies, tax-exempt organizations, financial institutions, holders subject to the alternative minimum tax, securities broker-dealers, holders that use a mark-to-market accounting method, holders who hold GDSs or the Units as part of hedging, straddle, or conversion transactions, holders who own directly, indirectly or by attribution, 10% or more of the voting power of our issued share capital, holders whose functional currency for U.S. federal income tax purposes is not the U.S. dollar, or partnerships (or other entities classified as partnerships for U.S. federal income tax purposes). Further, this summary does not address any aspect of state, local or non-U.S. tax law.
The U.S. federal income tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) that holds GDSs or Units generally will depend on such partner’s particular circumstances and on the activities of the partnership.
Partners in such partnerships should consult their own tax advisors. You should consult your own tax advisors as to the particular tax consequences to you under U.S. federal, state, local and non-U.S. laws of the acquisition, ownership and disposition of GDSs or the Units, and the effects of possible changes in such laws.
General
For U.S. federal income tax purposes, holders of GDSs will be treated as owners of the underlying Units attributable thereto.
Distributions
The gross amount of a distribution paid on a GDS or a Unit (including distributions, if any, of notional interest on shareholder’s equity) will be a dividend for U.S. federal income tax purposes to the extent paid out of the current or accumulated earnings and profits (as determined under U.S. federal income tax principles) of the applicable payor and will be includible in your gross income as ordinary dividend income in the taxable year of receipt (which generally will be the taxable year in which such dividend is received by you, in the case of the Units, or by The Bank of New York, as depositary, in the case of GDSs). The amount of any distribution will include the amount of Brazilian withholding taxes, if any, withheld on the amount distributed. To the extent that a distribution exceeds such earnings and profits, it will be treated as a nontaxable return of capital to the extent of your basis in the applicable component of the Units and thereafter as a capital gain. Dividends paid with respect to the GDSs or Units generally will be treated as foreign source income and will not be eligible for the dividends-received deduction allowed to corporate shareholders under the U.S. federal income tax law.
Generally, any such dividends will be treated as foreign source “passive income” or, in the case of certain holders, “financial services income,” for U.S. foreign tax credit purposes. For taxable years beginning after December 31, 2006, such dividends will constitute “passive category income” or “general category income.” If any Brazilian income taxes are withheld from such dividends, you may be entitled to claim a foreign tax credit for the amount of such Brazilian income taxes against your U.S. federal income tax liability, subject to certain limitations and restrictions that may vary depending upon your circumstances. Instead of claiming the foreign tax credit, you may, at your election, deduct

Taxation

the U.S. dollar value of such Brazilian income taxes in computing your U.S. taxable income, subject to generally applicable limitations under U.S. federal income tax law. The rules relating to foreign tax credits are extremely complex and the availability of a foreign tax credit would depend on various factors. You are urged to consult your own tax advisors regarding the availability of foreign tax credits in light of your particular circumstances.
The maximum U.S. federal income tax rate for certain dividends received by certain noncorporate taxpayers, including individuals, through taxable years beginning on or before December 31, 2008 is 15%, so long as certain holding period and other requirements are met by the holder. If those requirements are satisfied then, unless we or Unibanco Holdings are classified as a passive foreign investment company (see below), dividends paid with respect to our GDSs will qualify for the 15% maximum rate. It is unclear whether dividends paid to direct holders of our Units will qualify for the 15% maximum rate because such Units are not readily tradable on an established securities market in the United States. Special rules apply for purposes of determining a recipient’s investment income (which may limit deductions for investment interest) and foreign income (which may limit foreign tax credits) and to certain extraordinary dividends. We urge you to consult your own tax advisor regarding the possible applicability of the reduced rate under the new legislation and the related restrictions and special rules.
The amount of any distribution will be measured by the fair market value in U.S. dollars of the reais or other property received on the date received by you in the case of the Units, or by The Bank of New York, as depositary, in the case of GDSs, based on the spot exchange rate on such date. You will have a basis in any reais distributed equal to the U.S. dollar value of the reais on the date received by you, in the case of the Units, or by The Bank of New York in the case of GDSs. Any gain or loss recognized upon a subsequent disposition of the reais will generally be U.S. source ordinary income or loss.
Sale, exchange or other disposition of Units or GDSs
Upon the sale, exchange or other taxable disposition of a Unit or GDS, you will generally recognize a gain or a loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount realized and your adjusted tax basis in the Unit or GDS. Your adjusted tax basis in Units or GDSs will generally equal the amounts paid therefor. Subject to the discussion below under “Passive foreign investment company considerations,” such gain or loss will be a capital gain or loss and will generally be treated as U.S. source gain or loss. If you are a noncorporate taxpayer, including an individual, any such capital gain will generally be subject to U.S. federal income tax at a maximum rate of 15% for taxable years beginning on or before December 31, 2008 if you have held the Unit or GDS for more than one year. Because such gain will generally be from U.S. sources, you may not be entitled to a foreign tax credit for Brazilian taxes, if any, imposed on any such gain. We do not believe that separate gain or loss computations must be made with respect to each component of a Unit (unless they are separated), but no assurance can be given that the IRS will not challenge this position.
The surrender of GDSs in exchange for the Units and the surrender of the Units in exchange for GDSs will not be a taxable event for U.S. federal income tax purposes. Accordingly, you will not recognize any gain or loss upon such surrender.
Passive foreign investment company considerations
We believe that we and Unibanco Holdings were not treated as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for our immediately preceding year and will not be so treated for our current taxable year, or for future taxable years. However, an actual determination of

Taxation

PFIC status is factual in nature and generally cannot be made until the close of the applicable taxable year. A corporation will be a PFIC if either:

▶	75% or more of its gross income in a taxable year is passive income, which includes dividends, interest, royalties, rents, annuities, and some types of gains; or

▶	the average percentage of the value of its assets that produce or are held for the production of passive income is at least 50%.
Our belief that we and Unibanco Holdings are not, and will not in the future be, a PFIC is based on certain Proposed Treasury Regulations dealing with non-U.S. banks. Such regulations are not final and are subject to modification, in which case our determination regarding PFIC status may be different.
If we or Unibanco Holdings were classified as a PFIC, you would be subject to certain adverse U.S. tax consequences, including the possible characterization of gain with respect to the Units or GDSs as ordinary income, the possible imposition of an interest charge on taxes you would be deemed to have deferred and the unavailability of the reduced 15% tax rate on dividends.
You are urged to consult your own tax advisor concerning the potential application of the PFIC rules to your acquisition, ownership and disposition of the Units or GDSs.
United States information reporting and backup withholding
Certain payments, including dividends, with respect to the Units or GDSs and proceeds from the sale, exchange or redemption of the Units or GDSs may be subject to U.S. backup withholding tax (currently at a rate of 28%), unless (i) you furnish a correct taxpayer identification number, make any other required certification and otherwise comply with applicable requirements of backup withholding rules, or (ii) you are a corporation or otherwise exempt from backup withholding and appropriately establish that exemption. If you are required to establish your exempt status you generally must provide such certification on IRS Form W-9.
You will also be subject to information reporting with respect to certain payments on the Units or GDSs and proceeds from the sale, exchange or redemption of the Units or GDSs unless you are a corporation or other exempt recipient and appropriately establish that exemption.
Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules, by filing the appropriate claim for refund with the IRS and furnishing any required information on a timely basis.

Plan of distribution
The global offering described in this prospectus consists of two concurrent offerings by Caixa Brasil of up to an aggregate of 74,912,362 Units through the underwriters named below. The global offering will consist of an offering of                     Units, in the form of GDSs, in the United States and elsewhere outside Brazil and an offering of  Units in Brazil. UBS Securities LLC, Banco UBS S.A., Unibanco and Unibanco Securities Inc. are acting as global coordinators and joint bookrunning managers in the global offering and J.P. Morgan Securities Inc. is acting as co-manager in the global offering.
We and Caixa Brasil have entered into an international underwriting agreement with UBS Securities LLC and Unibanco Securities Inc., the international underwriters. Subject to the terms and conditions of the international underwriting agreement, the international underwriters have agreed to purchase            Units in the form of                      GDSs. Subject to the terms and conditions of the international underwriting agreement, each of the international underwriters has severally agreed to purchase from Caixa Brasil the number of Units listed next to its name in the following table:

International underwriters	Number of Units

UBS Securities LLC
Unibanco Securities Inc.
J.P. Morgan Securities Inc.

Total

Pursuant to the Contrato de Coordenação e Garantia Firme de Colocação de Units de Emissão do Unibanco–União de Bancos Brasileiros S.A. e Unibanco Holdings S.A., which we refer to as the Brazilian underwriting agreement, Banco UBS S.A. and Unibanco, or the Brazilian underwriters, have agreed to offer Units to investors located inside Brazil and other non-U.S. international investors that are authorized to invest in Brazilian securities under the requirements established by the CVM. The Brazilian underwriting agreement provides that, if any of the firm Units are not placed, the Brazilian underwriters are obligated to purchase them on a firm commitment basis on the settlement date, subject to certain conditions and exceptions. Subject to the terms and conditions of the Brazilian underwriting agreement, each of the Brazilian underwriters has severally agreed to place the number of Units listed next to its name in the following table:

Brazilian underwriters	Number of Units

Banco UBS S.A.
Unibanco

Total

We will conduct the offering in accordance with applicable provisions of Section 2720 of the NASD Conduct Rules.
THE GLOBAL DEPOSITARY SHARES
Each Global Depositary Share, or GDS, offered hereby represents five Units. Each Unit consists of (i) one ação preferencial, or preferred share, without par value, of Unibanco, and (ii) one ação preferencial, or preferred share of Unibanco Holdings, the controlling shareholder of Unibanco.
CONDITIONS TO THE OFFERING
The international underwriting agreement provides that the international underwriters must buy all of the GDSs if they buy any of them. However, the international underwriters are not required to take or pay for the GDSs covered by the international underwriters’ over-allotment option described below.

Plan of distribution

The GDSs are offered subject to a number of conditions, including:

▶	receipt and acceptance of the GDSs by the international underwriters; and

▶	the international underwriters’ right to reject orders in whole or in part.
The Units are offered subject to a number of conditions, including the right of the Brazilian underwriters to reject orders from institutional investors in whole or in part.
In connection with this offering, the international underwriters and the Brazilian underwriters may distribute prospectuses electronically.
OVER-ALLOTMENT OPTION
Caixa Brasil has granted the international underwriters and the Brazilian underwriters an option to purchase or place, as the case may be, up to an aggregate of 11,236,854 additional Units in the form of Units or GDSs at the initial price to the public less selling concessions. No more than 15% of the GDSs sold by the international underwriters that are NASD members will be used to cover over-allotments sold by those members. The international underwriters and the Brazilian underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The international underwriters and the Brazilian underwriters have 30 days from the date of the international underwriting agreement to exercise this option.
COMMISSION AND DISCOUNTS
Units and GDSs purchased in this offering will be initially offered at the offering prices per Unit and GDS set forth on the cover of this prospectus.
Any GDSs sold by the international underwriters to securities dealers may be sold at a discount of up to U.S.$           per GDS from the public offering price. Any of these securities dealers may resell any GDSs purchased from the international underwriters to other brokers or dealers at a discount of up to U.S.$           per GDS from the public offering price. If all the GDSs are not sold at the public offering price, the representatives may change the offering price and the other selling terms.
The following table shows the per GDS and total underwriting discounts and commissions Caixa Brasil will pay to the international underwriters assuming both no exercise and full exercise of the international underwriters’ option to purchase up to an additional            GDSs:

Paid by Caixa Brasil	No exercise	Full exercise

Per GDS	U.S.$	U.S.$
Total	U.S.$	U.S.$
The following table shows the per Unit and total underwriting discounts and commissions Caixa Brasil will pay to the Brazilian underwriters assuming both no exercise and full exercise of the Brazilian underwriters’ option to place up to an additional            Units:

Paid by Caixa Brasil	No exercise	Full exercise

Per Unit	R$	R$
Total	R$	R$
We estimate that the total expenses of this offering payable by Caixa Brasil, not including the underwriting discounts and commissions, will be approximately U.S.$          . Unibanco will not pay any expenses in connection with this offering.
Caixa Brasil has also agreed to pay the international and Brazilian underwriters an additional fee to be divided equally among the international and Brazilian underwriters (i) of 0.35% of the proceeds if the

Plan of distribution

discount to the Units’ weighted average price on the last trading day at BOVESPA prior to pricing is equal to or lower than 3.0%, and (ii) of 0.20% of the proceeds if the discount to the Units’ weighted average price on the last trading day at BOVESPA prior to pricing is equal to or lower than 5.0% but higher than 3.0%. No additional fee will be paid if the discount to the Units’ weighted average price on the last trading day at BOVESPA prior to pricing is higher than 5.0%.
NO SALES OF SIMILAR SECURITIES
We, our chief executive officer, Unibanco Holdings and Caixa Brasil have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of UBS Securities LLC, subject to limited exceptions (permitted dispositions include, among others, sales pursuant to the terms of this offering, bona fide gifts and dispositions to any trust for the benefit of the locked-up party or his or her immediate family), offer, sell, contract to sell or otherwise dispose of or hedge our preferred shares or securities convertible into or exercisable or exchangeable for our preferred shares. These restrictions will be in effect for a period of 90 days after the date of this prospectus. At any time and without public notice, UBS Securities LLC and Unibanco Securities Inc. may in their sole discretion release all or some of the securities from these lock-up arrangements.
INDEMNIFICATION AND CONTRIBUTION
We and Caixa Brasil have agreed to indemnify the international underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the international underwriters and their controlling persons may be required to make in respect of those liabilities.
LISTING
The GDSs are listed on the NYSE under the symbol “UBB.” The Units are listed on the BOVESPA under the symbol “UBBR11.” The preferred shares of Unibanco and Unibanco Holdings are also listed on the BOVESPA.
PRICE STABILIZATION AND SHORT POSITIONS
In connection with this offering, the international underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our GDSs, including:

▶	stabilizing transactions;

▶	short sales;

▶	purchases to cover positions created by short sales; and

▶	syndicate covering transactions.
Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our GDSs while this offering is in progress. These transaction may also include making short sales of our GDSs, which involve the sale by the underwriters of a greater number of GDSs than they are required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the international underwriters’ over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.
The international underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing GDSs in the open market. In making this

Plan of distribution

determination, the international underwriters will consider, among other things, the price of GDSs available for purchase in the open market compared to the price at which they may purchase GDSs through the over-allotment option. The international underwriters must close out any naked short position by purchasing GDSs in the open market. A naked short position is more likely to be created if the international underwriters are concerned that there may be downward pressure on the price of the GDSs in the open market that could adversely affect investors who purchased in this offering.
As a result of these activities, the price of our GDSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the international underwriters at any time. The international underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.
Banco UBS S.A, through its brokerage house, may carry out stabilization activities in BOVESPA. Stabilization activities may be carried out for 30 days from the date of this Prospectus. A stabilization activities agreement, in a form approved by the CVM, has been executed simultaneously with the execution of the Brazilian underwriting agreement.
Stabilization activities in the BOVESPA will be carried out at the sole discretion of Banco UBS S.A. In addition we cannot forecast the effect of stabilization activities in relation to the price of our preferred shares.
AFFILIATIONS
Unibanco and Unibanco Securities Inc., an affiliate of Unibanco, are participating in this proposed offer and sale of the Units as global coordinators and joint bookrunning managers. The participation of Unibanco and Unibanco Securities Inc. could present a conflict of interest since they may have an interest in the successful completion of this offering in addition to receiving underwriting discounts and commissions. Because a bona fide market (as defined under NASD rules) in Unibanco’s GDSs exists, a qualified independent underwriter is not required to be appointed; however, the offering will be conducted in accordance with all other applicable provisions of NASD Conduct Rule 2720.
The international underwriters and their affiliates and the Brazilian underwriters and their affiliates have provided and may in the future provide certain commercial banking, financial advisory and investment banking services for us, for which they receive fees.
The international underwriters and their affiliates and the Brazilian underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.
ADDRESSES
The address of UBS Securities LLC is 299 Park Avenue, New York, New York 10171. The address of Unibanco is Avenida Eusébio Matoso 891, São Paulo, SP, Brazil 05423-901.

Legal matters
Certain matters of U.S. law will be passed upon for us by Debevoise & Plimpton LLP, New York, New York. The validity of the Units and other matters of Brazilian law will be passed upon for us by Marcia M. Freitas de Aguiar, General Counsel of Unibanco. Certain matters of U.S. law will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Certain matters of Brazilian law will be passed upon for the underwriters by Mattos Filho, Veiga Filho, Marrey Jr. & Quiroga Advogados, São Paulo, Brazil. Certain matters of U.S. law will be passed upon for Caixa Brasil by Davis Polk & Wardwell, New York, New York. Certain matters of Brazilian law will be passed upon for Caixa Brasil by Pinheiro Neto Advogados, São Paulo, Brazil.
Experts
The financial statements as of and for the year ended December 31, 2004, incorporated in this prospectus by reference to Unibanco’s and Unibanco Holdings’ annual report on Form 20-F for the year ended December 31, 2004 have been audited by PricewaterhouseCoopers Auditores Independentes, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance on the report of such firm given upon their authority as experts in accounting and auditing.
The financial statements as of December 31, 2003 and for each of the two years in the period ended December 31, 2003, incorporated in this prospectus by reference to Unibanco’s and Unibanco Holdings’ annual report on Form 20-F for the year ended December 31, 2004, have been audited by Deloitte Touche Tohmatsu Auditores Independentes, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance on the report of such firm given upon their authority as experts in accounting and auditing.
Where you can find more information
As required by the Securities Act, we have filed a registration statement on Form F-3 (Registration No. 333-126646) relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional relevant information about us. In addition, we and Unibanco Holdings file annual reports on Form 20-F with, and furnish periodic reports on Form 6-K to, the SEC. You may read and copy this information at the SEC’s public reference room at 450 Fifth Street, N.W. Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site at http://www.sec.gov that provides online access to reports, proxy statements and other information regarding registrants that file electronically with the SEC through the EDGAR system. Since November 4, 2002, we and Unibanco Holdings have been required to file annual reports on Form 20-F with, and submit reports on Form 6-K and other information to, the SEC through the EDGAR system. In addition, Global Depositary Shares representing Units of Unibanco and Unibanco Holdings are listed on the NYSE under the symbol “UBB.” Reports and other material concerning Unibanco and Unibanco Holdings can be inspected at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

Service of process and enforcement of judgments
Unibanco is a financial institution organized under the laws of Brazil. Substantially all of the directors and executive officers of Unibanco reside in Brazil, and all or substantially all of the assets of such persons may be, and, except for the assets held abroad through branches and subsidiaries, substantially all of the assets of Unibanco are, located in Brazil. As a result, it may not be possible for investors to effect service of process within the United States or other jurisdictions outside Brazil, upon such persons or to enforce against such persons or against Unibanco judgments obtained in the courts of the United States or other jurisdictions outside Brazil, including judgments predicated upon the civil liability provisions of the securities laws of the United States or the laws of such other jurisdictions.
Judgments of U.S. courts for civil liabilities predicated upon securities laws of the United States may be enforced in Brazil, subject to certain requirements described below. A judgment against Unibanco or any other person referred to above obtained outside of Brazil would be enforceable in Brazil against Unibanco or any such person without reconsideration of the merits, upon confirmation of that judgment by the Brazilian Superior Court of Justice (Superior Tribunal de Justiça). Such confirmation would be provided if the foreign judgment (i) fulfils all formalities required for its enforceability under the laws of the country where the foreign judgment is granted, (ii) is issued by a competent court after proper service of process is made in accordance with Brazilian law, (iii) is not subject to appeal, (iv) is authenticated by a Brazilian consular office in the country where the foreign judgment is issued and is accompanied by a sworn translation into Portuguese and (v) is not contrary to Brazilian national sovereignty, “good morals” or public policy. Notwithstanding the foregoing, no assurance can be given that such confirmation will be obtained, that the confirmation process described above can be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violations of the securities laws of the United States with respect to the Units.
Further, we note that: (a) original actions based on the federal securities laws of the United States may be brought in Brazilian courts and that, subject to Brazilian public policy and national sovereignty, Brazilian courts may enforce liabilities in such actions against Unibanco, its directors, certain of their executive officers and certain of the experts named in this private placement memorandum; and (b) the ability of a judgment creditor or the other persons named above to satisfy a judgment by attaching certain of Unibanco’s assets is limited by provisions of Brazilian law. Pursuant to the Brazilian Code of Civil Procedure, a plaintiff (whether Brazilian or non-Brazilian) who resides outside Brazil during the course of litigation in Brazil and does not own real property in Brazil must post a bond to cover the court costs and legal fees of the defendant. The bond must have a value sufficient to satisfy the payment of the court fees and the defendant’s attorney fees, as determined by the Brazilian judge. This requirement does not apply to the enforcement of foreign judgments which have been duly confirmed by the Brazilian Superior Court of Justice (Superior Tribunal de Justiça). Notwithstanding the foregoing, no assurance can be given that confirmation of any judgment will be obtained, or that the process described above can be conducted in a timely manner.

Annex A: Narrative disclosures about significant differences between Brazilian GAAP and U.S. GAAP as they relate to Unibanco
GENERAL INFORMATION
We have included elsewhere in this prospectus a narrative discussion of result of operations for the six-month period ended June 30, 2005 compared to the six-month period ended June 30, 2004. See “Management’s discussion and analysis of financial condition as of June 30, 2005 and results of operations for the six months ended June 30, 2005 (Brazilian GAAP).” That discussion is based upon our consolidated financial statements as of and for the six months ended June 30, 2005 and 2004, which have been prepared in accordance with Brazilian GAAP and are incorporated in this prospectus by reference to our Form 6-K, filed with the SEC on August 18, 2005. There are certain significant differences between Brazilian GAAP and U.S. GAAP, which are relevant to the financial information presented herein. We have included elsewhere in this prospectus a reverse reconciliation of stockholders’ equity of Unibanco and Unibanco Holdings at December 31, 2004 and of net income of Unibanco and Unibanco Holdings for the year then ended. We have also summarized some of the significant aspects of those differences; but this summary should not be construed to be exhaustive. Further, investors shall also consider the following relevant aspects with respect to this summary:

▶	future differences between Brazilian GAAP and U.S. GAAP resulting from changes in accounting standards or from transactions or events that may occur in the future have not been taken into account in this summary and we have not attempted to identify them;

▶	ongoing projects of the regulatory bodies that promulgate Brazilian GAAP and U.S. GAAP can affect future comparisons between Brazilian GAAP and U.S. GAAP such as this summary;

▶	this summary, especially with respect to the aspects related to non-financial institutions, does not purport to be complete and is subject and qualified in its entirety by reference to the respective pronouncements of the Brazilian and United States accounting professional bodies;

▶	the U.S. accounting principles referred to herein do not include any additional accounting adjustments or disclosures that the SEC may require; and

▶	in making an investment decision, potential holders of Units or GDSs must rely upon their own examination of the business, the terms of the global offering and the financial information. Potential holders of Units or GDSs should consult their own professional advisors for an understanding of the differences between Brazilian GAAP and U.S. GAAP and how those differences might impact the financial information contained herein.
Accounting principles and standards generally applicable in Brazil and applied by us in the presentation of our consolidated financial statements prepared following Brazilian GAAP are established by Brazilian Corporate Law and complemented by interpretation statements issued by the Brazilian Institute of Independent Auditors (Instituto dos Auditores Independentes do Brasil), or IBRACON, the Brazilian accounting professional body. Those accounting principles and standards, in the case of listed companies under the jurisdiction of the CVM, are complemented by certain additional instructions issued by the CVM. In addition, the CVM and other regulatory entities such as the Central Bank, the banking regulator, and SUSEP, the insurance sector regulator, provide additional industry specific guidelines.

Annex A: Narrative disclosures about significant differences between Brazilian GAAP and U.S. GAAP as they relate to Unibanco

The summary of the differences between Brazilian GAAP and U.S. GAAP which follows is subject to and is qualified in their entirety by reference to the respective pronouncements of the Brazilian and United States accounting professions.
PERMANENT ASSETS—RESTATEMENT OF FINANCIAL STATEMENTS FOR GENERAL PRICE-LEVEL CHANGES
Under Brazilian GAAP, because of the highly inflationary conditions that have historically prevailed in Brazil in the past, a form of inflation accounting, referred to as monetary correction, has been in use for many years to minimize the impact of the distortions in financial statements caused by inflation. Two methods of inflation accounting were developed: one required under Law No. 6,404/76, or the Corporate Law Method, and the other the integral restatement method, or the Constant Currency Method, required by the CVM. Financial statements prepared in accordance with the Corporate Law Method have been, and continue to be required for all Brazilian corporate entities and are used by the Brazilian tax authorities in determining taxable income. Since January 1, 1996, financial statements prepared in accordance with the Constant Currency Method are no longer required.
Under U.S. GAAP, in most cases the price level restatement of financial statements is not permitted. However, inflation accounting following the methodology prescribed by Accounting Principles Board Statement (APB) No. 3 “Financial Statements Restated for General Price-Level Changes” is required for companies which report in local currency and operate in highly-inflationary economies in which cumulative inflation has exceeded 100% over the last three years. As a result, for U.S. GAAP purposes, financial statements should be adjusted for the effects of inflation until the date on which the Brazilian economy was no longer deemed to be highly-inflationary, which is when general price index has been measured at less than 100% over the preceding three years. Brazil was no longer considered highly inflationary from July 1, 1997.
ACCOUNTING FOR GOODWILL, INTANGIBLE ASSETS AND PREMIUM ON STOCK ISSUED
Under Brazilian GAAP, accounting standards do not specifically address business combinations and purchase accounting. The purchase method is applied based on book values. Goodwill or negative goodwill (which include a part attributed to the intangible assets) on the acquisition of a company is computed as the difference between the cost of acquisition and its underlying book value. The excess of cost over the net book value of an acquired company is recorded as goodwill under one of the following reasons: step up basis of the assets due to differences in the carrying values and fair values of the assets, future profitability and other reasons. Such goodwill should be amortized as follows depending on its nature:

▶	Step up basis of the assets: Goodwill or negative goodwill should be amortized proportionally over the remaining estimated useful lives of the corresponding assets of the acquiree;

▶	Future profitability: Goodwill or negative goodwill should be amortized during the time expected results are achieved. In this case, the amortization period should not exceed ten years; and

▶	Other reasons: Goodwill should be extraordinarily expensed immediately. Negative goodwill should not be amortized to income until the related investment is sold or written off.
Under SFAS No. 141 “Business Combination,” the acquiring company records as its cost the assets acquired less liabilities assumed. The acquired company’s assets and liabilities are adjusted to give effect to their fair market values. Under SFAS No. 141, more detailed guidelines have been provided as to the recognition of intangible assets, which should be amortized over the period which the asset is

Annex A: Narrative disclosures about significant differences between Brazilian GAAP and U.S. GAAP as they relate to Unibanco expected to contribute directly or indirectly to the future cash flows. Also, under SFAS No 141 and the new SFAS No. 142 “Goodwill and Other Intangible Assets,” goodwill and other intangible assets with indefinite lives are no longer amortized. Under SFAS No. 142, the amount of goodwill is evaluated for impairment annually, and in the case of impairment its recorded value will be adjusted accordingly. Under SFAS No. 141 the remaining balance of negative goodwill will be immediately recognized as an extraordinary gain in the statement of operations. Under the purchase method, the financial statements of the acquiring company for periods prior to the acquisition are not restated. SFAS No. 141 requires the presentation of pro forma results of operations for the current and comparative periods of business combinations.
Under Brazilian GAAP, shares issued in exchange for shares of other companies in connection with business acquisition were accounted for at their net asset value per share.
Under US GAAP, in accordance with SFAS No. 141, the issued shares should be recorded at fair value based on the market price of the related shares.
CAPITALIZATION OF INTERNALLY DEVELOPED SOFTWARE
Under Brazilian GAAP, external computer development costs are capitalized at cost and amortized at annual rates of 20%.
Under U.S. GAAP, through Statement of Position, or SOP, No. 98-1 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” certain identified costs related to the development and installation of software for internal use should be capitalized as fixed assets, including design of the chosen technological path, software configuration, software interfaces, coding installation of hardware and testing. Costs incurred for conceptualization and formulation of alternatives, training and application maintenance should be expensed as incurred.
PRE-OPERATING EXPENSES
Under Brazilian GAAP, the deferral of pre-operating expenses is acceptable.
Under U.S. GAAP, pre-operating expenses are not deferred in accordance with SOP No. 98-5 “Reporting on the Costs of Start-up Activities.”
EQUITY METHOD OF ACCOUNTING
Under Brazilian GAAP, a company is required to record an original investment in the equity of another entity at cost which is thereafter periodically adjusted to recognize the investor’s share of changes in the investee’s shareholders’ equity after the date of original investment.
A Brazilian parent company is required to use the equity method of accounting to record investments in its subsidiaries (companies that are controlled by the parent company) and its affiliates (companies in which the parent company owns at least 10% of the issued share capital without controlling it) over whose management it exerts influence or in which it owns 20% or more of the capital, if the aggregate book value of all such investments is equal to or greater than 15 per cent of the shareholders’ equity of the parent company or, if the book value of an investment in any single subsidiary or affiliate is equal to or greater than 10%, of the shareholders’ equity of the parent company.

Annex A: Narrative disclosures about significant differences between Brazilian GAAP and U.S. GAAP as they relate to Unibanco

Under U.S. GAAP, the equity method of accounting is used for investments, based on U.S. GAAP underlying financial statements, in which the Company exerts significant influence over the operations of the investee which is presumed to be a 20% to 50% ownership interest and in joint ventures in which neither party has control.
INCOME RECOGNITION ON SALE OF TELECOMMUNICATIONS NETWORK
Under Brazilian GAAP, gains on the sale of our telecommunications infrastructure were recognized during 2000, as the risk of the sale not becoming effective was considered substantially reduced, although final approval by a regulatory authority was still required.
Under U.S. GAAP, SEC’s Accounting Bulletin No. 101 prohibits the recognition of gains until they are realized. As a consequence, in 2000, Unibanco did not recognize the gain on the sale of our telecommunications infrastructure to PT Prime SGPS S.A. because, concurrent with the sale, Unibanco entered into an agreement with PT Prime in which PT Prime has been providing management and administration services for the corporate telecommunications network and systems. PT Prime has been using the telecommunications infrastructure acquired to provide the services. The deferred income is being recognized on a straight-line basis over the term of the service agreement through June 2006.
SALE-LEASEBACK OF RENTAL ESTATE PROPERTIES
Under Brazilian GAAP, gains and losses on sales of property subject to rental contracts are directly recorded in current earnings, and disclosure requirements are generally not as comprehensive as under U.S. GAAP.
Under U.S. GAAP, these sales are recorded pursuant to SFAS No. 13 and SFAS No. 98 “Accounting for Leases” and SFAS No. 28 “Accounting for Sales with Leasebacks.” The transactions are classified as sale-leasebacks involving operating leases and therefore recorded as sales, removing all property from the balance sheet. Gains resulting from the sales are recognized depending on whether or not the company provided an extended minimum lease period guarantee to the buyer, which was not considered to be under normal market conditions, such that it was deemed that there was continuing involvement in the lease. For those contracts that were considered not to be under normal conditions due to the extended minimum lease period guarantee, the gains are deferred in proportion to the related gross rental charges to expense over the lease terms.
Gains and losses for the other contracts are directly recorded in current earnings.
CREDIT CARD FEES AND COSTS
Under Brazilian GAAP, non-reimbursable fees as credit card fees received from clients in connection with loan origination are credited in full to income when received. Likewise, all costs associated with the origination of a loan are expensed when incurred.
Under U.S. GAAP, loan origination fees as credit card fees are recognized over the life of each related period in which the fee entitles the cardhoulder to use the credit card.
STOCK-BASED COMPENSATION
Under Brazilian GAAP, no pronouncement specifically addresses accounting and disclosure requirements for stock-based compensation.

Annex A: Narrative disclosures about significant differences between Brazilian GAAP and U.S. GAAP as they relate to Unibanco

Under U.S. GAAP companies may account for non-cash stock-based compensation in accordance with the provisions of Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees,” and its related interpretations, which states that no compensation expense is recognized for fixed stock options or other fixed stock-based awards to employees that are granted with an exercise price equal to or above the estimated fair value per share of the company’s common stock on the grant date. In the event that stock options are granted with an exercise price below the estimated fair market value of the company’s common stock at the grant date, the difference between the fair market value of the company’s common stock and the exercise price of the stock option is recorded as deferred compensation. Deferred compensation is amortized to compensation expense over the vesting period of the related stock option.
SFAS No. 123, “Accounting for Stock Based Compensation” defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Entities electing to remain with the accounting in Opinion No. 25 must make pro forma disclosures of net income and, if presented, earnings per share, as if the fair value based method of accounting defined in SFAS No. 123 had been applied.
Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. Most fixed stock option plans— the most common type of stock compensation plan— have no intrinsic value at grant date, and under Opinion 25 no compensation cost is recognized for them.
Under SFAS No. 123 as amended by SFAS No. 148 “Accounting for Stock Based Compensation— Transition and Disclosure,” the stock options were recorded as an expense over the vesting period based on the fair value calculated using a Black-Scholes model. In December 2004, the FASB issued SFAS No. 123 (revised 2004) “Share-based payment” (SFAS No. 123R) which replaces SFAS No. 123. SFAS No. 123 requires all entities to apply the fair value based measurement method in accounting for share-based payment transactions.
SFAS No. 148, “Accounting for Stock-Based Compensation,” amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock based employee compensation. In addition, this statement amends the disclosure requirement of SFAS No. 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.
DERIVATIVE FINANCIAL INSTRUMENTS
Under Brazilian GAAP, the accounting principles prescribed by Brazilian GAAP specifically applicable to accounting and reporting of marketable debt and equity securities and derivative financial instruments have been amended by accounting practices established by the Central Bank for all financial institutions.

Annex A: Narrative disclosures about significant differences between Brazilian GAAP and U.S. GAAP as they relate to Unibanco

According to the accounting principles established by the Central Bank, derivative financial instruments are classified based on Unibanco’s intention to use them for hedging or non-hedging purposes:

▶	transactions involving derivative financial instruments to meet customer needs or for own purpose that did not meet hedging accounting criteria established by the Central Bank and primary derivatives used to manage the global exposure are accounted for at fair value with unrealized gains and losses recognized currently in earnings.

▶	derivative financial instruments designed for hedging or to modify characteristics of assets or liabilities and (i) highly correlated with respect to changes in fair value in relation to the fair value of the item being hedged, both at the inception date and over the life of the contract; and (ii) effective at reducing the risk associated with the exposure being hedged, are classified as hedges as follows:

▶	Fair value hedge. The financial assets and liabilities and the related derivative financial instruments are accounted for at fair value and offsetting gains or losses recognized currently in earnings; and

▶	Cash flow hedge. The effective hedge portion of financial assets and liabilities is accounted for at fair value and unrealized gains and losses are recorded as a separate component of stockholders’ equity, net of applicable taxes, in “Unrealized gains and losses— marketable securities and derivative financial instruments.” The non-effective hedge portion is recognized currently in earnings.
Under U.S. GAAP, the applicable accounting practice for financial instruments depends on management’s intention for their disposition and may require adjustments to their market or fair values.
SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives), and for hedging activities.
SFAS No. 133, as amended, requires that a company recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as:

▶	a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment;

▶	a hedge of the exposure to the variable cash flows of a forecasted transaction; or

▶	a hedge of the foreign currency exposure of a net investment in a foreign operation.
The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. Derivatives that are not designated as part of a hedging relationship must be adjusted to fair value through income. Certain robust conditions must be met in order to designate a derivative as a hedge. If the derivative is a hedge, depending on the nature of the hedge, the effective portion of the hedge’s change in fair value is either (1) offset against the change in fair value of the hedged asset, liability or firm commitment through income or (2) held in equity until the hedged item is recognized in income. If the hedge criteria are no longer met, the derivative instrument would then be accounted for as a trading instrument. If a derivative instrument designated as a hedge is terminated, the gain or loss is deferred and amortized over the

Annex A: Narrative disclosures about significant differences between Brazilian GAAP and U.S. GAAP as they relate to Unibanco shorter of the remaining contractual life of the terminated risk management instrument or the maturity of the designated asset or liability.
SFAS No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” issued during March 2003, amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This statement is effective for contracts entered or modified after June 20, 2003 and for hedging relationships designated after June 30, 2003. In addition, except for some specific transactions, all provisions of this statement should be applied prospectively.
PROVISION FOR LITIGATIONS
Under Brazilian GAAP, the accounting and disclosure requirements are generally not as comprehensive as under U.S. GAAP.
Under U.S. GAAP, according to SFAS No. 5 “Accounting for Contingencies” recognition of loss contingencies is required when the conditions known before the issuance of the financial statements show that: (i) it is probable that losses had been incurred at the date of the financial statements; and (ii) the amount of such losses can be reasonably estimated. In addition, U.S. GAAP requires constant monitoring of any litigation in progress to evaluate, among other things: (i) the nature and complexity of the litigation; (ii) the evolution of the proceedings; (iii) the views of legal advisors; and (iv) experience with similar proceedings.
ADDITIONAL LIABILITY FOR PENSION INVESTMENT CONTRACTS
Under Brazilian GAAP, investment contract products including Vida Gerador de Beneficio Livre, or VGBL, enabling the insured party to redeem the invested amount at any time, while still offering coverage in case of death, accident or disability and PGBL, which enables customers to save for retirement with a tax-deductible feature and may include insurance coverage for death, accident or disability are recorded in accordance with the rules and regulations issued by the SUSEP, which are generally more comprehensive as under U.S. GAAP in respect to the recognition of any additional liability.
Under U.S. GAAP, pension investment contracts where the investment risk is for the account of policyholders, are considered investment contracts in accordance with the requirements of SFAS No. 97, “Accounting and Reporting by Insurance Enterprises for Certain Long Duration Contracts and for Realized Gains and Losses from the Sale of Investments” and SOP 03-1 “Accounting and Reporting by Insurance Enterprises for Certain Non-traditional Long-Duration Contracts and for Separate Accounts.” During the accumulation phase of the pension investment contracts where the investment risk is for the account of policyholder, in which the policyholders have agreed to the insurance terms of the plan, the contracts are treated as an investment contract. During the annuity phase the contract is treated as an insurance contract with mortality risk. Account values are not actuarially determined. Rather, account values are increased by the deposits received and interest credited (based on contract provisions) and are reduced by withdrawals and administrative expenses charged to the policyholders. An additional liability for the contract feature is established if the present value of expected annuitization payment at the expected annuitization date exceeds the expected account balance at the annuitization date, in accordance with SOP 03-1.

Annex A: Narrative disclosures about significant differences between Brazilian GAAP and U.S. GAAP as they relate to Unibanco

INVESTMENTS IN DEBT AND EQUITY SECURITIES
Under Brazilian GAAP, for periods before June 30, 2002, marketable debt and equity securities are generally stated at the lower of cost or market value and realized gains and both realized and unrealized losses were reflected in income. For periods from June 30, 2002, the accounting principles prescribed by Brazilian GAAP that are specifically applicable to accounting and reporting marketable and equity securities and derivative financial instruments have been amended by accounting practices established by the Central Bank for all financial institutions.
According to the accounting practices established by the Central Bank, marketable securities must be classified into one of three categories, based on the intent of management, and accounted for as follows:

▶	Trading securities— marketable securities acquired for trading purposes. They are stated at cost plus accrued income and adjusted to their fair values and unrealized gains and losses are recognized currently in earnings.

▶	Securities available for sale— marketable securities intended to be negotiated as a result of changes in interest rates, changes in payment conditions or other factors. They are stated at cost plus accrued interest, and adjusted to their fair value, with the related income recognized currently and unrealized gains and losses recorded as a separate component of stockholders’ equity, net of applicable taxes, in “Unrealized gains and losses— marketable securities and derivative financial instruments.” The realized gains and losses are recognized in income on the applicable trade date in a contra account in the stockholders’ equity line item. The decline in fair value is subject to impairment.

▶	Securities held to maturity— marketable securities for which there is intention and financial ability to retain them until the maturity. They are carried at cost plus accrued interest. The decline in fair value is subject to impairment.
Under U.S. GAAP, in accordance with SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities,” the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities is as follows for companies in industries not having specialized accounting practices:

▶	Companies classify debt securities that the company has the positive intent and ability to hold to maturity as “held-to-maturity” securities and report them at amortized cost;

▶	Companies classify debt and equity securities they hold principally for the purpose of selling in the short term as “trading securities” and report them at fair market value, including unrealized gains and losses in income; and

▶	Companies classify debt and equity securities that they have not classified either as “held-to-maturity” or “trading securities” as securities available-for-sale and report them at fair value, excluding unrealized gains and losses from earnings and reporting them in a separate component of shareholders’ equity until realized.
Declines in the fair value of available for sale and held to maturity securities below their cost that are deemed to be other-than-temporary are reflected in earnings as realized losses.
In November 2003, the Financial Accounting Standards Board ratified the Emerging Issues Task Force, or EITF, pronouncement EITF 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” This EITF pronouncement requires certain additional disclosures

Annex A: Narrative disclosures about significant differences between Brazilian GAAP and U.S. GAAP as they relate to Unibanco in relation to other-than-temporary impairments investments accounted for under the cost method, or investments classified as either securities available for sale or held to maturity under SFAS 115 (including individual securities and mutual funds) and investments accounted for under SFAS 124. These additional disclosures are required for periods ended after December 15, 2003. In June 2004, the Emerging Issues Task Force finalized its revision of EITF Issue 03-1 requiring the application of additional procedures to determine when an investment is considered impaired, when that impairment is other-than-temporary and the measurement of impairment loss, including subsequent accounting effective for the year ended December 31, 2004. In September 2004, the FASB issued FSP-EITF 03-1-1 and delayed the recognition and measurement provisions of EITF 03-1 pending the issuance of further implementation guidance.
CONSOLIDATION
Pursuant to CVM Instruction No. 247 of March 27, 1996, for fiscal years ending after December 1, 1996, inclusive, the definition of subsidiary was extended to include overseas branches, companies under common control or controlled by shareholders’ agreements. All subsidiaries must be consolidated and joint-ventures, including investees in which the company exerts significant influence through its participation in a Shareholders’ agreement in which such group controls the investee, are to be accounted for under the proportional consolidation method.
Furthermore, equity investments in non-controlled companies may be consolidated on a proportional basis, provided that the Central Bank approves such consolidation.
Under U.S. GAAP, the basic rule is that when a company has a controlling interest (either through a majority voting interest or through the existence of other control factors) in an entity, such entity’s financial statements should be consolidated with those of the parent. Consolidation is not required where control is temporary or does not rest with the majority owner. The minority shareholders’ share of the subsidiaries’ earnings is deducted from (or losses added to) the consolidated results of operations. Losses applicable to the minority interest which exceed its interest in consolidated Shareholders’ equity should be applied to the majority interest. Proportional consolidation generally is not allowed under U.S. GAAP. See discussion below concerning consolidation of variable interest entities.
CONSOLIDATION OF VARIABLE INTEREST ENTITIES
Special purpose companies, or SPCs, are defined as legal entities structured for a particular purpose. Under U.S. GAAP, an SPC was required to be consolidated when it did not meet the criteria for a Qualifying Special Purpose Entity, as defined in SFAS 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” and in accordance with Emerging Issues Task Force Topic D-14 “Transactions Involving Special Purpose Entities.” General factors to be considered in making this determination included whether the majority owner (or owners) of the SPC was (were) independent, had made a substantive capital investment in the SPC, had control of the SPC, or possessed the substantive risks and rewards of ownership of the SPC.
In response to demands to strengthen existing accounting guidance regarding the consolidation of SPCs and other off-balance sheet entities, in January 2003 the Financial Accounting Standards Board, or FASB, issued Interpretation 46 “Consolidation of Variable Interest Entities, an interpretation of ARB 51” which provides a new framework for identifying variable interest entities, or VIEs, and determining when a company should include the assets, liabilities, non-controlling interests and results of activities of a VIE in consolidated financial statement. FIN 46 is effective immediately for VIEs

Annex A: Narrative disclosures about significant differences between Brazilian GAAP and U.S. GAAP as they relate to Unibanco created after January 31, 2003 and to VIES in which an enterprise obtains an interest after that date. For variable interests in VIES created before February 1, 2003, FIN 46 applies to public enterprises no later than the beginning of the first interim or annual period beginning after June 15, 2003.
On October 9, 2003 the FASB decided to defer the implementation date of FIN 46 to the fourth quarter instead of the third quarter. Pursuant to this deferral, public companies in the United States of America had to complete their evaluations of variable interest entities that existed prior to February 1, 2003, and consolidate those for which they were the primary beneficiary in the financial statements issued for the first period ending after December 15, 2003. For calendar year companies, consolidation of previously existing variable interest entities was required in their December 31, 2003 financial statements. This deferral did not affect the implementation date for many foreign private issuers, which continued to be the beginning of the first annual period ending after December 15, 2003.
In December 2003 FIN 46 was substantially revised and a new interpretation FIN 46 (revised) was issued. The key differences between FIN 46 (revised) and its predecessor FIN 46 include:

▶	FIN 46R now scopes out many— but not all— businesses, as that term is defined in the interpretation. A business— assuming it is scoped out of FIN 46R— should be consolidated with its accounting parent (if it has one) only when required by longstanding, conventional consolidation guidance, most notably Accounting Research Bulletin No. 51, Consolidated Financial Statements (ARB 51). Under FIN 46, any business potentially could have been a VIE (and, if so, subject to the Interpretation’s unique consolidation requirements) depending on the design of the business’ capital structure and other factors. Note that an entity whose primary activity is asset-backed financing or who acts as a single-lessee leasing entity cannot qualify for the scope exemption in FIN 46R, even if it would otherwise be a business. If such an entity is a VIE, it is covered by FIN 46R’s consolidation requirements.

▶	FASB partially delayed FIN 46’s effective date (for most public companies until no later than the end of the first reporting period ending after March 15. 2004. The delay notwithstanding, public companies must apply either FIN 46 or FIN 46R to special-purpose entities, or SPEs, no later than the end of the first reporting period ending after December 15, 2003. For many foreign private issuers the effective date continues to be the beginning of the first annual period ending after December 15, 2003. For SPEs created by foreign private issuers after February 1, 2003, however, the effective date is no later than the end of the first reporting period ending after December 15, 2003.

▶	FIN 46R improves the definition of a variable interest and provides more understandable illustrations than those originally provided in FIN 46.

▶	Under FIN 46, decision maker fees and certain guarantee fees were treated as unique types of variable interests in a VIE. The special treatment increased the odds that decision makers and providers of certain guarantees would end up as a VIE’s primary beneficiary. FIN 46R eliminates the bias, putting these fees on an equal footing with other variable interests.
Under Brazilian GAAP, the CVM recently issued a rule that determines that SPC’s must be consolidated when the essence of its relationship with the company indicates that activities of the SPC are directly or indirectly controlled by the company.

Annex A: Narrative disclosures about significant differences between Brazilian GAAP and U.S. GAAP as they relate to Unibanco

An SPC is considered to be controlled by a company when its activities are conducted in the name of the company or substantially for the company’s specific operational support when, directly or indirectly:

1. The company has the ability for decision making or has the rights to obtain the majority of rewards of the SPC’s operations.

2. The company is subject to substantive risks of ownership of SPC.
When applicable, the following information must be disclosed in the notes to the financial statements:

(a) The nature, purpose, size, and activities of the SPC;

(b) The nature of its involvement with the SPC and potential exposure to losses;

(c) The type of exposure to losses due to the relationship with the SPC; and

(d) Any guarantees given in favor of the SPC.
Additionally, when a company has relevant rights or is exposed relevant risks related to its relationship with the SPC, but does not fall within the scope of consolidation, the following information must be disclosed:

(a) The nature, purpose, size, and activities of the SPC;

(b) The nature of its involvement with the SPC;

(c) The type of exposure to losses due to the relationship with the SPC; and

(d) Indemnification of the primary beneficiary to the activities of the SPC.
LEASING AGREEMENTS AS CAPITAL LEASING
Under Brazilian GAAP, we treat all leases as operating leases and recognize the expense at the time that each lease installment falls due.
Under U.S. GAAP, lease capitalization is required if certain conditions are met. As capital leasing, both an asset and an obligation are recorded in the financial statements and the asset is depreciated in a manner consistent with our normal depreciation policy of owned assets.
Unibanco records its leasing operations on the basis of accounting principles prescribed by the Central Bank.
INCOME TAXES
Under Brazilian GAAP, the methods adopted for the recording of income taxes are similar to U.S. GAAP but their practical application may lead to different results in certain circumstances. Deferred tax assets and liabilities are calculated based on the rates applicable in the next years, which are usually based on Provisional Measures.
Under U.S. GAAP, the asset and liability method is used to calculate the income tax provision, as specified in SFAS No. 109 “Accounting for Income Taxes.” Under the asset and liability method, deferred tax assets or liabilities are recognized with a corresponding charge or credit to income for differences between the financial and tax basis of assets and liabilities at each year/period-end. In

Annex A: Narrative disclosures about significant differences between Brazilian GAAP and U.S. GAAP as they relate to Unibanco accordance with paragraph 9(f) of SFAS 109, deferred taxes are not recorded for differences relating to certain assets and liabilities that are remeasured into U.S. dollars at historical exchange rates and that result from changes in exchange rates or indexing to inflation in local currency for tax purposes. Net operating loss carryforwards arising form tax losses are recognized as assets and valuation allowances are established to the extent it is not more likely than not such assets will be recovered. Under SFAS 109, the Provisional Measures discussed in the preceding paragraph are not considered to be enacted law. Therefore, there may be differences in timing with respect to the recognition of the effects of changes in enacted tax rates.
ACCOUNTING FOR GUARANTEES BY A GUARANTOR
Under Brazilian GAAP, guarantees granted to third parties are recorded as off-balance sheet items. Fees are charged for issuing guarantees and recognized in income over the guaranty period. When the guaranteed party has not honored its commitments the guarantor should assume a liability and a credit is recognized against the guaranteed party representing the right to seek reimbursement with recognition of related allowance for losses when considered appropriate.
Under U.S. GAAP, through FASB Interpretation 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees” (FIN 45), issued in November 2002, a liability should be recognized at the inception of certain guarantees for the fair value of the obligation, including the ongoing obligation to stand ready to perform over the term of the guarantee for certain guarantees issued or modified after December 31, 2002. Specific disclosures of guarantees granted are also required under FIN 45.
COMPREHENSIVE INCOME
Brazilian GAAP does not embody the concept of comprehensive income.
Under U.S. GAAP, SFAS No. 130 “Reporting Comprehensive Income” requires the disclosure of comprehensive income. Comprehensive income is comprised of net income and “other comprehensive income” that include charges or credits taken directly to equity that are not the result of transactions with owners. Examples of other comprehensive income items are cumulative translation adjustments under SFAS No. 52, unrealized gains and losses under SFAS No. 115, as well as the effects of cash flow hedge accounting under SFAS No. 133 and minimum pension liabilities under SFAS No. 87.
INTEREST RECOGNITION— NONPERFORMING LOANS
Under U.S. GAAP, companies generally discontinue recognition of interest on commercial loans when management believes, based on current information and events, that it will be unable to collect all amounts due in accordance with the contractual terms of the loan agreement. Such loans are considered non-performing and become subject to review for impairment in accordance with SFAS No. 114 “Accounting by Creditors for Impairment of a Loan,” as amended by SFAS No. 118. The impairment of non-performing loans is determined based on:

▶	the present value of future cash flows discounted at the loan’s effective interest rate;

▶	the observable market value of the loan; or

▶	for collateral-dependent loans, the fair value of the underlying collateral.
Interest income on an impaired loan may be recognized alternatively using the cost-recovery method, the cash basis, or a combination of both.

Annex A: Narrative disclosures about significant differences between Brazilian GAAP and U.S. GAAP as they relate to Unibanco

Under Brazilian GAAP, previously accrued but uncollected interest on non-performing loans or loans in arrears are not reversed at the time the loan ceases to accrue interest. Currently, Central Bank regulations require that interest not be accrued on loans in arrears more than 60 days and that the loan principal be maintained in nominal currency.
ALLOWANCE FOR LOAN LOSSES
Under Brazilian GAAP, the allowance for loan losses is calculated based on Resolution (Resolução) No. 2,682 of the CMN, which requires classification of loans into nine categories ranging from AA (0% allowance) to H (100% allowance) in accordance with risk assessments prepared by the bank and minimum overdue periods.
Under U.S. GAAP, SFAS No. 114 “Accounting for Impairment of a Loan by a Creditor” requires banks to calculate the portion of the reserve related to the impaired loan based on one of the following three options: (i) present value of future estimated cash flow of the loan; (ii) fair value of the collateral or (iii) market value of the loan. Also, under SFAS No. 5 “Accounting for Contingencies”, an appropriate allowance will be established for each group of smaller-balance homogenous loans based on its particular characteristics.
CASH AND CASH EQUIVALENTS
Under Brazilian GAAP, the concept of cash equivalents is less defined than under U.S. GAAP.
Under U.S. GAAP, SFAS No. 95 “Statement of Cash Flows” defines cash equivalents as short-term highly liquid investments that are both:

▶	readily convertible to known amounts of cash; and

▶	so near their maturity that they present insignificant risk of changes in value because of changes in interest rates.
Generally, only investments with original maturities of three months or less qualify under that definition.
EARNINGS PER SHARE
Under Brazilian GAAP we normally compute earnings per share based on the number of shares outstanding at the end of the year, although a weighted-average basis is acceptable.
Under U.S. GAAP, SFAS No. 128 “Earnings per Share” requires publicly held companies to present earnings per share, including earnings per share from continuing operations and net income per share on the face of the income statement, and the per share effect of changes in accounting principles, discontinued operations and extraordinary items either on the face of the income statement or in a note.
SFAS No. 128 also requires a dual presentation of earnings per share, basic and diluted. Companies should base computations of basic and diluted earnings per share on the weighted average number of common shares outstanding during each period presented. Diluted earnings per share is calculated on the same basis except that effect is given to all outstanding dilutive potential common shares.

Annex A: Narrative disclosures about significant differences between Brazilian GAAP and U.S. GAAP as they relate to Unibanco

In accordance with SFAS No. 128 earnings per share data has to be adjusted for all periods presented in the financial statement to reflect new number of shares that will result from the reverse stock split.
On March 31, 2004, the EITF issue a EITF Issue 03-6, “Participating Securities and the Two-Class Method” under SFAS No. 128. Typically, a participating security is entitled to share in a company’s earnings, often via a formula tied to dividends on the company’s common stock. The issue clarifies what is meant by the term “participating security,” as used in SFAS No. 128. When an instrument is deemed to be a participating security, it has the potential to significantly reduce basic earnings per common share because the two-class method must be used to compute the instrument’s effect on earnings per share. The consensus also covers other instruments whose terms include a participation feature. The consensus also addresses the allocation of losses. If undistributed earnings must be allocated to participating securities under the two-class method, losses should also be allocated. However, EITF 03-6 limits this allocation only to situations when the security has (1) the right to participate in the earnings of the company, and (2) an objectively determinable contractual obligation to share in net losses of the company.
NOTIONAL INTEREST CHARGE ON OWN CAPITAL
Subject to certain limitations, Brazilian GAAP permits companies to distribute or capitalize an amount of interest on shareholders’ equity based on the government long-term interest rate, or the TJLP. Such amounts are deductible for tax purposes and are presented as a direct reduction of shareholders’ equity.
No similar concept exists under U.S. GAAP and such payments are recorded in the same manner as dividends.
STATEMENT OF CASH FLOWS
Brazilian GAAP requires a company to present a statement of changes in its financial position, which depicts the source and application of funds in terms of movement in working capital.
Aligned with its public announcement of supporting any initiatives focusing on the improvement and implementation of higher corporate governance practices as well as protection of minority shareholders, the CVM has stimulated the decision of the BOVESPA, to create a segment named “New Market” (Novo Mercado), launched in November 2000. As a result of our adherence to the New Market on June 26 2001, we started resenting the statement of cash flows as a note to our financial statements beginning from June 30, 2001.
U.S. GAAP requires presentation of a statement of cash flows describing the cash flows provided by or used in operating, investing and financing activities.
SFAS No. 95 “Statement of Cash Flows” establishes specific presentation requirements and requires additional disclosures, such as the amount of interest and income taxes paid and non-cash financing and investing transactions, such as acquisition of property, plant and equipment through capital leases, utilization of escrow deposits in settlement of liabilities and debt for equity conversions, among others.

Annex A: Narrative disclosures about significant differences between Brazilian GAAP and U.S. GAAP as they relate to Unibanco

SEGMENT INFORMATION
Under Brazilian GAAP, there is no requirement for financial reporting of operating segments.
Under U.S. GAAP, publicly held companies should report both financial and descriptive information about their reportable operating segments. Reportable operating segments are defined as those about which separate financial information is available and is regularly evaluated by the chief operating decision maker. Segment information is generally given about any operating segment that accounts for 10% or more of all segment revenue, results of operating activities, or total assets.
Generally, companies will report financial information on the basis used internally for evaluating segment performance. Financial information to be disclosed includes segment profit or loss, certain specific revenue and expense items and segment assets as well as reconciliation of total segment revenues, profit or loss and assets to the corresponding amounts in the financial statements.
FINANCIAL STATEMENT NOTE DISCLOSURES
Brazilian GAAP in general requires less information to be disclosed in financial statements footnotes than U.S. GAAP. Disclosures required under U.S. GAAP not typically found in Brazilian GAAP financial statements include, but are not limited to, the following:

▶	general business, political and economic risks;

▶	details of guarantees provided to third parties;

▶	advertising expenses and assets;

▶	research and development costs;

▶	analysis of sales by geographical area;

▶	financing facilities and terms;

▶	financial information by operating business and geographical areas; and

▶	footnote disclosure of summarized financial statements of affiliated companies which meet certain tests of significance.
Brazilian GAAP generally requires more disclosure than U.S. GAAP with respect to insurance coverage, parent company financial statements and details of investments in affiliated and subsidiary companies.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of directors and officers
Neither the laws of Brazil nor the Registrants’ by-laws or other constitutive documents provide for indemnification of directors or officers.
The Registrants maintain liability insurance covering all expenses, liability and loss (including reasonable attorney’s fees, judgments and amounts paid or to be paid in settlement) that any of its directors and officers are legally required to pay (and for which they are not indemnified by the Registrant) as a result of a written request for indemnification of financial losses or of any civil, criminal or formal administrative proceedings in connection with any mistake, misstatement, act, omission, neglect or violation of a right performed by such directors and officers acting as such, either individually or as a group, and also in connection with being a director or officer of the Registrant.
This liability insurance also covers all payments made by each Registrant to indemnify its directors and officers against all expenses, liability and loss (including reasonable attorney’s fees, judgments and amounts paid or to be paid in settlement) that such directors and officers are legally required to pay in the circumstances explained above.
The liability insurance does not cover losses in claims related to (i) illegal or fraudulent acts, (ii) earnings or transactions with securities and (iii) undue gains or advantages.

Item 9.	Exhibits and financial statement schedules

Exhibit
no.	Description of exhibit

1.1*	Form of Underwriting Agreement among (i) Unibanco–União de Bancos Brasilieros S.A. and Unibanco Holdings S.A., (ii) Caixa Brasil, as the selling shareholder, and (iii) UBS Securities LLC as representative of the several underwriters
4.1	Form of Amended and Restated Deposit Agreement among Unibanco-Uniao de Banco Brasileiros S.A., Unibanco Holdings S.A., The Bank of New York as Depositary and all Holders from time to time of Global Depositary Receipts issued thereunder, including the form of Global Depositary Receipt (incorporated by reference to exhibit A(3) to the Registration Statement on Form F-6, dated March 16, 2001, filed by The Bank of New York as Depositary, Unibanco-União de Bancos Brasileiros S.A. and Unibanco Holdings S.A.)
4.2	Articles of Association of Unibanco–União de Bancos Brasileiros S.A., as amended and consolidated on April 8, 2005 (incorporated by reference to exhibit 1.1 to Unibanco–União de Bancos Brasileiros S.A. and Uniobanco Holdings S.A.’s joint Annual Report for the year ended December 31, 2004, on Form 20-F, as amended by Amendment No. 1 thereto filed on August 25, 2005)
4.3	Articles of Association of Unibanco Holdings S.A., as amended and consolidated on April 8, 2005 (incorporated by reference to exhibit 1.2 to Unibanco–União de Bancos Brasileiros S.A. and Unibanco Holdings, S.A.’s joint Annual Report for the year ended December 31, 2004, on Form 20-F, as amended by Amendment No. 1 thereto filed on August 25, 2005)
5.1**	Opinion of Marcia M. Freitas de Aguiar, General Counsel of Unibanco-União de Bancos Brasilieros S.A.
8.1**	Tax opinion of Marcia M. Freitas de Aguiar (included in Exhibit 5.1)
8.2**	Tax opinion of Debevoise & Plimpton LLP
23.1**	Consent of Marcia M. Freitas de Aguiar (included in Exhibit 5.1)

Exhibit
no.	Description of exhibit

23.2**	Consent of Debevoise & Plimpton LLP (included in Exhibit 8.2)
23.3	Consent of PricewaterhouseCoopers Auditores Independentes
23.4	Consent of Deloitte Touche Tohmatsu Auditores Independentes
24.1**	Powers of Attorney

*	To be filed by amendment.

**	Previously filed.

Item 10.	Undertakings
(a) The undersigned Registrant hereby undertakes that:
1. for the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.
2. for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 8, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in São Paulo, Brazil, on August 30, 2005.

UNIBANCO-UNIÃO DE BANCOS BRASILEIROS S.A.

By:	/s/ Pedro Moreira Salles

Name: Pedro Moreira Salles

Title:	Chief Executive Officer

By:	/s/ Geraldo Travaglia Filho

Name: Geraldo Travaglia Filho

Title:	Vice President (principal financial and accounting officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature		Title	Date

/s/ Pedro Moreira Salles Pedro Moreira Salles		Chief Executive Officer and Vice Chairman (principal executive officer)	August 30, 2005

/s/ Geraldo Travaglia Filho Geraldo Travaglia Filho		Vice President (principal financial and accounting officer)	August 30, 2005

* Pedro Sampaio Malan		Chairman	August 30, 2005

* Armínio Fraga Neto		Director	August 30, 2005

* Gabriel Jorge Ferreira		Director	August 30, 2005

* Israel Vainboim		Director	August 30, 2005

* Joaquim Francisco de Castro Neto		Director	August 30, 2005

* Pedro Luiz Bodin de Moraes		Director	August 30, 2005

* João Dionisio Filgueira Barreto Amoedo		Director	August 30, 2005

*By:	/s/ Marcia M. Freitas de Aguiar Marcia M. Freitas de Aguiar As Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVES OF THE REGISTRANT
Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Unibanco–União de Bancos Brasileiros S.A., has signed this Registration Statement in New York, New York on August 30, 2005.

By:	/s/ William McDougall Bethlem

Name: William McDougall Bethlem
Title: Authorized Representative

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in São Paulo, Brazil, on August 30, 2005.

UNIBANCO HOLDINGS S.A.

By:	/s/ Israel Vainboim

Name: Israel Vainboim

Title:	Chief Executive Officer

By:	/s/ Geraldo Travaglia Filho

Name: Geraldo Travaglia Filho

Title:	Officer (principal financial and accounting officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature		Title	Date

/s/ Israel Vainboim Israel Vainboim		Chief Executive Officer and Director (principal executive officer)	August 30, 2005

/s/ Geraldo Travaglia Filho Geraldo Travaglia Filho		Officer (principal financial and accounting officer)	August 30, 2005

* Roberto Konder Bornhausen		Chairman	August 30, 2005

* Pedro Moreira Salles		Vice Chairman	August 30, 2005

* Carlos da Silva Costa		Director	August 30, 2005

* Gabriel Jorge Ferreira		Director	August 30, 2005

* Guilherme Affonso Ferreira		Director	August 30, 2005

* Tomas Tomislav Antonin Zinner		Director	August 30, 2005

*By:	/s/ Marcia M. Freitas de Aguiar Marcia M. Freitas de Aguiar As Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVES OF THE REGISTRANT
Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Unibanco Holdings S.A., has signed this Registration Statement in New York, New York on August 30, 2005.

By:	/s/ William McDougall Bethlem

Name: William McDougall Bethlem
Title: Authorized Representative

EXHIBIT INDEX

Exhibit
No.	Description of exhibit

1.1*	Form of Underwriting Agreement among (i) Unibanco–União de Bancos Brasilieros S.A. and Unibanco Holdings S.A., (ii) Caixa Brasil, as the selling shareholder, and (iii) UBS Securities LLC as representative of the several underwriters
4.1	Form of Amended and Restated Deposit Agreement among Unibanco-Uniao de Banco Brasileiros S.A., Unibanco Holdings S.A., The Bank of New York as Depositary and all Holders from time to time of Global Depositary Receipts issued thereunder, including the form of Global Depositary Receipt (incorporated by reference to exhibit A(3) to the Registration Statement on Form F-6, dated March 16, 2001, filed by The Bank of New York as Depositary, Unibanco–União de Bancos Brasileiros S.A. and Unibanco Holdings S.A.)
4.2	Articles of Association of Unibanco–União de Bancos Brasileiros S.A., as amended and consolidated on April 8, 2005 (incorporated by reference to exhibit 1.1 to Unibanco–União de Bancos Brasileiros S.A. and Uniobanco Holdings S.A.’s joint Annual Report for the year ended December 31, 2004, on Form 20-F, as amended by Amendment No. 1 thereto filed on August 25, 2005)
4.3	Articles of Association of Unibanco Holdings S.A., as amended and consolidated on April 8, 2005 (incorporated by reference to exhibit 1.2 to Unibanco–União de Bancos Brasileiros S.A. and Unibanco Holdings, S.A.’s joint Annual Report for the year ended December 31, 2004, on Form 20-F, as amended by Amendment No. 1 thereto filed on August 25, 2005)
5.1**	Opinion of Marcia M. Freitas de Aguiar, General Counsel of Unibanco–União de Bancos Brasilieros S.A.
8.1**	Tax opinion of Marcia M. Freitas de Aguiar (included in Exhibit 5.1)
8.2**	Tax opinion of Debevoise & Plimpton LLP
23.1**	Consent of Marcia M. Freitas de Aguiar (included in Exhibit 5.1)
23.2**	Consent of Debevoise & Plimpton LLP (included in Exhibit 8.2)
23.3	Consent of PricewaterhouseCoopers Auditores Independentes
23.4	Consent of Deloitte Touche Tohmatsu Auditores Independentes
24.1**	Powers of Attorney

*	To be filed by amendment.

**	Previously filed.